     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996



                                                      REGISTRATION NO. 333-05843

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO



                                    FORM S-1


                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933

                             ---------------------

                        GENZYME TRANSGENICS CORPORATION


             (Exact name of registrant as specified in its charter)



         MASSACHUSETTS                        2834                         04-3186494
  (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)        Identification Number)
          organization)



                               FIVE MOUNTAIN ROAD


                        FRAMINGHAM, MASSACHUSETTS 01701


                                 (508) 620-9700


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               JAMES A. GERAGHTY


                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


                        GENZYME TRANSGENICS CORPORATION


                               FIVE MOUNTAIN ROAD


                        FRAMINGHAM, MASSACHUSETTS 01701


                                 (508) 620-9700


           (Name, address, including zip code, and telephone number,


                   including area code, of agent for service)

                             ---------------------

                                   COPIES TO:



            LYNNETTE C. FALLON, ESQ.                           JI HOON HONG, ESQ.
               PALMER & DODGE LLP                             SHEARMAN & STERLING
               ONE BEACON STREET                              599 LEXINGTON AVENUE
          BOSTON, MASSACHUSETTS 02108                       NEW YORK, NEW YORK 10022
                 (617) 573-0100                                  (212) 848-4000


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /



     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        GENZYME TRANSGENICS CORPORATION



              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS


             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1


                    (PURSUANT TO ITEM 501 OF REGULATION S-K)



                       FORM S-1
                ITEM NUMBER AND HEADING                      LOCATION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Forepart of the Registration Statement and
                                                     Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front and Outside Back Cover Pages
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page; Underwriting
  6.  Dilution...................................  Outside Front Cover Page; Underwriting;
                                                     Dilution
  7.  Selling Security Holders...................  Not Applicable
  8.  Plan of Distribution.......................  Outside Front Cover; Underwriting
  9.  Description of Securities to be
        Registered...............................  Outside Front Cover Page; Description of
                                                   Capital Stock
 10.  Interests of Named Experts and Counsel.....  Legal Matters
 11.  Information with Respect to the
        Registrant...............................  Outside Front Cover Page; Prospectus
                                                   Summary; Risk Factors; Business; Use of
                                                     Proceeds; Price Range of Common Stock and
                                                     Dividend Policy; Selected Consolidated
                                                     Financial Data of GTC; Management's
                                                     Discussion and Analysis of Financial
                                                     Condition and Results of Operations of
                                                     GTC; Selected Consolidated Financial Data
                                                     of TSI; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations of TSI; Management;
                                                     Certain Transactions; Share Ownership;
                                                     Description of Capital Stock; Shares
                                                     Eligible for Future Sale; Financial
                                                     Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED JUNE 25, 1996


                                3,000,000 SHARES


                                      LOGO


                                  COMMON STOCK

                            ------------------------

     All of the shares of Common Stock offered hereby are being sold by Genzyme Transgenics Corporation. The Common Stock is traded on the Nasdaq National Market System under the symbol GZTC. On June 24, 1996, the closing sale price of the Common Stock as reported by Nasdaq was $7.75 per share. See "Price Range of Common Stock and Dividend Policy."


 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 5.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
   ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO

                           THE CONTRARY IS A CRIMINAL OFFENSE.
                                                                Underwriting
                                                Price to       Discounts and      Proceeds to
                                                 Public        Commissions(1)      Company(2)
Per Share.................................         $                 $                 $
Total.....................................         $                 $                 $
Total Assuming Full Exercise of
  Over-Allotment Option(3)................         $                 $                 $



(1) See "Underwriting."


(2) Before deducting expenses payable by the Company estimated to be $360,000.


(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 450,000 additional shares of Common Stock, on the same terms, solely to cover over-allotments. See "Underwriting."


                            ------------------------

     The Shares are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common
Stock will be made in New York City on or about      , 1996.

                            ------------------------

PAINEWEBBER INCORPORATED


                            HAMBRECHT & QUIST


                                             NEEDHAM & COMPANY, INC.

                            ------------------------

             THE DATE OF THIS PROSPECTUS IS                , 1996.

                             AVAILABLE INFORMATION



     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being deemed qualified in its entirety by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Suite 1300, 7 World Trade Center, New York, New York 10007 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                             ---------------------


     The Company was incorporated in Massachusetts in February 1993. The Company's principal executive offices are located at Five Mountain Road, Framingham, Massachusetts 01701, and its telephone number is (508) 620-9700.

                             ---------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET SYSTEM IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY



     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. The shares of Common Stock offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors."



                                  THE COMPANY



     Genzyme Transgenics Corporation and its subsidiaries (together, "GTC" or the "Company") have established a leadership position in the application of transgenic technology to the development and production of genetically engineered proteins for therapeutic, diagnostic and other biomedical uses, both in collaboration with pharmaceutical and biotechnology companies and independently. To date, GTC has produced more than 25 such proteins. For its lead compound, human recombinant Antithrombin III ("AT-III"), the Company has achieved clinical grade purity with high recovery levels and has completed preclinical safety and efficacy studies. GTC is also a leading contract research organization ("CRO"), providing services such as preclinical efficacy and safety testing, in vitro testing and formulation development for pharmaceutical, biotechnology, medical device and other companies. Revenues for the Company's testing and production services in 1995 were $26.4 million; revenues for the quarter ended March 31, 1996 were $8.8 million, an increase of 76% above the same period for 1995.



     GTC produces recombinant proteins transgenically by inserting into the genetic material of an animal a gene that directs the production of a desired protein in the milk of female offspring. The Company believes that transgenic production offers significant economic and technological advantages relative to traditional protein production systems, including reduced capital expenditures and lower direct production cost per unit for complex proteins. For proteins currently derived from pooled human plasma, transgenic production provides an alternative source, free from the risks of transmission of human viruses. In the case of certain complex proteins, transgenic production may represent the only technologically and economically feasible method of commercial production. To date, GTC has expressed 14 proteins at levels of one gram per liter or higher, more than 10 times the level typically achieved for comparable proteins in traditional cell culture systems.



     GTC's most advanced product candidate is transgenic AT-III, an anticoagulant normally present in human serum. Plasma-derived AT-III is an approved therapy for inherited AT-III deficiency and for certain acquired deficiencies. Worldwide sales of plasma-derived AT-III were approximately $200 million in 1994. The Company believes transgenic AT-III may represent a more attractive product in light of safety considerations, the limited volume of AT-III available from plasma and the impracticality of producing sufficient quantities of recombinant AT-III by traditional methods. GTC has expressed transgenic AT-III in goats, demonstrating stable expression across two generations, and has purified it to clinical grade with attractive yields. Preclinical safety and efficacy studies have been successfully completed and GTC is preparing an Investigational New Drug Application ("IND") for filing with the U.S. Food and Drug Administration (the "FDA") to initiate a Phase I clinical trial for this product.



     Other significant plasma proteins under development by GTC include Alpha1-protease inhibitor ("API") and human serum albumin ("HSA"). Additionally, GTC is working with corporate partners on a number of monoclonal antibodies, including transgenic BR-96, which has potential anti-cancer utility, under an agreement with Bristol-Myers Squibb Corporation ("Bristol-Myers"). The Company is also developing transgenic production processes for other proteins including prolactin, insulin and a protein for a malaria vaccine.



     The Company's CRO operations are focused on enabling its clients to meet regulatory testing and other product development needs quickly and effectively by offering a fully integrated line of services. GTC's laboratories focus on providing high value, scientifically differentiated services to clients, including preclinical efficacy testing, experimental surgery, photobiology and reproductive toxicology testing as well as formulation development. GTC uses its technological capabilities to introduce new services that improve the ability of its customers to develop their products successfully. The Company's comprehensive programs link its preclinical and manufacturing support services in order to reduce the time and expense of bringing new therapeutics or other products to market.



     As an outgrowth of production services performed for the National Cancer Institute (the "NCI"), the Company has developed technology for the production of idiotypic vaccines, in which a cancer patient's own tumor cells are used to enhance the immune system's ability to prevent the regrowth of tumors. Idiotypic vaccines produced by GTC have shown promising results, including the absence of disease for over six years in four of nine lymphoma patients treated. Results from this program have been reported in an October 1992 issue of The New England Journal of Medicine and the May 1995 issue of The Lancet. GTC expects to produce vaccines for approximately 20 patients in 1996.



                                  THE OFFERING



Common Stock Offered by the
Company.............................     3,000,000 shares



Common Stock to be Outstanding after
the Offering........................     16,338,046 shares(1)



Use of Proceeds.....................     To fund research and product
                                         development programs, for general
                                         corporate purposes and working capital
                                         and to repay outstanding indebtedness
                                         to Genzyme Corporation ("Genzyme") of
                                         approximately $1.0 million.




Nasdaq National Market Symbol.......     GZTC

[FN]
- ---------------

(1) Excludes 1,511,310 shares issuable on the exercise of options outstanding as of May 31, 1996, 190,600 shares issuable on the exercise of warrants outstanding as of May 31, 1996 and 245,162 shares expected to be issued in connection with the conversion of indebtedness on June 30, 1996 held by Genzyme. See "Business -- Relationship with Genzyme."



                      SUMMARY CONSOLIDATED FINANCIAL DATA


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                               THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                  MARCH 31,
                                    -------------------------------------   -------------------------
                                       1993         1994         1995          1995          1996
                                    ----------   ----------   -----------   -----------   -----------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Revenues........................  $    3,222   $    9,471   $    32,421   $     6,124   $    10,353
  Loss from continuing
     operations...................      (1,171)      (5,466)       (5,704)       (2,570)       (1,954)
  Discontinued operations.........          --          182         1,571           255            --
  Net loss........................      (1,171)      (5,284)       (4,133)       (2,315)       (1,954)
  Net loss per common share.......       (0.44)       (0.80)        (0.35)        (0.23)        (0.15)
                                    ----------   ----------   -----------   -----------   -----------
  Weighted average number of
     common shares outstanding....   2,632,070    6,598,545    11,788,542    10,189,985    13,171,132



                                                                             MARCH 31, 1996
                                                                        ------------------------
                                                                        ACTUAL    AS ADJUSTED(1)
                                                                        -------   --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...................  $ 2,945      $ 23,440
  Working capital.....................................................   (9,548)       11,947
  Total assets........................................................   57,919        78,414
  Long-term debt......................................................    4,699         4,699
  Total stockholders' equity..........................................   25,883        47,378


- ---------------

(1) As adjusted to reflect the sale of 3,000,000 shares of Common Stock offered hereby at an assumed price of $7.75 per share after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds."

                                  RISK FACTORS



     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.



     History of Operating Losses; Need for Additional Funds. GTC has had operating losses since its inception and expects such losses to continue for the next several years. For the period from its inception in 1993 to March 31, 1996, the Company incurred cumulative losses of approximately $12.1 million. GTC's losses have resulted principally from costs incurred in connection with research activities and from expenses in excess of revenues from the Company's CRO services. GTC's sources of revenues to date have consisted primarily of research and development contracts and CRO services. Such revenues to date have not been sufficient to generate profits. The Company expects to continue to incur significant operating losses until such time as product sales and CRO service revenues are sufficient to fund its operations. No assurance can be given that the Company will become profitable.



     The Company currently believes that existing cash resources, available financing and the proceeds from this offering will be sufficient to meet its operating cash flow needs and capital requirements at least through the end of 1997. The development of transgenic products by the Company will require the commitment of substantial resources to conduct costly and time-consuming research, preclinical testing and clinical trials necessary to bring such products to market. If GTC's businesses do not achieve profitable operations at or prior to the time such existing resources are exhausted, the Company will need to obtain additional financing, through public or private financings, including debt or equity financings, or through collaborative or other arrangements with corporate partners, as appropriate. Adequate funds for the Company's operations from such sources may not be available when needed or on terms acceptable to the Company. If additional financing cannot be obtained when needed or on acceptable terms, GTC could be forced to delay, scale back or eliminate certain of its research and development programs or to license to other parties rights to commercialize products or technologies that the Company would otherwise seek to develop internally as well as delaying or forgoing timely expansion, improvement or investment in the Company's contract research services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The foregoing forward-looking statements regarding the Company's expectations of the need for additional funds are subject to risks and uncertainties. The Company's cash requirements may vary materially from those now planned depending upon the results of existing businesses, the terms of future collaborations, results of research and development, competitive and technological advances, regulatory requirements and other factors.



     Early Stage of Transgenic Technology. Development of products based on transgenic technology is subject to a number of significant technological risks and the time period required for any such development is both lengthy and uncertain. Neither GTC nor, to GTC's knowledge, any other entity has conducted human clinical trials of any protein produced in the milk of transgenic animals and there can be no assurance that GTC will be able to do so successfully. There can be no assurance that any transgenically produced protein will be safe or effective. All of the proteins that GTC is developing will require significant additional research, development and testing and will require the expenditure of substantial additional capital prior to their commercialization. In addition, there can be no assurance that research and discoveries by others will not render GTC's technology obsolete or noncompetitive.



     No Assurance of Commercial Success of Transgenic Products. The successful commercialization of any transgenic protein product by the Company will depend on many factors, including the successful completion of clinical testing, the response of medical professionals to the data from clinical trials, the Company's ability to create or access a sales force able to market such transgenic products, the Company's ability to supply a sufficient amount of product to meet market demand, the degree to which third-party reimbursement for use of such product is available and the number and relative efficacy of competitive products that may subsequently enter the market, as well as, with respect to transgenic products designed to replace or supplement products currently being marketed, the relative cost-effectiveness of the transgenic products.

There can be no assurance that the Company or its collaborative partners will be successful in efforts to develop and implement a commercialization strategy for any such products.



     GTC does not currently have a sales force to market any transgenic products it may develop. The Company anticipates that for products it develops independently it will enter into marketing arrangements with larger pharmaceutical or biotechnology companies which have established sales forces able to market such products. There can be no assurance that any marketing or distribution arrangements will be available on acceptable terms or that, in the alternative, GTC will be able to establish its own sales force successfully. Unforeseen delays in this process may have an adverse effect on the commercialization of any of the Company's products.



     Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. The successful commercialization of any products developed by the Company may depend on obtaining coverage and reimbursement for the use of these products from third-party payors.



     In addition, the successful commercialization of the Company's products will require that medical professionals become convinced of the efficacy of the products in treating a particular condition and incorporate such products as standard practice in relevant therapeutic protocols. There can be no assurance that any transgenic product developed by GTC will be accepted by the medical profession.



     Government Regulation. Transgenic products will require approval by the FDA prior to marketing in the United States. In addition, the manufacturing and marketing of such products, and certain areas of research related to them, are subject to regulations by other U.S. governmental authorities including the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Comparable authorities are involved in other countries.



     In cases where the Company expects to obtain revenue from the sale of transgenic products, whether through direct sales, marketing relationships with others or royalty arrangements, the Company will incur the risk of such product failing to satisfy applicable regulatory requirements prior to marketing. The approval process involves two parts, governing first the approval of an individual pharmaceutical product as safe and effective and second the approval of the manufacturing process as complying with applicable FDA current good manufacturing practices regulations ("GMPs"). In 1995, the FDA and comparable European regulatory authorities issued guidelines regarding the production of therapeutic proteins in transgenic animals. While the FDA's guidelines, known as Points to Consider guidelines ("Points to Consider"), cover issues specific to transgenic production, the basic regulatory framework for FDA approval will also apply to transgenic therapeutic products submitted for approval. To GTC's knowledge, no protein produced in the milk of a transgenic animal has been submitted for regulatory approval in the United States or elsewhere.



     The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. With respect to therapeutic products, the standard FDA approval process includes preclinical laboratory and animal testing, submission of an IND to the FDA, appropriate human clinical trials to establish safety and effectiveness and submission of either a Biologics License Application or a New Drug Application ("NDA") prior to market introduction. With respect to obtaining approval for the production facilities to be used in producing a therapeutic product, the Company expects to be subject to both the requirements for establishment license applications and the Points to Consider issued with respect to transgenic recombinant products.



     The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and may furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals could adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its transgenic manufacturing processes would be subject to continual review and periodic inspection. There can be no assurance that the FDA will permit the marketing of any transgenic product for any particular indication, if at all.



     The Company's operations are also subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and waste, including but not limited to animal waste and waste water. See "Business -- Government Regulation."



     Dependence of Testing Services on Current Government Regulatory Requirements. The market for GTC's preclinical testing services is dependent upon the maintenance of strict standards for the conduct of laboratory and clinical tests and related procedures which are promulgated by governmental entities responsible for public health and welfare, including the FDA, and by regulatory authorities in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and routinely involves lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. The Company offers the customers of its preclinical testing and development services the necessary expertise to comply with these complex regulations. If the regulatory structure were to change in a way which reduced the need for such services, the Company could be materially adversely affected.



     Dependence on Genzyme. GTC has entered into a number of contractual agreements with Genzyme, including a research and development agreement pursuant to which Genzyme provides purification services to GTC for transgenically produced proteins (the "Genzyme R&D Agreement"), a lease of GTC's facility in Framingham, Massachusetts, and an agreement to fund the development of AT-III through the first quarter of 1997. See "Business -- Relationship with Genzyme."



     Under the Genzyme R&D Agreement, Genzyme is obligated to use commercially reasonable efforts to perform purification services for GTC. GTC does not currently have personnel capable of undertaking such purification services. Until such time, if ever, as GTC develops its own capabilities in this regard, there can be no assurance that Genzyme will be able to provide such services when and as required by GTC or that GTC would be able to obtain comparable services elsewhere.



     There can be no assurance that Genzyme and GTC will reach agreement to extend Genzyme's funding of the AT-III development program beyond the first quarter of 1997 under terms attractive to GTC, if at all. There also can be no assurance that, in the absence of such agreement, the Company will be able to fund such program on its own beyond the end of 1997 or that the Company will be able to obtain such funding from a third party on acceptable terms, if at all.



     Potential Conflicts of Interest with Genzyme. After giving effect to this offering, Genzyme will remain the largest single stockholder of GTC with approximately 40% of the outstanding Common Stock, assuming exercise of a currently exercisable warrant for 145,000 shares of Common Stock and issuance of additional shares of Common Stock on conversion of outstanding indebtedness of the Company held by Genzyme under the terms of a Convertible Debt and Development Funding Agreement (the "Convertible Debt Agreement") at June 30, 1996. See "Business -- Relationship with Genzyme" and "Share Ownership."



     Genzyme's ownership interest gives it significant influence over any election of directors and any other action requiring approval by the holders of a majority of the Common Stock. Three members of GTC's Board of Directors, including Henri Termeer, the Chairman of the Board of the Company, also serve as directors and/or executive officers of Genzyme. The interests of Genzyme on the one hand and GTC on the other hand may, from time to time, differ.



     Dependence on Collaborators. The success of GTC's transgenic protein production business will depend, in large part, on GTC's ability to enter into arrangements with biotechnology and pharmaceutical companies for the transgenic production of proteins to which such companies have proprietary rights or to fund the development of transgenic proteins which are in the public domain or the subject of expiring patents. To date, the scope of these agreements has generally been limited to demonstrating the feasibility of transgenic production of targeted proteins in particular animal species. There can be no assurance that these feasibility studies will be successful or lead to agreements for the commercial production of any proteins. Depending upon the terms of any future collaborations, the Company's role in such collaborations may be limited to the production aspects of the proteins under development. As a result, GTC may also be dependent on collaborators for other aspects of the development, preclinical and clinical testing, regulatory approval and commercialization of any transgenic product.



     Uncertainty Regarding Patents and Proprietary Technology. GTC has relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position and to protect its proprietary technology. In part, these legal rights are protected by contracts with employees, consultants and business partners. There can be no assurance that trade secrets possessed by GTC will be maintained, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. There is no assurance that patent applications filed by GTC will result in patents being issued or that any patents issued to or licensed by GTC will be held valid. The Company may also be subject to claims that result in the revocation of patent rights previously licensed to GTC as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its products. There can be no assurance that GTC will be able to obtain such licenses on acceptable terms, if at all. In addition, there may be pending or issued patents held by parties not affiliated with GTC that relate to the technology utilized by GTC. As a result, GTC may need to acquire licenses to, or contest the validity of, such patents or any other similar patents which may be issued. GTC could incur substantial costs in defending itself against challenges to patent or infringement claims made by third parties or in enforcing any patent rights of its own. The loss or exposure of trade secrets possessed by GTC could also adversely affect its business.



     On December 21, 1995, Pharming B.V. filed a request for arbitration under a cross-license agreement with GTC granting various patent rights relating to the transgenic production of proteins seeking, among other things, a declaratory judgment which would effectively rescind the agreement. While the outcome of the arbitration proceeding cannot be determined, GTC believes that there is insufficient ground for rescission of the license agreement and that GTC will be able to successfully defend this proceeding. There can be no assurance, however, that GTC will prevail in the defense of the arbitration proceeding. Failure by the Company to prevail for any reason could have a material adverse effect on the Company, including potential delays in the commercialization of the Company's transgenic products and increased costs. See "Business -- Legal Proceedings."



     Competition. The industries in which GTC operates are highly competitive and may become even more competitive. It will be necessary for GTC to continue to devote substantial efforts and expense to research, development, sales and marketing in order to maintain a competitive position. There can be no assurance that developments by others will not render its current and proposed services, products or technologies obsolete. In addition, GTC may encounter significant competition for protein development and production contracts from other companies. Transgenic products may face significant competition from biological products manufactured in cell culture or derived from human serum or tissue or animal serum or tissue. GTC's business will compete both against other companies whose business is dedicated to offering transgenic production or preclinical testing and development as a service and with prospective customers or collaborators who decide to pursue such transgenic production or preclinical testing and development internally.



     Risk of Service or Product Liability. GTC's business exposes it to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of human therapeutic products. While GTC has obtained product and professional liability insurance under an insurance policy arrangement with Genzyme and Genzyme's affiliates, there can be no assurance that such insurance will be sufficient to cover any claim. See "Business -- Relationship with Genzyme." Uninsured product or service liability could have a material adverse effect on the financial results of GTC. In addition, there can be no assurance that any insurance will provide GTC with adequate protection against potential liabilities. Potential liability also may arise from the handling by GTC of clinical samples containing human blood and tissues, which may contain human pathogens; liability may also arise from handling animal blood and tissue which may contain zoonotic pathogens. Although such products are used only in the laboratory, inadvertent human contact may occur.

     Retention of Key Personnel. Although GTC believes that the size and qualifications of its current staff are adequate for its current business, the Company must continue to attract and retain qualified scientific, technical, marketing and management personnel as its business expands. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that GTC will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel could have a material adverse effect on GTC's business.



     Public Concerns. Certain of GTC's activities involve animal testing and genetic engineering in animals. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop animal testing and genetic engineering activities by pressing for legislation and regulation in these areas. To the extent the activities of such groups are successful, GTC's business may be adversely affected.



     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock. As of May 31, 1996, there were 13,338,406 shares of Common Stock outstanding. As of May 31, 1996, options to purchase an aggregate of 1,511,310 shares of Common Stock at varying exercise prices were outstanding; of such total, options for 655,249 shares were immediately exercisable and such shares could be immediately resold into the public market. An additional 190,600 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants. Of the 6,335,044 shares held by Genzyme, 4,000,000 could be sold into the public markets upon compliance with Rule 144. See "Shares Eligible for Future Sale." In addition, all other shares held by Genzyme and those issuable to Genzyme upon exercise of an outstanding warrant are entitled to registration rights which could expedite the resale of such shares into the public market. Genzyme, the directors, officers and certain employees of GTC have agreed not to dispose of their shares for a period of 90 days (180 days in the case of Genzyme) after the effective date of this offering. See "Description of Capital Stock" and "Shares Eligible for Future Sale."



     Possible Volatility of Stock Price; Absence of Dividends. There has been a history of significant volatility in the market prices of publicly-traded common stock of companies engaged in applications of biotechnology, including the Company, and the market price of the Common Stock has been and may continue to be highly volatile. Announcements of technological innovations or new products by GTC or others, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by GTC or its competitors, regulatory developments, period-to-period fluctuations in GTC's financial results and general economic and market conditions, among other things, may have a significant impact on the market price of the Common Stock. GTC has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.



     Change in Control. Certain provisions of Massachusetts law and of GTC's charter documents could have the effect of discouraging others from attempting hostile takeovers of GTC. Such provisions may also have the effect of preventing changes in the management of GTC. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may deem to be in their best interests. See "Description of Capital Stock -- Anti-Takeover Measures."



     Dilution. Purchasers of Common Stock offered hereby will experience an immediate and substantial dilution in net book value of $6.176 per share. At May 31, 1996, there were options outstanding to purchase an aggregate of up to 1,511,310 shares of Common Stock at exercise prices between $2.75 and $55.00 per share. GTC also has outstanding warrants to purchase 190,600 shares of Common Stock at exercise prices between $0.05 and $6.50 per share. The exercise of these options and warrants will result in further dilution to investors in this offering. See "Dilution," "Shares Eligible for Future Sale" and "Description of Capital Stock."

                                USE OF PROCEEDS



     The net proceeds from the sale of the Common Stock offered hereby are estimated to be $21.5 million ($24.8 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $7.75 per share and after deducting underwriting discounts and estimated commissions and offering expenses.



     The net proceeds of this offering, together with the Company's existing cash, cash equivalents, short-term investments and cash generated from operations are expected to be used for the following purposes: (i) to fund research and product development programs, including the anticipated clinical trials of AT-III (to the extent not funded by Genzyme or others) and the development of idiotypic vaccines for the NCI, (ii) for general corporate purposes and working capital and (iii) to repay outstanding indebtedness to Genzyme in an amount of approximately $1.0 million pursuant to a line of credit, under which the outstanding balance accrues interest at a rate of 7.0% per annum, that will terminate upon completion of this offering. Such general corporate purposes may include acquisitions of other businesses, technologies, product rights or distribution rights.



     The timing and amount of funds required for all specific uses of the proceeds from this offering cannot be precisely determined by the Company at this time. The rate of the Company's progress in developing transgenic products, the timing and nature of regulatory action, economic and regulatory factors affecting the contract research industry as a whole and the availability of alternative methods of financing, including collaborative agreements with other companies relating to the development, manufacture and marketing of transgenic products, will also affect the Company's allocation of the net proceeds from this offering and the timing thereof.



     The Company currently believes that its existing capital resources (exclusive of the terminating Genzyme line of credit), together with the proceeds of this offering and interest thereon, plus anticipated revenues from CRO operations and research funding currently obligated from corporate partners, will enable the Company to maintain its current and planned operations at least through the end of 1997. The foregoing forward-looking statements regarding the Company's expectations of the need for additional funds are subject to risks and uncertainties. The Company's cash requirements may vary materially from those now planned depending upon the results of existing businesses, the terms of future collaborations, results of research and development, competitive and technological advances, regulatory requirements and other factors. See
"Business -- Relationship with Genzyme."



     Pending use, the net proceeds will be invested in interest-bearing, investment grade securities. The Company intends to invest and use such proceeds so as not to be considered an "investment company" under the Investment Company Act of 1940, as amended.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY



     The Common Stock is traded on the Nasdaq National Market System ("Nasdaq") under the symbol GZTC. The following table sets forth, for the periods indicated, the range of high and low sales prices for the Common Stock as reported by Nasdaq:



                                                                           HIGH       LOW
                                                                           ----       ---
    1994:
      First Quarter......................................................  $ 8 1/2    $6 1/2
      Second Quarter.....................................................    7         4 1/4
      Third Quarter......................................................    4 3/4     3
      Fourth Quarter.....................................................    3 7/8     2
    1995:
      First Quarter......................................................  $ 3 1/8    $1 1/2
      Second Quarter.....................................................    3 5/8     1 7/8
      Third Quarter......................................................    6 1/8     2 /16
      Fourth Quarter.....................................................    5 7/8     4
    1996:
      First Quarter......................................................  $ 7 1/8    $4 3/8
      Second Quarter (through June 24)...................................   10 5/8     5



     On June 24, 1996, the last reported sale price of the Common Stock on Nasdaq was $7.75 per share. As of June 24, 1996, there were approximately 700 holders of record of the Common Stock.



     The Company has never paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, for the development of its business.

                                 CAPITALIZATION



     The following table sets forth, as of March 31, 1996, the actual capitalization of the Company and the capitalization as adjusted to reflect the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed public offering price of $7.75 per share after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.



                                                                              MARCH 31, 1996
                                                                          ----------------------
                                                                           ACTUAL    AS ADJUSTED
                                                                          --------   -----------
                                                                              (IN THOUSANDS)
Long-term debt and capital lease obligations, less current portion......  $  4,699    $   4,699
Stockholders' equity(1):
  Undesignated Preferred Stock, $0.01 par value, 5,000,000 shares
     authorized, none issued or outstanding.............................        --           --
  Common Stock, $0.01 par value, 24,000,000 shares authorized;
     13,290,140 shares issued and outstanding (actual); 24,000,000 shares authorized, 16,290,140 issued and outstanding (as
     adjusted)..........................................................       133          163
  Additional paid-in capital............................................    37,899       59,364
  Accumulated deficit...................................................   (12,139)     (12,139)
  Accumulated translation adjustments...................................       (10)         (10)
                                                                          --------    ---------
          Total stockholders' equity....................................    25,883       47,378
                                                                          --------    ---------
          Total capitalization..........................................  $ 30,582    $  52,077
                                                                          ========    =========


- ---------------


(1) Excludes 1,511,310 shares issuable on the exercise of options outstanding as of May 31, 1996, 190,600 shares issuable on the exercise of warrants outstanding as of May 31, 1996 and 245,162 shares expected to be issued on June 30, 1996 on conversion of indebtedness held by Genzyme. See
     "Business -- Relationship with Genzyme."

                                    DILUTION



     The net tangible book value of the Company as of March 31, 1996 was $4,150,000, or $0.312 per share. Net tangible book value per share represents the total tangible assets of the Company, less total liabilities, divided by the total number of shares of Common Stock outstanding. Assuming the receipt by the Company of the net proceeds from the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed public offering price of $7.75 per share, the pro forma net tangible book value of the Company as of June 24, 1996 would have been $25,645,000, or $1.574 per share. This represents an immediate increase in the pro forma net tangible book value of $1.262 per share to existing stockholders of the Company and an immediate dilution of $6.176 per share to new investors purchasing Common Stock in this offering.



     The following table illustrates the per share dilution to be incurred by new investors as of June 24, 1996:



    Assumed public offering price......................................             $7.750
      Net tangible book value at March 31, 1996........................  $0.312
      Increase attributable to new investors...........................   1.262
                                                                         ------
    Pro forma net tangible book value after the offering...............              1.574
                                                                                    ------
    Dilution to new investors..........................................             $6.176
                                                                                    ======



     The following table sets forth, on a pro forma basis, as of March 31, 1996, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock acquired from the Company, the total consideration paid and the average price per share (assuming a public offering price of $7.75 per share):



                                              SHARES                    TOTAL
                                            PURCHASED               CONSIDERATION          AVERAGE
                                       --------------------     ---------------------       PRICE
                                         NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                       ----------   -------     -----------   -------     ---------
    Existing Stockholders............  13,290,140     81.6%     $38,032,000     62.1%      $ 2.862
    New Investors....................   3,000,000     18.4       23,250,000     37.9          7.75
                                       ----------    -----      -----------    -----
              Total..................  16,290,140    100.0%     $61,282,000    100.0%
                                       ==========    =====      ===========    =====



     The above information excludes, as of May 31, 1996, (i) an aggregate of 1,511,310 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $5.66 per share, (ii) 190,600 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $2.27 per share and (iii) 245,162 shares expected to be issued on June 30, 1996 upon conversion of indebtedness held by Genzyme. To the extent that such options and warrants are exercised, there will be further dilution to new investors. See
"Business -- Relationship with Genzyme."

                  SELECTED CONSOLIDATED FINANCIAL DATA OF GTC



     The following selected consolidated financial data for the last five fiscal years ended December 31, 1995 are derived from the consolidated financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent auditors. The financial data for the three-month periods ended March
31, 1995 and March 31, 1996 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments (consisting only of normally recurring adjustments) which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 29, 1996. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.



                                                                                                      THREE MONTHS ENDED MARCH
                                                             YEAR ENDED DECEMBER 31,                            31,
                                              -----------------------------------------------------   ------------------------
                                               1991     1992       1993        1994         1995         1995          1996
                                              ------   -------   ---------   ---------   ----------   -----------   ----------
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Services..................................  $   --   $    --   $      --   $   4,465   $   26,399   $     5,008   $    8,795
  Research and development..................   2,246     2,247       3,222       4,097        6,022         1,116        1,558
  Product...................................      --        --          --         909           --            --           --
                                              ------   -------   ---------   ---------   ----------   -----------   ----------
        Total revenues......................   2,246     2,247       3,222       9,471       32,421         6,124       10,353
COSTS AND EXPENSES:
  Services..................................      --        --          --       5,157       24,250         4,955        7,621
  Research and development..................   2,106     2,272       3,143       4,671        6,394         1,579        1,987
  Products..................................      --        --          --         841           --            --           --
  Selling, general and administrative.......     521       635       1,088       3,596        8,919         2,071        2,583
  Equity in loss of Joint Venture...........     363       326          --         582          713           163           40
  Impairment of investment in Joint
    Venture.................................      --       163         318          58           --            --           --
                                              ------   -------   ---------   ---------   ----------   -----------   ----------
        Total operating expenses............   2,990     3,396       4,549      14,905       40,276         8,768       12,231
                                              ------   -------   ---------   ---------   ----------   -----------   ----------
Loss from continuing operations.............    (744)   (1,149)     (1,327)     (5,434)      (7,855)       (2,644)      (1,878)
Other income and (expenses):
  Interest income...........................      --        --         156         238           32            10            8
  Interest expense..........................      --        --          --        (263)      (1,007)         (258)        (310)
  Other income..............................      --        --          --          --          780           356          318
                                              ------   -------   ---------   ---------   ----------   -----------   ----------
Loss from continuing operations before
  income taxes..............................    (744)   (1,149)     (1,171)     (5,459)      (8,050)       (2,536)      (1,862)
  Provision (benefit) for income taxes......      --        --          --           7       (2,346)           34           92
                                              ------   -------   ---------   ---------   ----------   -----------   ----------
Loss from continuing operations.............    (744)   (1,149)     (1,171)     (5,466)      (5,704)       (2,570)      (1,954)
Discontinued operations:
  Income from discontinued clinical
    operations (less applicable taxes of
    $21, $239 and $158).....................      --        --          --         182          412           255           --
  Gain on disposal of clinical operations
    (less applicable taxes of $3,401).......      --        --          --          --        1,159            --           --
                                              ------   -------   ---------   ---------   ----------   -----------   ----------
Net loss....................................  $ (744)  $(1,149)  $  (1,171)  $  (5,284)  $   (4,133)  $    (2,315)  $   (1,954)
                                              ======   =======   =========   =========   ==========   ===========   ==========
Results per weighted average number of
  common shares outstanding(a):
  From continuing operations................                     $   (0.44)  $   (0.83)  $    (0.48)  $     (0.25)  $    (0.15)
                                                                 =========   =========   ==========   ===========   ==========
  Net loss..................................                     $   (0.44)  $   (0.80)  $    (0.35)  $     (0.23)  $    (0.15)
                                                                 =========   =========   ==========   ===========   ==========
Weighted average number of common shares
  outstanding(a)............................                     2,632,070   6,598,545   11,788,542    10,189,985   13,171,132



                                                                                 DECEMBER 31,
                                                                ----------------------------------------------   MARCH 31,
                                                                 1991     1992      1993      1994      1995       1996
                                                                ------   -------   -------   -------   -------   ---------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents and short-term investments........  $  994   $   761   $10,361   $ 3,047   $ 5,825    $ 2,945
  Working capital.............................................     (99)     (137)    9,882    (7,858)   (7,011)    (9,548)
  Total assets................................................   1,559     1,213    10,527    47,993    58,042     57,919
  Long-term liabilities.......................................      --        --        --     9,082     7,179      6,093
  Stockholders' equity(b).....................................     435       302    10,014    19,424    27,288     25,883


- ---------------


(a) Net loss per common share and weighted average number of common shares outstanding have not been presented for fiscal years 1991 and 1992 because the Company operated as a division of Genzyme during that period.


(b) There were no cash dividends paid for any period presented.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                   CONDITION AND RESULTS OF OPERATIONS OF GTC



OVERVIEW



     The Company was incorporated as a wholly-owned subsidiary of Genzyme in February 1993. In May 1993, Genzyme entered into a stock purchase agreement under which Genzyme purchased four million shares of GTC's Series A Convertible Preferred Stock in exchange for the transfer of substantially all of the assets and liabilities of Genzyme's transgenics business unit to the Company. As part of this transaction, the Company and Genzyme entered into a Technology Transfer Agreement (the "Technology Transfer Agreement"), the Genzyme R&D Agreement and certain sublease and service agreements. Upon completion of the Company's initial public offering in July 1993, Genzyme owned approximately 73% of the Company. Through subsequent equity transactions, Genzyme's ownership declined to approximately 49%.



     In October 1994, the Company acquired all of the outstanding common stock of TSI Corporation ("TSI") in exchange for 4,367,601 shares of Common Stock with an approximate market value of $14 million at the transaction date. This acquisition was undertaken in order to expand the Company's business operations and to provide a more comprehensive offering of support services to its customers. The Company further expanded its non-clinical capabilities in July 1995 with the acquisition of BioDevelopment Laboratories, Inc. ("BDL") for approximately 831,000 shares of Common Stock with an approximate market value at the time of $2.6 million. Also in 1995, the Company refocused the testing operations toward the non-clinical area with the closure of Health and Sciences Research Incorporated ("HSRI"), a small clinical trials monitoring unit, and the disposition of GDRU Limited ("GDRU"), a London-based Phase I clinical trials unit, for approximately $9.5 million in cash. In January 1995, the Company sold its diagnostics products business, The TSI Center for Diagnostics Products, Inc. ("CDP"), which was acquired as part of TSI, for $822,550 in cash and a note receivable in the amount of $1.1 million.



RESULTS OF OPERATIONS



  First Quarter Ended March 31, 1996 as Compared to First Quarter Ended March 31, 1995



     Total revenues for the first quarter of 1996 were $10.4 million, compared with $6.1 million in the comparable period of 1995, an increase of 69%. Of the increase, $999,000 represents service revenue derived from the operations of BDL. Exclusive of the BDL acquisition, service revenues increased 56%. Revenues from continuing service operations have grown in each quarter following the acquisition of TSI, from $4.5 million in the fourth quarter of 1994 to $8.8 million in the first quarter of 1996, a cumulative growth of 97%, and year-to-year growth of 76% over the first quarter of 1995. Research and development revenues increased to $1.6 million in the first quarter of 1996 from $1.1 million in the first quarter of 1995, an increase of 40%, due primarily to an increase in activity and revenues related to the funding received in the development of AT-III.



     Cost of services for the first quarter of 1996 was $7.6 million compared with $5.0 million in the first quarter of 1995, an increase of 54%. Of the increase, $728,000 represents cost of services derived from the operations of BDL. Exclusive of the BDL acquisition, cost of services increased $1.9 million, or 39%. Research and development expenses increased to $2.0 million in the first quarter of 1996 from $1.6 million in the first quarter of 1995, an increase of 26%. The increase is due to increased activity in research programs.



     Gross profit for the first quarter of 1996 was $745,000 versus a loss of $410,000 in the first quarter of 1995. Gross profit on services for the first quarter of 1996 was $1.2 million, a gross margin of 13%, versus $53,000, a gross margin of 1%, in the first quarter of 1995. Gross profit from continuing service operations has grown each quarter since the acquisition of TSI in October 1994.



     Selling, general and administrative ("SG&A") expenses increased to $2.6 million in the first quarter of 1996 from $2.1 million in the first quarter of 1995, an increase of 25%. Of the increase, $245,000 represents SG&A expenses of BDL, including $106,000 of goodwill amortization related to the BDL acquisition. Exclusive of BDL, SG&A expenses increased by $267,000, or 13%.

     Interest income decreased to $8,000 in the first quarter of 1996 from $10,000 in the first quarter of 1995, due to a reduction in funds available for investment. Interest expense increased to $310,000 in the first quarter of 1996 from $258,000 in the first quarter of 1995. Of the 1996 total, $255,000 represents interest expense incurred under a line of credit with a commercial bank and other financial obligations related to the testing operations.



     The Company recognized $40,000 of losses attributable to GTC's joint venture with Sumitomo Metals Industries, Ltd. (the "Joint Venture") during the first quarter of 1996 compared to $163,000 in the first quarter of 1995. The decrease in the loss is due to the decreased research and development activity which the Joint Venture funded during the period.



     The Company realized no income from its discontinued clinical operations in the first quarter of 1996 compared to $255,000 in the first quarter of 1995. The 1995 income from discontinued clinical operations represents the results of operations (net of tax) for the first quarter of 1995 for GDRU and HSRI. The Company received $318,000 of non-operating income in the first quarter of 1996 which represented the second payment of the promissory note received in connection with the sale of CDP. Due to uncertainties surrounding recovery of the note, 90% of the value of the promissory note was reserved and will be recognized as income as payments are received.



  Testing Service Operating Performance -- Six Quarters Ended March 31, 1996



     The following is a summary of the operating performance of the Company's continuing testing service operations in the six quarters since the acquisition of TSI (all dollar amounts in thousands):



                                                        FISCAL THREE MONTHS ENDED
                               ----------------------------------------------------------------------------
                               DECEMBER 31,   MARCH 31,   JULY 2,    OCTOBER 1,    DECEMBER 31,   MARCH 31,
                                   1994         1995        1995        1995           1995         1996
                               ------------   ---------   --------   -----------   ------------   ---------
    Revenues.................     $4,465       $ 5,008     $ 6,166     $ 7,153        $8,072       $ 8,795
    Gross Profit.............       (692)           53        (580)        625           891         1,174
    Gross Margin %...........        (16)%           1%          9%          9%           11%           13%



  Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994



     Total revenues for 1995 were $32.4 million compared with $9.5 million in 1994, an increase of 242%. Service revenues for 1995 were $26.4 million compared with $4.5 million in 1994, an increase of 491%. The increase is primarily due to the inclusion of a full year of TSI operations, compared to one quarter of TSI operations in 1994, as well as to the inclusion of the operations of BDL for six months in 1995. There were no product revenues in 1995, compared to $909,000 in 1994, due to the sale of CDP in January 1995. Research and development revenues increased to $6.0 million in 1995 from $4.1 million in 1994, an increase of 47%, due primarily to an increase in activity and revenues related to the research and development agreement between the Company and the Joint Venture and a significant commercial contract that utilizes the transgenic production facility.



     Cost of services for 1995 was $24.3 million compared with $5.2 million in 1994. The increase reflects a full year of the TSI operations in 1995 compared to one quarter in 1994. There was no cost of products in 1995 compared to $841,000 in 1994 due to the sale of CDP. Research and development expenses increased to $6.4 million in 1995 compared to $4.7 million in 1994, an increase of 37%. The increase reflects a full year of expenses relating to the operations of the transgenic production facility which began operations in July 1994. The remainder of the increase in research and development expenses was due to higher expenditures on the AT-III program funded by the Joint Venture.



     Gross profit amounted to $1.8 million in 1995 versus a loss of $1.2 million in 1994. Gross profit on services was $2.1 million, a gross margin of 8%, versus a loss of $692,000 in 1994. The increase in gross profit was due to higher sales reflecting greater customer confidence in the financial viability of TSI after the acquisition as well as greater emphasis on developing significant client relationships.

     SG&A expenses increased to $8.9 million in 1995 from $3.6 million in 1994. Of the 1995 amount, $7.1 million represented the SG&A expenses of TSI for a full year in 1995 versus $1.8 million for one quarter in 1994, an increase of $5.3 million. The 1995 amount also reflected $1.1 million of goodwill amortization. Exclusive of TSI and BDL, SG&A expenses remained generally constant.



     Interest income decreased to $32,000 in 1995 from $238,000 in 1994, a decrease of 87%, primarily due to the use in operations of the funds that previously were invested. Interest expense was $1.8 million in 1995 compared to $263,000 in 1994, an increase of 283%. Of the total, $827,000 represented interest incurred by the testing service operations and $180,000 represented interest incurred on the financing provided by Genzyme for the construction of the transgenic production facility.



     The Company recognized $713,000 of Joint Venture losses in 1995 compared to $582,000 in 1994, an increase of 23%. The increase in the loss was due to the increased research and development activity which the Joint Venture funded during the period.



     The Company recognized $780,000 of non-operating income in 1995 compared to none in 1994. Of the total, $356,000 represented the Company's portion of the proceeds from the sale of one of the transgenic animal models owned by Exemplar Corporation ("Exemplar"), a former customer of TSI, to a third party. In November 1993, TSI relinquished all rights to Exemplar's transgenic animal models subject to the potential to receive a portion of the proceeds of the sale of any of the models to a third party. The remaining $424,000 represented collection of the first payment of the promissory note received in connection with the sale of CDP.



     Income from discontinued clinical operations was $412,000 in 1995 compared with $182,000 in 1994. The income represented the results of operations (net of tax) for GDRU and HSRI. The Company recognized a gain on disposal of clinical operations in the amount of $1.2 million. The net gain on the disposal of GDRU reflected a tax charge of $3.4 million and a write-down of goodwill identifiable with GDRU of $2.0 million.



  Year Ended December 31, 1994 as Compared to Year Ended December 31, 1993



     The 1994 results include the results of operations of TSI from the date of acquisition (October 1, 1994), adjusted for the reclassification of the discontinued operations.



     Total revenues for 1994 were $9.5 million, compared with $3.2 million in 1993, an increase of 194%. Of the increase, $4.5 million represented service revenues derived from the operations of TSI. Additionally, $909,000 of the increase represented product revenues derived from CDP from the date of the TSI acquisition. Research and development revenues increased to $4.1 million in 1994 from $3.2 million in 1993, an increase of 27%, due primarily to an increase in activity and revenues related to the research and development agreement between the Company and the Joint Venture.



     Cost of services of $5.2 million in 1994 were derived from the operations of TSI. Cost of products of $841,000 in 1994 was derived from the operations of CDP. Research and development expenses increased to $4.7 million in 1994 from $3.1 million in 1993, an increase of 49%. The increase included approximately $459,000 of expenses related to the development of the transgenic production facility which began operating in July 1994. The remainder of the increase in research and development expense was due to an increase in the number of research programs as well as an increase in expenditures on the AT-III program.



     Gross profit was a loss of $1.2 million in 1994 versus a profit of $79,000 in 1993, a decrease of $1.3 million. Gross profit on services was a loss of $692,000 in 1994 representing the operations of TSI for the fourth quarter. The low margin was due to a reduced level of testing service revenues during that period resulting from a number of factors, including: 1) potential customers' perception that TSI's financial position was unstable prior to the acquisition,
2) TSI's inability to invest in sales and marketing programs due to cash flow constraints prior to the acquisition and 3) a general delay in client product development programs resulting from recent financial pressures on pharmaceutical and biotechnology companies.



     SG&A expenses increased to $3.6 million in 1994 from $1.1 million in 1993, an increase of $2.5 million. Of the increase, $1.8 million represented SG&A expenses of TSI, including $242,000 of goodwill amortization. Exclusive of TSI, SG&A expenses increased to $1.7 million in 1994 from $1.1 million in 1993, an increase of 59%. The increase was due primarily to additions to the management and sales organization in the latter part of 1993, the costs of which existed for all of 1994 and only part of 1993. In addition to these direct costs, the service fee covering Genzyme's administrative support totaled $310,000 in 1994 and $144,000 in 1993. The increase was due to a full year of charges in 1994.



     Interest income increased to $238,000 in 1994 from $156,000 in 1993, an increase of 53%, primarily due to the investment of cash proceeds from the Company's initial public offering for a full year in 1994. Interest expense was $263,000 in 1994 compared with none in 1993. Of the total, $202,000 represented interest expense incurred by TSI. Additionally, $61,000 of interest expense was incurred in 1994 on financing provided by Genzyme for construction of the transgenic production facility.



     The Company recognized $582,000 of Joint Venture losses in 1994 compared to none in 1993. The Company also reduced its investment by $58,000 in 1994 and $318,000 in 1993 due to impairment in the value of the Joint Venture. The increase in the loss from the Joint Venture, as well as the decrease in the reduction of the investment, was due to a combination of increased losses incurred by the Joint Venture and a change in the accounting treatment related to the investment.



LIQUIDITY AND CAPITAL RESOURCES



     The Company had cash, cash equivalents and short-term investments of $2.0 million at March 31, 1996. During the first quarter of 1996, the Company had a $2.4 million net decrease in cash: $4.6 million of cash was used in operations (due primarily to the net loss of $2.0 million and an increase in working capital of $3.3 million offset by $696,000 of non-cash charges), $703,000 was invested in the transgenic production facility and other capital equipment, $505,000 was used to pay down long-term debt and $300,000 was used to pay down the Company's operating line of credit. Sources of funds during the period included $2.8 million in advances under the Convertible Debt Agreement, $475,000 of proceeds from the sale of GDRU which were released from escrow, $352,000 in proceeds from long-term debt and $133,000 in proceeds from the issuance of Common Stock.



     The Company had a working capital deficit of $9.5 million at March 31, 1996, compared to a deficit of $7.0 million at December 31, 1995. As of March 31, 1996, the Company had $300,000 available under its operating line of credit, $7.2 million available under the Convertible Debt Agreement and $625,000 available under a capital lease line.



     Upon completion of this offering, Genzyme's commitment to advance funds under the Convertible Debt Agreement will terminate and the Company will be obligated to repay any outstanding amounts thereunder not previously converted to Common Stock. The Company expects that, by June 30, 1996, an aggregate of $2.9 million will have been advanced by Genzyme under the Convertible Debt Agreement and that approximately $1.9 million of that amount will have been converted into Common Stock. The remaining $1.0 million will be payable to Genzyme upon completion of this offering.



     Management estimates that the proceeds from this offering, along with existing cash balances and funds available from existing bank and lease lines, will be sufficient to fund operations through the end of 1997. The foregoing is a forward-looking statement. The Company's cash requirements may vary materially from those now planned depending upon the results of the testing services business, the ability of the Company to enter into any transgenic research and development collaborations in the future and the terms of such collaborations, the results of research and development and preclinical and clinical testing, competitive and technological advances, regulatory requirements and other factors. If the Company experiences increased losses, the Company may have to seek additional financing through collaborative arrangements or from public or private sales of its securities, including equity securities. There can be no assurance that additional funding will be available when needed or on terms acceptable to GTC, if at all. If additional financing cannot be obtained when needed or on acceptable terms, to continue its operations GTC could be forced to delay, scale back or eliminate certain of its research and development programs or to enter into license agreements with third parties for the commercialization of technologies or products that the Company would otherwise undertake itself.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF TSI



     The following selected consolidated financial data are derived from the consolidated financial statements of TSI Corporation. The consolidated financial statements as of and for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994 have been audited by Coopers & Lybrand
L.L.P., independent accountants. The consolidated financial statements as of and for the years ended June 30, 1991, June 28, 1992 and June 27, 1993 have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements as of June 27, 1993, July 3, 1994 and September 30, 1994 and for the fiscal years ended June 27, 1993, July 3, 1994 and for the period July 4, 1994 to September 30, 1994, and the reports of Ernst and Young LLP and Coopers &
Lybrand L.L.P. relating thereto, are included elsewhere in this prospectus. The following data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.



                                                               FISCAL YEAR ENDED                    PERIOD FROM
                                               -------------------------------------------------    JULY 4, TO
                                                JUNE 30,     JUNE 28,     JUNE 27,     JULY 3,     SEPTEMBER 30,
                                                  1991         1992         1993         1994          1994
                                               ----------   ----------   ----------   ----------   -------------
                                                      (IN THOUSANDS, EXCEPT SHARE AND FOR SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Services...................................  $   15,361   $   23,048   $   44,482   $   40,224    $     6,790
  Products...................................       5,105        7,899       10,962        8,690          1,720
  Research and development...................       2,335        3,752        2,662          682             --
                                               ----------   ----------   ----------   ----------   -------------
         Total revenues......................      22,801       34,699       58,106       49,596          8,510
Costs and expenses:
  Services...................................       9,735       19,763       37,207       32,755          6,800
  Products...................................       4,461        8,173        9,951        8,603          1,481
  Research and development...................       3,114        3,542        2,829          618             --
  Selling, general and administrative........       5,566       13,301       16,813       11,539          3,475
  Restructuring..............................          --           --        6,061         (770)            --
  Write-down of costs in excess of net assets
    acquired.................................          --           --        9,586           --             --
                                               ----------   ----------   ----------   ----------   -------------
         Total operating expenses............      22,876       44,779       82,447       52,745         11,756
                                               ----------   ----------   ----------   ----------   -------------
Loss from operations.........................         (75)     (10,080)     (24,341)      (3,149)        (3,246)
Other income and (expense:)
  Interest income............................         518          656          194           --             --
  Interest expense...........................        (310)        (468)        (699)        (380)          (111)
  Other expense..............................        (120)      (1,451)          --           --             --
  Disposal of operations.....................          --           --       (6,327)          --             --
                                               ----------   ----------   ----------   ----------   -------------
Loss before income taxes and minority
  interest...................................          13      (11,343)     (31,173)      (3,529)        (3,357)
  Provision (benefit) for income taxes.......         389          (52)         850          353            106
                                               ----------   ----------   ----------   ----------   -------------
Loss before minority interest................        (376)     (11,291)     (32,023)      (3,882)        (3,463)
  Minority interest..........................          --           88           --           --             --
                                               ----------   ----------   ----------   ----------   -------------
Net Loss.....................................  $     (376)  $  (11,203)  $  (32,023)  $   (3,882)   $    (3,463)
                                               ==========   ==========   ==========   ==========   ============
Results per weighted average number of common
  shares outstanding:
  From continuing operations.................  $    (0.03)  $    (0.64)  $    (1.24)  $    (0.18)   $     (0.16)
                                               ==========   ==========   ==========   ==========   ============
  Net loss...................................  $    (0.03)  $    (0.64)  $    (1.54)  $    (0.18)   $     (0.16)
                                               ==========   ==========   ==========   ==========   ============
Weighted average number of common shares
  outstanding................................  11,461,843   17,615,400   20,787,929   21,307,847     21,813,355



                                                JUNE 30,     JUNE 28,     JUNE 27,     JULY 3,     SEPTEMBER 30,
                                                  1991         1992         1993         1994          1994
                                               ----------   ----------   ----------   ----------   -------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents and short-term
    investments..............................  $   12,662   $   21,985   $    1,886   $      787    $        --
  Working capital (deficiency)...............      14,533       20,896       (3,396)      (6,002)        (8,537)
  Total assets...............................      34,408       64,622       33,959       27,418         25,823
  Long-term liabilities......................       2,736        5,557        4,852        3,175          4,603
  Stockholders' equity(a)....................      25,929       43,871       11,499        8,696          5,244


- ---------------


(a) There were no cash dividends paid for any period presented.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL


                   CONDITION AND RESULTS OF OPERATIONS OF TSI



INTRODUCTION



     TSI was acquired by GTC on October 1, 1994. The audited financial statements of TSI are included herein as a predecessor company of GTC within the meaning of the applicable regulations of the Commission.



RESULTS OF OPERATIONS



  Period from July 4, 1994 to September 30, 1994



     Total revenues were $8.5 million for the fiscal first quarter of which 80%, or $6.8 million, were from services and 20%, or $1.7 million, were from products. TSI had no research and development revenues or expenses in the quarter as its research and development agreement with Exemplar (the "Exemplar Agreement") was terminated in November 1993.



     Cost of services was $6.8 million in the quarter. The break-even performance in services was due primarily to a significant decrease in services revenue reflecting reduced sales and marketing efforts due to financial constraints, as well as customer concern regarding the financial condition of TSI before its acquisition by GTC in October 1994.



     Cost of products was $1.5 million for the quarter, resulting in a $239,000 gross profit, or a 14% gross margin. SG&A expenses were $3.5 million for the quarter. Net loss for the quarter was $3.5 million.



  Year Ended July 3, 1994 as Compared to Year Ended June 27, 1993



     For the fiscal year ended July 3, 1994, revenues decreased 15% to $49.6 million from fiscal 1993. The decrease in revenues was primarily the result of the cessation of operations in the second quarter of fiscal 1994 at the International BioResearch Group ("IBR") in Germany. Additionally, TSI's fiscal 1993 results included revenues from the Laboratory Animal Services ("LAS") operation which was sold in June 1993 and from the Exemplar Agreement. In fiscal 1994, 81% of the revenues were derived from services, 18% from products and the balance from the Exemplar Agreement. Excluding the results of IBR, LAS and the Exemplar Agreement, revenues increased 9% in fiscal 1994 compared to fiscal 1993.



     Services revenues decreased 10% in fiscal 1994 to $40.2 million primarily due to the cessation of operations of IBR. Excluding the results of IBR, services revenues increased 17% reflecting strong demand in the preclinical testing business. Product revenues declined 21% in fiscal 1994 to $8.7 million from fiscal 1993 due primarily to diagnostic revenues below the unusually high level in fiscal 1993, the elimination of LAS and the effects of the interruption in business caused by the relocation of the TSI-Washington operation in the second quarter of fiscal 1994. Research and development revenues decreased 74% in fiscal 1994 to $682,000 from fiscal 1993 reflecting the termination of the Exemplar Agreement.



     Cost of services for fiscal 1994 declined 12% to $32.8 million from fiscal 1993. Excluding the results of IBR and $1.4 million of unusual charges taken in the third quarter of fiscal 1993, cost of services increased 11% in fiscal 1994 compared to fiscal 1993.



     Gross profit on services amounted to $7.5 million in fiscal 1994 compared to $7.3 million in fiscal 1993. The gross margin on services improved to 19% in fiscal 1994 as compared to 16% in fiscal 1993, reflecting increased cost control and revenue growth in the preclinical testing business. Excluding the impact of IBR and the unusual charges, gross margin on services was 17% in fiscal 1994 as compared to 13% in fiscal 1993.



     Cost of products decreased 14% in fiscal 1994 from fiscal 1993 reflecting the sale of LAS and a $451,000 charge to reserve for certain slow-moving products incurred during fiscal 1993. Gross profit on products decreased to $87,000 in fiscal 1994 from $741,000 in fiscal 1993. The gross margin on products in fiscal 1994 decreased to 1% from 9% in fiscal 1993. The decrease was primarily attributable to the relocation of TSI-Washington.

     SG&A expenses declined 31% in fiscal 1994 to $11.5 million compared to fiscal 1993. Excluding the impact of IBR, LAS and $1.6 million of unusual charges incurred in the third quarter of fiscal 1993, SG&A expenses declined 4% reflecting the impact of TSI's fiscal 1993 restructuring of operations.



     The net loss in fiscal 1994 was $3.9 million as compared to $32.0 million in fiscal 1993. The net loss in fiscal 1994 included a $1.0 million one-time gain due to the settlement of an arbitration claim regarding the purchase price paid by TSI for HSRI. The net loss in fiscal 1993 reflected unusual charges relating to asset write-offs and expense accruals of $1.6 million, a restructuring charge of $15.6 million and a provision of $6.3 million for the planned disposal of the LAS, IBR and CDP. Excluding the unusual charges, restructuring charge and the provision from the disposal of operations, the net loss was $8.3 million in fiscal 1993.



LIQUIDITY AND CAPITAL RESOURCES



     TSI had a zero cash position at September 30, 1994 compared to a positive cash position of $787,000 at July 3, 1994. At September 30, 1994, TSI had a working capital deficit of $8.5 million as compared to a deficit of $6.0 million at July 3, 1994. On October 1, 1994, TSI was acquired by GTC, which subsequently funded its working capital deficit and future operations.



     TSI had a revolving line of credit with a commercial bank, which was extended until August 1, 1994. Under the terms of the extension, TSI continued to have a $1.0 million standby letter of credit and was able to borrow up to 70% of the amount of eligible accounts receivable of its U.S. subsidiaries, subject to a maximum borrowing of $2.0 million. In consideration for the extension, TSI paid a fee of $100,000 and issued the bank 20,000 shares of TSI's common stock and a warrant to purchase an additional 188,000 shares of TSI common stock which became fully exercisable in July 1994.



     In connection with TSI's acquisition agreement with GTC, GTC agreed to facilitate TSI's bank refinancing by providing certain credit enhancements and interim financing. As part of the refinancing, GTC provided a guarantee of the standby letter of credit facility and the equipment lease obligations outstanding with the bank. In addition, GTC provided a secondary credit line of up to $2.0 million subordinate to the amounts outstanding under the bank's credit agreement through August 1, 1995.



     In June 1994, the bank modified and extended the credit agreement through August 1, 1995. Under the terms of the extension, TSI was able to borrow up to $3.0 million based upon 75% of eligible accounts receivable. In addition, the bank agreed to increase the standby letter of credit from $1.0 million to $1.5 million.



     In September 1994, TSI received a $2.0 million lease line with a commercial leasing company. The leases required monthly payments over 36 months at 10% with a fair market value buyout in the range of 5% to 10% of original cost. A 25% cash deposit was payable at inception. As of September 30, 1994, substantially all of the lease line was utilized.

                                    BUSINESS



GENERAL



     GTC has established a leadership position in the application of transgenic technology to the development and production of genetically engineered proteins for therapeutic, diagnostic and other biomedical uses, both in collaboration with pharmaceutical and biotechnology companies and independently. To date, GTC has produced more than 25 such proteins. For its lead compound, AT-III, the Company has achieved clinical grade purity with high recovery levels and has completed preclinical safety and efficacy studies. GTC is also a leading CRO, providing services such as preclinical efficacy and safety testing, in vitro testing and formulation development to pharmaceutical, biotechnology, medical device and other companies. Revenues for the Company's testing and production services in 1995 were $26.4 million; revenues for the quarter ended March 31, 1996 were $8.8 million, an increase of 76% above the same period for 1995.



     GTC produces recombinant proteins transgenically by inserting into the genetic material of an animal a gene that directs the production of a desired protein in the milk of female offspring. The Company believes that transgenic production offers significant economic and technological advantages relative to traditional protein production systems, including reduced capital expenditures and lower direct production cost per unit for complex proteins. For proteins currently derived from pooled human plasma, transgenic production provides an alternative source, free from the risks of transmission of human viruses. In the case of certain complex proteins, transgenic production may represent the only technologically and economically feasible method of commercial production. To date, GTC has expressed 14 proteins at levels of one gram per liter or higher, more than 10 times the level typically achieved for comparable proteins in traditional cell culture systems.



     GTC's most advanced product candidate is transgenic AT-III, an anticoagulant normally present in human serum. Plasma-derived AT-III is an approved therapy for inherited AT-III deficiency and for certain acquired deficiencies. Worldwide sales of plasma-derived AT-III were approximately $200 million in 1994. The Company believes transgenic AT-III may represent a more attractive product in light of safety considerations, the limited volume of AT-III available from plasma and the impracticality of producing sufficient quantities of recombinant AT-III by traditional methods. GTC has expressed transgenic AT-III in goats, demonstrating stable expression across two generations. Further, GTC has purified transgenic AT-III to clinical grade with attractive yields. Preclinical safety and efficacy studies have been successfully completed and GTC is preparing an IND for filing with the FDA to initiate a Phase I clinical trial for this product.



     Other significant plasma proteins under development by GTC include API and HSA. Additionally, GTC is working with corporate partners on a number of monoclonal antibodies, including transgenic BR-96, which has potential anti-cancer utility, under an agreement with Bristol-Myers. The Company is also developing transgenic production processes for other proteins, including prolactin, insulin and a protein for malaria vaccine.



     The Company's CRO operations are focused on enabling its clients to meet regulatory testing and other product development needs quickly and effectively by offering a fully integrated line of services. GTC's laboratories focus on providing high value, scientifically differentiated services to clients, including preclinical efficacy testing, experimental surgery, photobiology and reproductive toxicology testing as well as formulation development. GTC uses its technological capabilities to introduce new services that improve the ability of its customers to develop their products successfully. The Company's comprehensive programs link its preclinical and manufacturing support services in order to reduce the time and expense of bringing new therapeutics or other products to market.



     As an outgrowth of production services performed for the NCI, the Company has developed technology for the production of idiotypic vaccines, in which a cancer patient's own tumor cells are used to enhance the immune system's ability to prevent the regrowth of tumors. Idiotypic vaccines produced by GTC have shown promising results, including the absence of disease for over six years in four of nine lymphoma patients treated. Results from this program have been reported in the October 1992 issue of The New England Journal of

Medicine and the May 1995 issue of The Lancet. GTC expects to produce vaccines for approximately 20 patients in 1996.



TRANSGENIC PRODUCTION



  Overview and Strategy



     A growing number of recombinant proteins are being developed for therapeutic and diagnostic applications. Many of these proteins have proven difficult or expensive to produce in the quantities required using conventional methods, such as bacteria, yeast or mammalian cells. Moreover, bacteria or yeast systems cannot produce many complex proteins. While mammalian cells can reproduce complex proteins, they are generally more difficult and expensive to grow and often produce lower volumes of protein. Proteins produced by the Company transgenically have been expressed at concentrations significantly greater than those typically achieved using conventional methods.



     Transgenic technology uses in vitro microinjection or other techniques to introduce a genetically engineered segment of exogenous DNA (an "expression vector") into the genetic material of a fertilized egg or early stage animal embryo. Two types of genetic instructions are incorporated into the expression vector: the coding sequence and the promoter sequence. Coding sequences instruct the cells of the animal to express a specified protein. Promoter sequences direct the expression of proteins at appropriate times and by specific tissues or cell types. The modified embryo is then transferred to a recipient female. Transgenes are successfully integrated into the genetic makeup of only a small percentage of the embryos that are microinjected. If successful, the resulting animal, when mature, will express the desired protein. Once established in the first generation of transgenic animals, the transgene is transmitted like other genetic traits to future generations through traditional breeding with either non-transgenic or other transgenic animals.



     The Company believes transgenic production offers significant economic and technological advantages over traditional methods of protein production, including reduction in the total amount of required capital expenditures, lower direct production cost per unit and reduced risk of transmission of human viruses. For certain complex proteins, transgenic production may represent the only technologically and economically feasible method of commercial production.



     Transgenic production may be achieved in any dairy species. To date, the Company has worked principally with goats, which offer an attractive combination of large milk volumes, relatively short generational time periods and ease of handling and milking. Dairy goats mature six months after birth, have a gestation period of five months and produce approximately 800 liters of milk per year, which compares favorably with sheep, which have similar gestation and maturation periods, but produce only one-half to three-quarters of the volume of milk per year as goats. Although cows produce considerably more milk per year than goats, the combined gestation and maturation period for cows is approximately 24 months, compared to 11 months for goats. GTC's facility in central Massachusetts currently houses more than 500 goats which were imported from New Zealand for their scrapie-free certification.



     GTC's strategy is to commercially produce proteins by use of transgenic technology both by (i) entering into contracts with biotechnology and pharmaceutical companies to utilize the Company's transgenic services in exchange for revenue, royalties and, possibly, marketing rights to the resulting product and (ii) independently identifying proteins in the public domain, proteins covered by lapsing patents and proprietary proteins available for license which represent attractive candidates for transgenic production and funding development of such proteins itself or seeking corporate partner funding.



     GTC has entered into funding contracts for the development of AT-III, other plasma proteins, certain monoclonal antibodies and other products. To date, such contracts have generally consisted of feasibility studies aimed at expressing a targeted protein in the milk of transgenic animals. GTC believes that future collaborations will be of broader scope.

  Achievements to Date



     Over the past few years, GTC has shown the feasibility of transgenic protein production by the achievement of specific milestones:



        - To date, GTC has produced 27 different transgenic proteins in animals, 14 at concentrations of one gram per liter or greater and one protein in excess of 35 grams per liter, levels often many times higher than those achievable in other production systems. For example, proteins produced in mammalian cell culture are typically expressed at levels considerably less than 0.1 grams per liter.



        - The Company has produced a significant number of transgenic goats. GTC maintains a herd of over 500 goats at its facility in Massachusetts as well as an additional 150 goats at Tufts University School of Veterinary Medicine ("Tufts"). Over 40 of these goats are transgenic, expressing five different proteins.



        - Stability of expression has been demonstrated across lactations, and, for two proteins, across two generations expressing the same transgene.



        - Together with Genzyme, GTC has been able to achieve clinical grade purity for a transgenically produced protein at high recovery levels. This transgenic protein has been extensively characterized and its pharmacodynamic properties in animal models have been shown to be comparable to those of the same protein from other sources.



        - GTC recently completed the final preclinical safety and efficacy studies required prior to filing an IND for AT-III.



     Although the Company plans to file an IND with the FDA to initiate a Phase I clinical trial for AT-III later in 1996, to the Company's knowledge, no protein produced in the milk of a transgenic animal has been submitted for regulatory approval in the United States or elsewhere, nor has any entity conducted human clinical trials of any such protein. There can be no assurance that the Company's clinical trial will be allowed, and if allowed, will be completed successfully. Likewise, there can be no assurance that regulatory approval for AT-III will be received on a timely basis or at all. See "Risk Factors-Government Regulation."



TRANSGENIC PRODUCTS UNDER DEVELOPMENT



     Antithrombin III. AT-III is an anticoagulant normally present in human serum. Decreased levels of AT-III are found in individuals who have either a hereditary or an acquired deficiency of AT-III. The hereditary deficiency has an incidence rate of 1 in 2,000 to 1 in 20,000. Individuals with hereditary AT-III deficiency have an increased tendency towards thromboses and are treated with AT-III protein replacement therapy during periods when they are at high risk, such as during surgery. Acquired AT-III deficiency occurs in many disease states as a result of several possible causes, including a decrease in the amount of AT-III produced, an increase in the rate of AT-III consumption or an abnormal loss of AT-III from the circulation. Examples of such conditions include acute liver failure, disseminated intravascular coagulation, sepsis and septic shock, burns, multiple organ failure, bone marrow and other organ transplantation and hemodialysis.



     Plasma-derived AT-III is approved for use in Europe and Japan for treatment of both acquired and hereditary AT-III deficiency. In the United States, plasma-derived AT-III is currently approved for use only for hereditary AT-III deficiency. The worldwide market for plasma-derived AT-III was approximately $200 million in 1994.



     GTC believes transgenic AT-III may represent a more attractive product in light of the risks of viral transmission from pooled plasma products in general, the limited volume of AT-III currently available from plasma and the impracticality of producing sufficient quantities of recombinant AT-III in cell culture systems. The Company also believes that a lower cost, higher volume alternative to plasma-derived AT-III will further expand the use of AT-III in clinical settings.



     GTC has produced multiple transgenic goats carrying the AT-III gene and has selected a founder goat from which a production herd is being generated. This genetic line expresses AT-III at levels of approximately two grams per liter. The processes for production and purification have been finalized and result in a product that is purified to clinical grade at attractive yields. Preclinical safety and efficacy studies for AT-III have been successfully completed. The Company plans to file an IND with the FDA for the use of transgenic AT-III as a potential treatment for AT-III deficiency that occurs during certain vascular surgeries, including cardiopulmonary artery bypass grafting.



     GTC is developing recombinant human AT-III under a license from Behringwerke AG, subject to a royalty obligation. In March 1996, GTC and Genzyme signed an agreement pursuant to which Genzyme is funding the development of AT-III through the first quarter of 1997. Genzyme has been granted co-marketing rights to transgenic AT-III in Europe and the United States subject to its entering into a long-term development and supply agreement with GTC by March 1997. If the parties do not enter into such an agreement, all marketing rights revert to GTC and GTC may continue to pursue development of transgenic AT-III on its own or may seek another corporate partner. The Joint Venture, which contributed development funding for AT-III through December 1995, retains marketing rights to transgenic AT-III in Asia. See "Business -- Relationship with Genzyme" and "Business -- Other Strategic Collaborations."



     Alpha1 -- Protease Inhibitor. API is a serine protease inhibitor which is normally present in human plasma. In certain pulmonary diseases, including congenital alpha1-antitrypsin ("AAT") deficiency and cystic fibrosis, patients develop chronic emphysema. Although the precise mechanism is uncertain, researchers believe that the development of emphysema results from a chronic imbalance between elastase and API, which is deficient in patients with hereditary AAT deficiency. Plasma-derived API ("Prolastin") is approved in the United States for parenteral use in the treatment of patients with congenital AAT deficiency. Treatment of AAT deficiency focuses on chronic replacement therapy with API to restore the elastase/elastase inhibitor balance. Dosing requirements are high, averaging four grams per week for a 150-pound patient.



     An imbalance between elastase and elastase inhibitors also occurs in cystic fibrosis, which is the most common fatal genetic disease among Caucasians, occurring in one in every 2,500 infants born in the United States. Based on preliminary data, the Company believes that aerosol administration of API to cystic fibrosis patients may be effective in reducing the level of neutrophil elastase in the lung, thereby reducing elastase-induced pulmonary tissue degradation and fibrosis.



     GTC believes that transgenic API may represent a more attractive product than plasma-derived API in light of risks of viral transmission from donor plasma products, and that it will be more economical to produce and more widely available than the plasma-derived products. The ability to produce large quantities of transgenic API may enable the Company to pursue other indications for this product, such as atopic dermatitis, in which an imbalance of proteases is also implicated.



     GTC has expressed API at levels equivalent to 35 grams per liter in a mouse model. Several transgenic founder goats have been generated, including at least one line which expresses API in excess of 10 grams per liter. The Company has acquired an option to license certain patents relating to the use of API for certain indications. To date, GTC has funded the development of API internally.



     Human Serum Albumin. HSA is the protein principally responsible for maintaining osmotic pressure and plasma volume. It is critical to the transport of amino acids, fatty acids, enzymes and hormones in the blood stream. The therapeutic use of HSA is indicated in situations of blood loss and decreased blood albumin levels which can occur during shock, serious burns, pre- and post-operative conditions, gastric and intestinal malfunctions. HSA is currently produced by human plasma fractionation, with worldwide sales in excess of $1.3 billion during 1994.



     GTC has expressed transgenic HSA in mice at levels equivalent to or greater than 15 grams per liter. The Company believes that HSA is not the subject of any composition of matter patent, and is in discussions with several large multinational pharmaceutical companies with respect to further development of transgenic HSA.



     Monoclonal Antibodies. Monoclonal antibodies are immune system proteins that can find and attach to specific biological targets in the body. Recent advances in developing humanized and human antibodies, single chain antibodies and conjugated antibodies have added to the potential value of these therapeutic agents. More than 50 monoclonal antibodies are now in clinical trials with many more in development as therapeutics for cancer, cardiovascular disease, immune system disorders and against a wide variety of infectious agents, such as viruses and bacterial infections. GTC is now collaborating with pharmaceutical and biotechnology companies for the transgenic production of a number of therapeutic monoclonal antibodies.



     Bristol-Myers, a leading pharmaceutical company specializing in cancer treatment, has entered into an agreement with GTC for transgenic production in goats of its BR-96 monoclonal antibody, a potential therapy for breast and lung cancer. Bristol-Myers' approach is to use the BR-96 antibody to deliver a traditional chemotherapeutic agent, doxorubicin, directly to cancer sites in the body. The expected effect is to achieve greater impact on the cancer while reducing toxicities associated with doxorubicin. In this program, several goats have recently been born at GTC's farm carrying the BR-96 transgene. Bristol-Myers has tested BR-96 produced in the milk of mice, confirming its comparability to BR-96 made in cell culture and initial product samples from founder female goats are expected in early 1997.



     GTC currently has five other funded antibody development programs underway. One, an anti-colon cancer antibody produced on behalf of a Japanese pharmaceutical company, has been expressed in the milk of goats at four grams per liter. Other programs, on behalf of such companies as NovoPharm, Behringwerke AG, NeoRx Corporation and Boehringer Mannheim GmbH, are in early stages. The Company is in active discussions with a number of other pharmaceutical and biotechnology companies for the transgenic development of therapeutic antibodies.



     Insulin. Current worldwide sales of insulin products are more than $3 billion. More than a decade ago, recombinant DNA insulin was approved and now accounts for approximately 50% of the market.



     GTC has expressed insulin precursors at the equivalent of more than eight grams per liter in the milk of mice, which provides for the potential to manufacture insulin on a highly cost effective basis. GTC has taken initial steps to develop appropriate insulin processing and purification procedures, and the Company believes that there are several approaches to the manufacture of a transgenic insulin that may offer cost benefits compared to current products. GTC intends to seek a collaborator for the further development of transgenic insulin. Insulin is not the subject of any composition of matter patents which could foreclose the Company's development program.



     Prolactin. In collaboration with Genzyme, GTC has developed multiple transgenic mouse lines which express prolactin at levels in excess of the equivalent of one gram per liter. Prolactin is a human hormone which has numerous biological activities, including stimulation of the immune system and stimulation of lactation. Genzyme has a pending patent application covering recombinant prolactin and the parties are jointly exploring the development of transgenic prolactin for multiple clinical indications, and for the infant and specialty nutritional product markets.



     Malaria Vaccine. Proteins used for human vaccines must be properly processed by the cells that produce them in order to create the optimal immunization levels and therefore protect against the infectious agent. Certain mammalian cell cultures complete this task automatically. For systems which cannot complete the necessary processing (microbial and yeast), the output must be chemically modified to achieve the desired result. Public health approaches and cost constraints require that the cost per vaccine dose be low, while quantities of the protein required may be large. For some vaccines now in development, the protein is not always expressed in the ideal form when it is made in available systems, such as in yeast culture. GTC's transgenic expression system has the potential to express the correct, most immunogenic, protein both economically and on a large scale.



     Malaria is a disease that has an annual incidence of more than 300 million people worldwide and results in several million deaths annually. GTC is working with the U.S. National Institutes of Health (the "NIH") and the Federal Malaria Vaccine Coordinating Committee to transgenically express a malaria vaccine in development and to examine the options for commercializing the vaccine. GTC has begun discussions with potential collaborators on its vaccine program.



     The Company believes that transgenic technology is also applicable to the development of vaccines for other diseases.

     TransGenerics. GTC has a program to identify and develop transgenic production systems for generic products ("TransGenerics"). The first generation of approved recombinant drugs will come off patent over the next several years. As a result, brand name drugs, many of which have established significant markets, may become vulnerable to competition from generic versions produced by manufacturing methods which are more cost effective. GTC is developing transgenically produced beta interferon and a long-acting form of tissue plasminogen activator ("LA-tPA") and believes that Factor VIII and erythropoietin may be candidates for transgenic production. These drugs currently are approved products and have significant, established markets.



     LA-tPA has been expressed at gram per liter levels in two generations of goats. Work has also begun on beta interferon. GTC is in discussions with both generic and proprietary pharmaceutical and biotechnology companies with strategic and product-specific interests in the TransGenerics program.



CRO SERVICES



  Overview



     Contract research organizations provide testing and development services to pharmaceutical, biotechnology, medical device and other companies, as well as to certain government agencies. The industry is divided generally into companies which conduct human clinical trials and those providing non-clinical services, including preclinical testing, clinical trial support and other development services. The worldwide revenues for non-clinical CRO services were in excess of $1 billion in 1993.



     The growth of the CRO market has been influenced by several factors. First, cost control pressures on large pharmaceutical firms are leading them to focus on core competencies often resulting in a reduction in the size and capacity of in-house, non-clinical testing departments. Second, emerging biotechnology and medical device companies often have and can afford little infrastructure dedicated to such functions. Third, new scientific developments continue to lead to new fields of safety testing. Fourth, regulatory changes have mandated additional testing requirements. Fifth, the need for services, such as efficacy models and formulation development, increases as pharmaceutical companies venture further from their traditional bases in search of breakthrough products.



     GTC believes that it has built one of the premier non-clinical CROs in the industry. The Company believes that it has a broader set of value-added services than any of its competitors and is differentiated by its ability to offer comprehensive development programs. The Company has the ability to perform virtually all of the safety, efficacy and quality control testing, as well as to provide the regulatory affairs expertise necessary to bring a client's early research-stage product to the start of Phase I clinical trials.



  Operations and Technical Capabilities



     GTC acquired its CRO capabilities through the acquisition of TSI in October 1994 and BDL in June 1995. GTC conducts its CRO services through five laboratories: Mason Laboratories (Worcester, Massachusetts); Argus Research Laboratories (Horsham, Pennsylvania); Redfield Laboratories (Redfield, Arkansas); Washington Laboratories (Rockville, Maryland) and BDL (Cambridge, Massachusetts).



     GTC's laboratories focus on providing high value, scientifically differentiated service to its clients. Fields in which GTC provides contract services include:



        - Preclinical Efficacy Testing to measure the effectiveness of a drug candidate prior to human clinical trials. GTC believes that its Mason Laboratories facility has the only comprehensive preclinical efficacy service in the preclinical CRO marketplace utilizing a wide variety of disease models and expertise intended to assist clients in designing optimal clinical trials.



        - Experimental Surgery to support toxicology programs enables GTC scientists to test novel routes of administration for biotechnology products which cannot be delivered through standard routes. GTC believes that its Mason Laboratories facility has the leading surgical capabilities in the preclinical CRO marketplace and has the ability to perform studies which are unavailable from other CROs.

        - Photobiology Testing to measure a drug candidate's potential interactions with the sun. GTC believes that the FDA will require an increasing number of products to be tested for these effects. GTC has the only CRO facilities capable of performing a full range of phototoxicology and photocarcinogenesis testing.



        - Developmental and Reproductive Toxicology Testing to measure a drug candidate's potential impact on a fetus. GTC believes that its Argus Research Laboratories facility has performed more teratology studies than any other laboratory in the industry and is widely recognized as the leader in the field.



        - Diet Optimization for carcinogenicity studies has been shown to reduce variability in tumor growth and mortality. GTC believes that these studies offer improved quality at a lower price than would be possible without diet optimization. GTC's Redfield Laboratories facility is the only CRO facility to have validated multiple strains of test animals for these studies.



     GTC has also made significant investments in bioanalytical chemistry services to support clinical trials, drug formulation development and lot release testing for biopharmaceuticals. The Company believes that its experience in related areas, its client base and its sales force enable the Company to compete effectively in these fields. Clients have recently contracted with the Company for GTC to provide services for major programs in each of these areas, and GTC is pursuing opportunities which may, if successfully concluded, lead to growth in each field. GTC believes that its ability to provide high value, scientifically differentiated services, combined with its traditional strengths in toxicology, pharmacokinetics, cell line testing and production and regulatory affairs, offers clients the broadest set of preclinical services available in the CRO industry.



     GTC believes the key to sustaining superior performance in this field will be in providing services in a close, collaborative relationship in which customers are able to receive scientific service from GTC at levels equal to or greater than that which they could receive from an in-house department. Toward this end, GTC has also made significant investment in people, technology and programs since its acquisition of TSI, increasing the numbers of doctoral level employees by 35% during 1995. GTC believes that its testing services strategy has been validated by the growth in its business since the acquisition of TSI in October 1994. Revenues for the Company's testing and production services in 1995 were $26.4 million and revenues for the quarter ended March 31, 1996 were $8.8 million, representing a 76% increase above the same period for 1995.



IDIOTYPIC CANCER VACCINES



     GTC's Washington Laboratories has been producing experimental cancer vaccines for the NCI under contract since 1993. These vaccines have shown preliminary efficacy in an early clinical trial. The Company recently signed a letter of intent to enter into a collaborative research and development agreement with NCI to expand the clinical trials and gain development rights to the program.



     Idiotypic cancer vaccines are autologous therapeutics, requiring that immunoglobulin harvested from individual patients be expanded in separate cell cultures. Vaccines are produced at the NCI and Washington Laboratories and are given to patients upon the completion of chemotherapy. GTC believes that the vaccine activates the patient's immune system to destroy the cancer cells which often remain after traditional chemotherapy regimens.



     The principal clinical focus of the work today is on B-cell lymphoma, with a secondary effort on multiple myeloma. There are over 35,000 newly diagnosed cases of B-cell lymphoma in the United States each year. Most patients initially respond favorably to chemotherapy, but the cancer has a 80% to 90% mortality rate, with patients typically relapsing within three and a half years.



     Idiotypic vaccines produced by GTC have shown promising results, including the absence of disease for over six years in four of nine lymphoma patients. The first myeloma patient treated is disease-free after three years. Results from this program have been reported in the October 1992 issue of The New England Journal of Medicine and the May 1995 issue of The Lancet. GTC expects to produce vaccines to treat approximately 20 patients in 1996. The production cost for these vaccines will be borne by the NCI, and GTC will invest in process development and scale-up.


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


RELATIONSHIP WITH GENZYME



     Equity Position. Genzyme is the largest single stockholder of the Company, currently holding 6,335,044 shares of Common Stock. Genzyme also holds a Common Stock Purchase Warrant exercisable for 145,000 shares of Common Stock at a price of approximately $2.84 per share, the market price at the time of issuance (the "Genzyme Warrant"). In addition, it is anticipated that $1.9 million of debt to Genzyme will be converted, at GTC's option, to Common Stock at the then current market price on June 30, 1996 under the Convertible Debt Agreement discussed below. Assuming the market price is $7.75 per share, 245,162 shares would be issued upon such conversion. Assuming exercise of the Genzyme Warrant and issuance of 245,162 shares on conversion of debt on June 30, 1996, after giving effect to this offering, Genzyme will own approximately 40% of the outstanding Common Stock. In addition to the amounts expected to be converted at GTC's option, all remaining indebtedness under the Convertible Debt Agreement may be converted, prior to repayment, into Common Stock at Genzyme's option. The Company expects that the outstanding balance will be repaid to Genzyme in cash upon the closing of this offering. See "Use of Proceeds."



     Four million of Genzyme's shares in GTC were acquired in 1993 at the time of the Company's organization in exchange for the transfer of certain assets to the Company. In February 1995, 500,000 shares were sold to Genzyme at $8.00 per share upon exercise by GTC of a put agreement entered into at the time of the Company's initial public offering. Genzyme received 1,333,333 shares in 1995 and 26,244 shares in 1996 in exchange for conversion of debt at the then current market prices. The remaining 475,467 shares were issued to Genzyme in July 1995 in exchange for shares of Genzyme common stock delivered as a portion of the consideration for the acquisition of BDL. The Genzyme Warrant, which expires on July 3, 2005, was issued to Genzyme in consideration of Genzyme's guaranty of the Company's indebtedness to a commercial bank discussed below. All of the shares held by Genzyme are entitled to certain registration rights. See "Description of Capital Stock."



     Arrangements Regarding Technology and Product Development. GTC and Genzyme have entered into a number of agreements regarding technology and product development discussed below:



          Technology Transfer Agreement. Under the Technology Transfer Agreement dated May 1, 1993, Genzyme transferred substantially all of its transgenic assets and liabilities to GTC, including its ownership in the Joint Venture, assigned its relevant contracts and licensed to the Company technology owned or controlled by it and relating to the production of recombinant proteins in the milk of transgenic animals (the "Field") and the purification of proteins produced in that manner. The license is worldwide and royalty free as to Genzyme, although GTC is obligated to Genzyme's licensors for any royalties due them. As long as Genzyme owns less than 50% of GTC, Genzyme may use the transferred technology or any other technology it subsequently acquires relating to the Field without any royalty obligation to the Company, provided Genzyme may not offer transgenic production services to third parties.



          Genzyme R&D Agreement. Pursuant to the Genzyme R&D Agreement, Genzyme and GTC agreed, until May 1, 1998, to provide research and development services for the other relating, in the case of GTC, to transgenic production of recombinant proteins and, in the case of Genzyme, to the purification of such proteins. Each company receives payments from the other equal to the performing party's fully allocated cost of such services, which is no less than 80% of the annual budgets established by the parties under the Genzyme R&D Agreement, plus, in most cases, a fee equal to 10% of such costs.



          AT-III Development Funding. Under the Convertible Debt Agreement, Genzyme agreed to fund transgenic AT-III development through the first quarter of 1997 in exchange for co-marketing rights to AT-III in all territories other than Asia. Such marketing rights will terminate if a development and supply agreement is not executed by the parties prior to March 31, 1997. See "Business -- Transgenic Production."



     Other Arrangements. GTC and Genzyme have also entered into a number of other arrangements:



          Services Agreement. Under a services agreement between GTC and Genzyme (the "Services Agreement"), GTC pays Genzyme a fixed monthly fee for basic laboratory and administrative support services provided by Genzyme. The monthly fee is adjusted annually, based on the services to be provided and changes in Genzyme's cost of providing the services. The Services Agreement is self-renewing annually and may be terminated upon 90 days notice by either party to the other party.



          Lease. GTC leases a portion of Genzyme's facilities in Framingham, Massachusetts (the "Lease"). GTC paid Genzyme $169,000 under the Lease in 1995. See "Facilities."



          Credit Line Guaranty, Term Loan Guaranty and Lien. The Company obtained a credit line in July 1995 and a term loan in December 1995 with a commercial bank secured by Genzyme's guaranty of the Company's obligations thereunder (currently up to $9.8 million). The Company has agreed to reimburse Genzyme for any liability Genzyme may incur under such guaranty and has granted Genzyme a first lien on all of the Company's assets to secure such obligation.



          Convertible Debt Agreement. In March 1996, the Company entered into the Convertible Debt Agreement with Genzyme under which Genzyme agreed to provide a revolving line of credit in the amount of $10 million. The line of credit will terminate upon the closing of this offering and all outstanding amounts will become due and payable. GTC anticipates that on June 30, 1996, a portion of the outstanding balance may be converted to Common Stock at an average market price over the 20 trading days ending June 28, 1996. The Company currently estimates that $1.9 million of debt will be converted at June 30, 1996, at the then current market price. As of May 31, 1996, approximately $2.4 million was outstanding under the revolving line of credit and $150,000 of debt had been converted into 26,244 shares of Common Stock in 1996. See "Use of Proceeds."



          Insurance. The Company currently participates together with other Genzyme affiliates as a co-insured under an insurance policy maintained by Genzyme, which includes product and professional liability coverage. Claims made by either Genzyme or any Genzyme affiliate under such insurance policy with respect to a particular form of liability automatically reduce the scope of the related liability coverage available for other co-insured parties thereunder. See "Risk Factors -- Risk of Service or Product Liability."



OTHER STRATEGIC COLLABORATIONS



     Tufts University School of Veterinary Medicine. Pursuant to a cooperation and licensing agreement, Tufts has agreed to work exclusively with GTC until September 1998 in developing commercial applications of transgenic protein production in milk. Tufts has also granted GTC a perpetual, non-exclusive license to use certain proprietary microinjection technology and animal husbandry techniques. Sales of products derived from transgenic goats produced by Tufts, or from their offspring, are subject to royalties payable to Tufts. The Company maintains a herd of 150 goats at Tufts' facility in Grafton, Massachusetts.



     The Joint Venture. GTC holds an interest in the Joint Venture which, in March 1994, increased to 22% after an additional $1.2 million cash investment by the Company. In October 1995, GTC contributed approximately $807,000 to maintain its 22% interest. The Joint Venture and GTC are parties to a research and development agreement under which the Joint Venture funded GTC's research into transgenic production of AT-III through October 1995 and certain research and other proteins (the "Funded Proteins") through October 1996. From its inception until the acquisition of TSI, the Joint Venture provided the majority of GTC's revenues. GTC has granted to the Joint Venture an exclusive license in Asia to use GTC's transgenic technology to market and sell transgenic animals and to sell Funded Proteins until the later of 2008 or the expiration of any applicable Japanese patent, subject to various reciprocal royalty obligations. See "Business -- Transgenic Production."



PATENTS AND PROPRIETARY RIGHTS



     GTC has filed a number of patent applications which cover relevant portions of its transgenic technology, several of which are covered by cross-licensing agreements. GTC holds an exclusive license from Genzyme to rights under a number of patent applications on file in the United States and corresponding foreign patent applications relating to certain aspects of its technology. GTC has been notified by the European Patent Office of the Office's intention to grant the full range of claims presented in GTC's application covering the basic method of protein production in milk, as well as any promoter used to do so. Other GTC applications as to specific proteins, classes of proteins, techniques to enhance expression and purification technologies remain pending.



     GTC has exclusive and nonexclusive licenses to technologies owned by other parties, including, DNX, Inc. as to microinjection, Stanford University as to gene transfer, and Behringwerke AG as to AT-III, as well as promoter cross-licenses in place with PPL Therapeutics PLC and Pharming B.V. Certain of the licenses require GTC to pay royalties on sales of products which may be derived from or produced using the licensed technology. The licenses generally extend for the life of any applicable patent. GTC is currently involved in an arbitration proceeding with Pharming B.V. with respect to one such cross-license agreement. See "Business -- Legal Proceedings."



     There can be no assurance that patent applications filed by GTC will result in patents being issued or that any patents issued to or licensed by GTC will be held valid. The Company may also be subject to claims that result in the revocation of patent rights previously licensed to GTC as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its products. There can be no assurance that GTC will be able to obtain such licenses on acceptable terms, if at all. In addition, there may be pending or issued patents held by parties not affiliated with GTC that relate to the technology utilized by GTC. As a result, GTC may need to acquire licenses to, or contest the validity of, such patents or any other similar patents which may be issued. GTC could incur substantial costs in defending itself against challenges to patent or infringement claims made by third parties or in enforcing any patent rights of its own.



     The Company also relies upon trade secrets, know how and continuing technological advances to develop and maintain its competitive position. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, the Company requires employees, consultants and certain collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with the Company. These agreements are intended to enable the Company to protect its proprietary information by controlling the disclosure and use of technology to which it has rights and provide for ownership by the Company of proprietary technology developed at the Company or with the Company's resources. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other confidential information in the event of unauthorized use or disclosure of such information. The loss or exposure of trade secrets possessed by GTC could adversely affect its business. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Technology."



COMPETITION



  Transgenics



     Many companies, including biotechnology and pharmaceutical companies, are actively engaged in seeking efficient methods of producing proteins for therapeutic or diagnostic applications. Two other companies known to GTC are extensively engaged in the application of transgenic technology for the production of proteins: Pharming B.V. and PPL Therapeutics PLC. Pharming B.V., based in the Netherlands, is engaged in the development of recombinant proteins in the milk of transgenic cows, which are most suitable for extremely high volume protein production. PPL Therapeutics PLC, which is based in Scotland, utilizes sheep for their protein production. See "Business -- Legal Proceedings."



     GTC's success will depend on its continued ability to attract and retain qualified personnel, to develop and secure the rights to advanced proprietary technology and to exploit commercially its technology in a timely and cost effective manner so that transgenic production systems are competitive with existing and future therapeutics production systems.



  Testing Services



     The worldwide markets for testing services, manufacturing support services and related development services are highly fragmented, involving several hundred companies as well as universities and government bodies. Competition in these markets is based primarily on technological capabilities and reputation for quality of products and services offered and perceived financial stability. In certain market segments, price is a significant competitive factor. See "Risk
Factors -- Competition."



GOVERNMENT REGULATION



  Transgenics



     The manufacturing and marketing of GTC's potential products, and certain areas of research related to them, are subject to regulations by governmental authorities in the United States, including the FDA, the USDA and the EPA. Comparable authorities are involved in other countries.



     To GTC's knowledge, no protein produced in the milk of a transgenic animal has been submitted for regulatory approval. However, the FDA issued the Points to Consider in August 1995. Earlier in 1995 comparable guidelines were issued by European regulatory authorities. GTC believes that its programs satisfactorily address the issues raised by these documents and generally views them as a very positive milestone in the acceptance of the transgenic form of production. Based on discussions with the FDA and others, GTC expects the basic U.S. regulatory framework for the transgenic production of recombinant proteins in animals to be similar to that described in the Points to Consider.



     The anticipated approval process will be a two-part process, governing first the approval of an individual pharmaceutical product as safe and effective and second the approval of the manufacturing process as complying with applicable FDA current GMPs. There can be no assurance, however, that there will not be any delays in product development or FDA approval due to issues arising from the breeding of transgenic animals and the use of proteins derived from such animals.



     With respect to therapeutic products, the standard FDA approval process includes preclinical laboratory and animal testing, submission of an IND application to the FDA, appropriate human clinical trials to establish safety and effectiveness and submission of an NDA prior to market introduction. Based on the information available to it, the Company expects the same process to apply to transgenically produced products, with the approval process to be undertaken either by the Company, by a collaborator for which the Company is producing proteins or jointly, depending upon the nature of the relationship involved.



     Approval for the production facilities to be used in producing a therapeutic product will be subject to both the requirements for Biologics License Applications and the Points to Consider. See "Risk Factors -- Government Regulation."



  Testing Services



     GTC and its customers are subject to a variety of regulatory requirements intended to ensure the quality and integrity of their products and services. The industry standard for conducting non-clinical testing is embodied in regulations called Good Laboratory Practices ("GLPs"). GLPs have been adopted by the EPA and the FDA and foreign regulatory bodies. To help ensure compliance, the Company maintains a strict quality assurance program at each site to audit test data and conduct regular inspections of testing procedures and facilities. GTC also complies with FDA-established current GMPs at its Washington Laboratories and at BDL.



     GTC also maintains certain licenses and permits issued by federal, state and local authorities relating to the operation of its current laboratory and testing facilities, including those required for hazardous waste disposal, the purchase, use and disposal of radioactive isotopes and the use of animals in testing and research. These licenses and permits include licenses from the U.S. Nuclear Regulatory Commission for the purchase, use and disposal of small amounts of short-lived radioactive isotopes for research purposes. GTC also has registered with the Massachusetts Department of Environmental Protection and the EPA as a Very Small Quantity Hazardous Waste Generator in connection with its disposal of certain organic hazardous wastes used in connection with its molecular biology and biomedical research. These wastes are disposed of through a licensed hazardous waste transporter. The use and disposal of chemicals is regulated under the Toxic Substances Control Act and other state and federal legislation.

     Each of GTC's laboratories is licensed by the USDA and state and local authorities to house and use laboratory animals for biomedical research purposes. The ability to continue using animals in testing and research is dependent on continued compliance with the requirements of such licenses. GTC's Argus, Mason and Washington Laboratories are also registered with the U.S. Public Health Service to conduct biomedical research on laboratory animals funded by the NIH and other federal agencies. GTC's Argus, Mason and Redfield laboratories are also licensed by federal and state drug enforcement agencies to procure and use controlled substances in research programs involving laboratory animals. See "Risk Factors -- Dependence of Testing Services on Current Government Regulatory Requirements."



     The Company's operations are also subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and waste, including but not limited to animal waste and waste water.



EMPLOYEES



     As of March 31, 1996, GTC employed 433 people. Of these, 274 were engaged in operations, 37 were engaged in research and development and 122 were engaged in marketing and general administration. None of GTC's employees are covered by collective bargaining agreements. GTC believes its employee relations are positive.



FACILITIES



     GTC's headquarters and research facilities are located in approximately 9,100 square feet of laboratory and office space leased from Genzyme in Framingham, Massachusetts. This lease extends through May 1998, at which time, the lease automatically renews on a year-to-year basis unless terminated by either party on 90 days' notice. See "Business -- Relationship with Genzyme."



     GTC owns a 168-acre commercial production facility in central Massachusetts. This facility contains 48,200 square feet of production, laboratory and administrative space, as well as a newly completed 7,200 square foot facility for clinical-grade milk collection and processing. The facility also currently houses more than 500 goats. GTC believes its and Genzyme's current facilities are adequate for significant further development of commercial transgenic products. GTC also currently utilizes animal housing, care and treatment facilities operated by Tufts in Massachusetts.



     GTC also owns or leases sites for each of its testing laboratories. The Company's Mason Laboratories occupies two facilities in Worcester, Massachusetts, the largest of which is an approximately 107,600 square foot preclinical testing facility, leased through March 2005. In addition, GTC owns an adjacent building that consists of 46,800 square feet, of which 9,400 square feet of space has been renovated for preclinical testing. The remaining 37,400 square feet is shell space available for future expansion.



     In addition, GTC owns and occupies a 57,000 square-foot preclinical testing facility in Redfield, Arkansas; occupies a 37,000 square-foot preclinical testing facility in Horsham, Pennsylvania, under a lease which expires in June 2002; operates its formulation business in a 10,500 square-foot laboratory facility in Cambridge, Massachusetts under a lease that expires in October 2002; and occupies a 20,600 square-foot laboratory and office facility in Rockville, Maryland, under a lease expiring in December 2000.



     The operations of the Company's former subsidiary, HSRI were located in a 20,700 square foot facility in Englewood, New Jersey under a lease expiring in August 1998. The Company has sublet approximately 6,000 square feet of this space and is attempting to sublet the remainder.



LEGAL PROCEEDINGS



     The Company and Pharming B.V. entered into a license agreement (the "License Agreement") on September 21, 1994, under which the Company and Pharming B.V. cross-licensed to the other various intellectual property rights under certain patents relating to the transgenic production of proteins. On December 21, 1995, Pharming B.V. filed a request for arbitration under the License Agreement claiming breach of that agreement on various grounds. The plaintiff is seeking a declaratory judgment which would effectively rescind the Company's intellectual property rights under the License Agreement, injunctive relief and unspecified damages. GTC has denied Pharming B.V.'s allegations and has filed a counterclaim alleging that Pharming B.V.'s request for arbitration was filed for improper purposes. While the outcome of the arbitration proceeding cannot be determined, GTC believes that there is no ground for rescission of the License Agreement and that GTC will be able to defend this proceeding successfully. There can be no assurance, however, that GTC will prevail in the defense of the arbitration proceeding. Failure by the Company to prevail for any reason could have a material adverse effect on the Company, including potential delays in the commercialization of the Company's transgenic proteins and increased costs.



     On June 17, 1994, a law suit was filed in the Court of Chancery of the State of Delaware for New Castle County, Civil Action No. 13569, on behalf of the stockholders of TSI naming the Company, TSI and each of the directors of TSI as defendants. The complaint alleges, among other things, that (i) the terms of the merger between TSI and a subsidiary of GTC pursuant to the Agreement and Plan of Merger dated June 14, 1994 among TSI, GTC and such subsidiary of GTC (the "Merger Agreement") are unfair to the TSI stockholders, (ii) TSI's directors breached their fiduciary duties to the TSI stockholders in authorizing TSI to enter into the Merger Agreement and failing to conduct an auction for TSI, and (iii) GTC aided and abetted the TSI directors in the breach of their fiduciary duty. The lawsuit seeks an unspecified amount of damages and a court order to unwind the Merger. The Company, TSI and the directors of TSI deny the allegations set forth in the complaint and intend to vigorously defend the lawsuit. On or about September 21, 1994, GTC filed a motion to dismiss all claims asserted against it in the litigation. Plaintiffs have not filed a substantive opposition to GTC's motion to dismiss, and the motion to dismiss remains pending before the court.



     Except as described above, GTC is not a party to any material legal proceedings.

                                   MANAGEMENT



EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS



     The following table sets forth certain information concerning the executive officers, key employees and directors of the Company as of June 1, 1996.



                   NAME                      AGE                    POSITION
- -------------------------------------------  ---   -------------------------------------------
Henri A. Termeer...........................  50    Chairman of the Board
James A. Geraghty..........................  41    President, Chief Executive Officer
John B. Green..............................  42    Vice President and Chief Financial Officer
Evan M. Lebson.............................  53    Vice President and Treasurer
Harry M. Meade.............................  49    Vice President, Transgenics Research
Robert W. Baldridge........................  61    Vice Chairman of the Board
Henry E. Blair.............................  52    Director
Francis J. Bullock.........................  59    Director
Alan A. Smith..............................  50    Director
Alan W. Tuck...............................  47    Director



     Pursuant to the Company's Restated Articles of Organization, the Board of Directors of the Company is divided into three classes, with each class being as nearly equal in number of directors as possible. The term of one class expires, and their successors are elected for a term of three years, at each annual meeting of the Company's stockholders.



     The Company has standing Audit and Compensation Committees of the Board of Directors, but does not have a Nominating Committee. The Audit Committee, consisting of Messrs. Baldridge, Blair and Tuck, held three meetings in 1995. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial controls and financial reporting systems. The committee reviews the general scope of the Company's annual audit, the fee charged by the Company's independent accountants and other matters relating to internal control systems.



     The Compensation Committee of the Board of Directors determines the compensation to be paid to all executive officers of the Company (except Messrs. Termeer and Lebson, who are compensated by Genzyme), including the Chief Executive Officer. The Compensation Committee also administers the Company's 1993 Equity Incentive Plan (the "Equity Plan"), including the grant of stock options and other awards under the Equity Plan. The Compensation Committee held five meetings during 1995. The Compensation Committee is currently composed of Messrs. Bullock (Chairman), Blair and Tuck.



     Mr. Termeer has served as a director and as Chairman of GTC since its incorporation in February 1993. He has also served as President and as a director of Genzyme since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. For ten years prior to joining Genzyme, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is Chairman of the Board of Neozyme II Corporation. He is also a director of Abiomed, Inc., AutoImmune Inc. and GelTex Pharmaceuticals, Inc. and serves as a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors.



     Mr. Geraghty has been the President, Chief Executive Officer and a director of GTC since its incorporation in February 1993. Mr. Geraghty joined Genzyme in September 1992, where he was a Vice President for Corporate Development and the General Manager of the transgenics business unit until the incorporation of the Company. Mr. Geraghty was Vice President of the Prescription Services Division of Caremark International from June to September 1992, which, at that time, was a unit of Baxter International. Prior to that, he held a variety of general management and strategy consulting positions with Bain and Company and with companies in the Bain Venture Capital portfolio.

     Mr. Green has been the Vice President and Chief Financial Officer of GTC since December 1994. He has also served as Vice President and Treasurer of TSI since March 1993 and as its Chief Financial Officer since December 1994. Prior to that, he was Vice President and Assistant Treasurer of TSI from December 1989.



     Mr. Lebson has served as Vice President and Treasurer of GTC since its incorporation in February 1993. He has also been Vice President and Treasurer of Genzyme since August 1991, its Vice President, Financial Operations from April 1990 to August 1991 and, previously, from August 1989, Executive Assistant to the President. Prior to joining Genzyme, he was, from 1983, Treasurer and Chief Financial Officer of Integrated Genetics, Inc., a biotechnology company acquired by Genzyme in 1989.



     Dr. Meade has been Vice President, Transgenics Research for GTC since August 1994 and has served as Research Director of GTC since May 1993. Prior to joining GTC, Dr. Meade was a Scientific Fellow at Genzyme, where he was responsible for directing the transgenic molecular biology program. From 1981 to March 1990, when he joined Genzyme, Dr. Meade was a Senior Scientist at Biogen, Inc., a biotechnology company, where he worked on the technology relating to the production of proteins in milk and was an inventor on the first issued patent covering this process.



     Mr. Baldridge is Vice Chairman of the Board of Directors of the Company. Mr. Baldridge served as a director of TSI from November 1990 until its acquisition by the Company in October 1994, and was Chairman and Chief Executive Officer of TSI from April 1993 to October 1994. He has served as an independent financial consultant and investment banker since June 1988, in which capacity he was affiliated with Downer & Company, investment bankers, between June 1990 and September 1995. He previously held investment banking positions with PaineWebber Incorporated, most recently as First Vice President for eleven years until June 1988.



     Mr. Blair is a consultant to several companies, including Genzyme. Prior to January 1990, Mr. Blair was Senior Vice President, Scientific Affairs of Genzyme. Before joining Genzyme in 1981, he was Associate Director of the New England Enzyme Center at Tufts University School of Medicine. Mr. Blair is also a director of Genzyme, Dynagen, Inc. and Celtrix Pharmaceuticals, Inc.



     Dr. Bullock has been a senior consultant with Arthur D. Little, Inc. since September 1993, prior to which he was Senior Vice President, Research Operations, of Schering-Plough Research Institute, a position he held from 1981 until August 1993. He previously held research positions at Abbott Laboratories and Arthur D. Little, Inc.



     Dr. Smith has been a Senior Vice President, Research of Genzyme since August 1989. Prior to joining Genzyme, he was Vice President -- Scientific Director of Integrated Genetics, Inc., a biotechnology company, from November 1984 until its acquisition by Genzyme in August 1989. From October 1980 to October 1984, Dr. Smith was head of the Biochemistry Division of the National Institute for Medical Research in London.



     Mr. Tuck is a director of T Cell Sciences, Inc., a biotechnology company. Mr. Tuck joined T Cell Sciences in February 1992 after four years as Vice President, Marketing and Business Development of Biogen, Inc., a biotechnology company. From February 1992 through May 1996, Mr. Tuck was the President and Chief Executive Officer of T Cell Sciences.



DIRECTOR COMPENSATION



     Director Fees. All directors not employed by the Company or Genzyme receive $1,000 for each meeting of the Board of Directors attended in person, $400 for each meeting of the Board of Directors attended by telephone conference call and $400 for each committee meeting attended in person.



     1993 Director Stock Option Plan. All of the directors who are not employees of the Company (the "Eligible Directors") are currently eligible to participate in the Company's 1993 Director Stock Option Plan (the "Director Plan"), except for Mr. Termeer who has irrevocably elected not to participate in the Director Plan. Options under the Director Plan are automatically granted once a year, at the annual meeting of stockholders of the Company, to Eligible Directors elected or reelected at the meeting. Each such Eligible Director receives an option to purchase 2,000 shares of Common Stock for each year of the term of office to which the director is elected (normally 6,000 shares for election to a three-year term of office). In addition, upon the election of an Eligible Director other than at an annual meeting, such director is automatically granted an option to purchase 2,000 shares of Common Stock for each year or portion thereof of the term of office to which he or she is elected. Options become exercisable with respect to 2,000 shares on the date on which the option was granted and on the date of each annual meeting of stockholders thereafter, so long as the optionee is then a director of the Company. The options have a term of ten years and an exercise price, payable in cash or shares of Common Stock, equal to the last sale price for the Common Stock on the business day immediately preceding the date of grant, as reported by Nasdaq.



     Grant of Stock Option. On February 7, 1995, the Board of Directors voted to grant Mr. Termeer a non-qualified stock option to purchase 10,000 shares of Common Stock. The option became exercisable with respect to 6,000 shares on the date of the 1995 annual meeting of stockholders and will become exercisable with respect to 2,000 additional shares on each of the 1996 and 1997 annual meeting of stockholders, provided that Mr. Termeer is a member of the Board of Directors at the opening of business on such dates. The option has a term of ten years and an exercise price of $3.625, payable in cash or shares of Common Stock.



     Consulting Agreement. Under the terms of an Employment and Consulting Agreement among the Company, TSI and Mr. Baldridge, Mr. Baldridge agreed to provide full-time services to the Company for a one-year term that expired on October 1, 1995 and part-time consulting services to the Company and Genzyme during the five-year period thereafter. During the period of Mr. Baldridge's full-time employment with the Company, TSI paid him a base salary of $216,000, plus a bonus equal to 25% of such amount at the end of the one-year term. During the current five-year consulting term, Mr. Baldridge receives a consulting fee equal to $132,000 per year. Pursuant to the Employment and Consulting Agreement, Mr. Baldridge was granted an option to purchase 35,000 shares of Common Stock. By its terms, such option became exercisable with respect to 20% of such shares on the date of grant and becomes exercisable with respect to an additional 20% of such shares on each of the first four anniversaries of the effective date of the Employment and Consulting Agreement.

EXECUTIVE COMPENSATION



     The following tables set forth certain information with respect to the annual and long-term compensation paid or accrued by the Company for services rendered to the Company in all capacities for the fiscal year ended December 31, 1995 by its Chief Executive Officer and the three named executive officers of the Company (collectively, the "Named Executive Officers"). The Company's two remaining executive officers, Henri A. Termeer, Chairman of the Board, and Evan
M. Lebson, Treasurer, are executive officers of Genzyme and are compensated by Genzyme, although the Company has reimbursed Genzyme for a part of Mr. Lebson's cash compensation under the Services Agreement.



                           SUMMARY COMPENSATION TABLE



                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                 ANNUAL COMPENSATION       SECURITIES
                                              -------------------------    UNDERLYING     ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS    OPTIONS (#)    COMPENSATION
- --------------------------------------------  ----   --------   -------   ------------   ------------
James A.Geraghty(1).........................  1995   $175,000   $65,273      60,000        $ 14,235(2)
  Chief Executive Officer                     1994     55,846    38,000      17,250               0
                                              1993    139,800    37,083      80,000               0

John B. Green...............................  1995   $122,635   $14,367      25,000        $  3,548(3)
  VP, Chief Financial Officer                 1994     28,000    35,000      20,000           2,925(3)

Harry M. Meade..............................  1995   $120,000   $22,038      20,000        $    697(3)
  VP, Transgenics Research                    1994    109,735    20,000       6,000           1,372(3)

Steven M. Niemi, DVM*.......................  1995   $135,000   $11,454      20,000        $  2,597(3)
  VP, U.S. Operations                         1994     33,363    35,000      25,000           3,189(3)


- ---------------


  * Dr. Niemi resigned as an executive officer of the Company effective January 31, 1996.


(1) Prior to the transfer of certain assets to the Company on May 1, 1993, Mr. Geraghty was General Manager of Genzyme's transgenics business unit. The cash compensation reported above for 1993 includes $77,885 in salary and $2,083 in bonus paid by Genzyme through July 1993, after which time all of Mr. Geraghty's compensation was paid by the Company.


(2) The reported amount includes employer contributions of $741 under the Genzyme Transgenics Corporation 401(k) Plan and relocation expenses of $13,494.


(3) The reported amount represents employer contributions under the Genzyme Transgenics Corporation 401(k) Plan.


     The following table sets forth certain information regarding options granted during the twelve months ended December 31, 1995 by the Company to the Chief Executive Officer and the Named Executive Officers:



                       OPTION GRANTS IN LAST FISCAL YEAR



                                        INDIVIDUAL GRANTS
                     --------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                      NUMBER OF       PERCENT OF                                 ASSUMED ANNUAL RATES OF STOCK
                     SECURITIES      TOTAL OPTIONS                               PRICE APPRECIATION FOR OPTION
                     UNDERLYING       GRANTED TO     EXERCISE OR                            TERM(1)
                       OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------------------
       NAME          GRANTED (#)      FISCAL YEAR     ($/SHARE)       DATE      0% ($)     5% ($)      10% ($)
- -------------------  -----------     -------------   -----------   ----------   ------   ----------   ----------
James A.
  Geraghty.........     60,000(2)         9.12%          3.00        5/19/05       0        113,201      286,874
John B. Green......     25,000(3)         3.80           3.00        5/19/05       0         47,167      119,531
Harry M. Meade.....     20,000(4)         3.04           3.00        5/19/05       0         37,734       95,624
Steven M. Niemi....     20,000(4)         3.04           3.00        5/19/05       0         37,734       95,624
All stockholders...         --              --             --             --       0     24,961,216   63,256,623


- ---------------


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Common Stock. No gain to the optionees is possible without an increase in price of the Common Stock, which will benefit all shareholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Common Stock would have to be $4.89 and $7.78, or approximately 63% and 159% above the respective exercise or base price shown. The amount shown for all stockholders reflects the potential value to all stockholders if the price of the Common Stock appreciates at such rates over the term of the options, assuming a purchase in 1995 at the option exercise price shown.


(2) Represents two option grants on May 19, 1995: (a) a grant covering 30,000 shares, exercisable with respect to 20% of the underlying shares on the date of grant and an additional 20% of the underlying shares on each of the next four anniversaries of the date of grant; and (b) a grant covering 30,000 shares, fully exercisable on November 19, 2004, subject to acceleration upon the achievement of an average closing price for the Common Stock, over any period of thirty consecutive trading days ending before December 31, 1996, 1997 and 1998, of $6.00, $7.00 and $8.00,
     respectively.


(3) Represents two option grants on May 19, 1995: (a) a grant covering 15,000 shares, exercisable with respect to 20% of the underlying shares on the date of grant and an additional 20% of the underlying shares on each of the next four anniversaries of the date of grant; and (b) a grant covering 10,000 shares, fully exercisable on November 19, 2004, subject to acceleration upon the achievement of an average closing price for the Common Stock, over any period of thirty consecutive trading days ending before December 31, 1996, 1997 and 1998, of $6.00, $7.00 and $8.00,
     respectively.


(4) Represents two option grants on May 19, 1995: (a) a grant covering 10,000 shares, exercisable with respect to 20% of the underlying shares on the date of grant and an additional 20% of the underlying shares on each of the next four anniversaries of the date of grant; and (b) a grant covering 10,000 shares, fully exercisable on November 19, 2004, subject to acceleration upon the achievement of an average closing price for the Common Stock, over any period of thirty consecutive trading days ending before December 31, 1996, 1997 and 1998, of $6.00, $7.00 and $8.00,
     respectively.


     The following table sets forth certain information concerning the unexercised stock options as of December 31, 1995 held by the Chief Executive
Officer and the Named Executive Officers. No options were exercised during the fiscal year of 1995 by such executives.



              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE



                                                                                            VALUE OF UNEXERCISED
                                                                   NUMBER OF SECURITIES         IN-THE-MONEY
                                                                  UNDERLYING UNEXERCISED         OPTIONS AT
                                       SHARES                           OPTIONS AT          FISCAL YEAR-END ($)
                                    ACQUIRED ON       VALUE         FISCAL YEAR-END (#)         EXERCISABLE/
               NAME                 EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   UNEXERCISABLE(1)
- ----------------------------------  ------------   ------------   -----------------------   --------------------
James A. Geraghty.................      0              0              52,900/104,350            9,113/75,544
John B. Green.....................      0              0              23,280/ 37,120           17,125/49,750
Harry M. Meade....................      0              0              24,400/ 41,600            2,750/24,750
Steven M. Niemi...................      0              0              30,920/ 41,880           19,000/49,125


- ---------------


(1) Based on the difference between the option exercise price and the closing price of the underlying Common Stock on December 29, 1995 as reported by Nasdaq, which closing price was $4.375.



EXECUTIVE EMPLOYMENT AGREEMENTS



     JAMES A. GERAGHTY. Under the terms of an Employment Agreement between Mr. Geraghty and the Company, Mr. Geraghty's base salary will be no less than $190,000 per annum. He is also eligible to receive performance and incentive bonuses as determined by the Company's Compensation Committee, which has set his maximum cash bonus for 1996 at 40% of such base salary.



     JOHN B. GREEN. Under the terms of an Employment Agreement between Mr. Green and the Company, Mr. Green's base salary will be no less than $135,000 per annum and the maximum amount of his annual bonus will be 25% of his base salary, with such bonus payable on each December 31, subject to satisfaction of certain established performance goals relating to individual and Company performance.



     HARRY M. MEADE. Under the terms of an Employment Agreement between Dr. Meade and the Company, Dr. Meade's base salary will be no less than $126,000 per annum. Under the agreement, he is also eligible to receive bonuses based on individual and Company performance, and the Company's Compensation Committee has established a maximum bonus for 1996 equal to 25% of such base salary.



     Each of the foregoing agreements will remain in effect until terminated in accordance with its terms. In the event that the Company terminates any of the foregoing employees without cause or if any of such employees terminates his agreement upon a "change of control" of the Company, as such term is defined in each of the employment agreements, such employee will immediately be paid the maximum bonus for the year of termination, prorated on the basis of the portion of the year completed, and will continue to receive his then current base salary for a severance period. In the case of Mr. Geraghty, the severance period is two years. In the case of Mr. Green, the severance period in the event of a "change in control" is two years and otherwise is one year. In the case of Dr. Meade, the severance period is one year. If any of the foregoing employees terminates his agreement upon a change of control, such severance payments will be reduced by income which such employee derives during the relevant severance period from a subsequent employer. In any case in which the Company must pay severance upon a change in control, outstanding stock options held by the affected employee which are not then exercisable shall immediately become exercisable.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Three members of the Company's Board of Directors serve as directors and/or executive officers of Genzyme: Mr. Termeer is Chairman of the Board, President and Chief Executive Officer; Mr. Blair is a director; and Dr. Smith is an executive officer.

                              CERTAIN TRANSACTIONS



     The Company and Genzyme have entered into various agreements which are described above in "Business -- Relationship with Genzyme." In 1995, the Company paid Genzyme an aggregate of $2.8 million and received an aggregate of $485,000 from Genzyme pursuant to the Genzyme R & D Agreement, the Services Agreement and the Lease. In addition, in February 1995, the Company received $4.0 million from Genzyme under a Common Stock Put Agreement and, in June 1995, Genzyme converted debt of the Company in the amount of $4.0 million for shares of Common Stock pursuant to a Common Stock Purchase Agreement. In March 1996, Genzyme converted indebtedness of $150,000 into 26,244 shares of Common Stock pursuant to the Convertible Debt Agreement. On May 31, 1996, approximately $2.4 million was outstanding under the Convertible Debt Agreement. See "Business -- Relationship with Genzyme."



                                SHARE OWNERSHIP



     The following table and footnotes set forth certain information regarding the beneficial ownership of the Company's Common Stock, and the General Division
Common Stock ("General Division Stock") and the Tissue Repair Division Common
Stock ("TR Stock") of Genzyme Corporation ("Genzyme"), as of May 31, 1996, by
(i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the Chief Executive Officer and the three named executive officers, other than the Chief Executive Officer, of the Company, (iii) each director of the Company and (iv) all current executive officers and directors of the Company as a group:



                                                                                   PERCENTAGE OF
                                                                                     TOTAL(1)
                                                                               ---------------------
                                                         NUMBER OF SHARES       BEFORE       AFTER
                       STOCKHOLDER                      BENEFICIALLY OWNED     OFFERING     OFFERING
    --------------------------------------------------  ------------------     --------     --------
    Henri A. Termeer(2)...............................       6,733,206           49.0%        40.2%
      c/o Genzyme Corporation
      One Kendall Square
      Cambridge, MA 02139
    Genzyme Corporation(3)............................       6,725,206           49.0%        40.2%
      One Kendall Square
      Cambridge, MA 02139
    James A. Geraghty(4)..............................         118,312              *            *
    John B. Green(5)..................................          77,667              *            *
    Harry M. Meade(6).................................          53,101              *            *
    Steven M. Niemi+(7)...............................          19,038              *            *
    Robert W. Baldridge(8)............................          62,075              *            *
    Henry E. Blair(9).................................           9,000              *            *
    Francis J. Bullock(10)............................          11,000              *            *
    Alan E. Smith(11).................................           8,000              *            *
    Alan W. Tuck(12)..................................           9,000              *            *
    All current executive officers and directors as a
      group (10 persons)(13)..........................       7,081,761           50.5%        40.2%


- ---------------


   + Mr. Niemi resigned as an executive officer of the Company effective January 31, 1996.


   * Indicates less than 1%.


 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares listed in the table. Ownership of shares of General Division Stock and TR Stock set forth in these footnotes does not include shares acquired for the account of any named person under the Genzyme 1990 Employee Stock Purchase Plan and Corporation Retirement Savings Plan


     after March 31, 1996, and with respect to each named person, except Mr. Termeer, represents less than one percent of the outstanding shares of each class of stock.


 (2) Includes 8,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996. Also includes 6,751,488 shares beneficially owned by Genzyme, which includes 145,000 shares subject to a currently-exercisable common stock warrant and 245,162 shares expected to be converted on June 30, 1996 under the Convertible Debt Agreement, assuming a conversion price of $7.75 (see "Business-Relationship with Genzyme"), as to all of which Mr. Termeer disclaims beneficial ownership. Mr. Termeer is President, Chief Executive Officer and Chairman of the Board of Genzyme. Mr. Termeer also beneficially owns 448,941 and 130,067 shares of General Division Stock and TR Stock, respectively, which includes options to purchase 432,750 and 114,378 shares of General Division Stock and TR Stock, respectively, that are exercisable within the 60-day period following May 31, 1996 and warrants to purchase 3,350 and 452 shares of General Division Stock and TR Stock, respectively, that are currently exercisable. In the aggregate, such ownership represents 1.31% of the outstanding shares of General Division Stock and 1.03% of the outstanding shares of TR Stock.


 (3) Includes 145,000 shares subject to a common stock purchase warrant which is currently exercisable and 245,162 shares expected to be converted on June 30, 1996 under the Convertible Debt Agreement assuming a conversion price of $7.75. (See "Business-Relationship with Genzyme").


 (4) Includes 115,120 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996. Mr. Geraghty also beneficially owns 7,100 and 1,404 shares of General Division Stock and TR Stock, respectively, which consist of options to purchase such shares that are currently exercisable or exercisable within the 60-day period following May 31, 1996.


 (5) Includes 41,524 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996 and 16,964 shares held by John B. Green as trustee of the BioDevelopment Laboratories, Inc. 401(k) Plan as to which Mr. Green disclaims beneficial ownership. Mr. Green also holds 146 shares of General Division Stock as trustee of such plan as to which Mr. Green disclaims beneficial ownership.


 (6) Includes 48,844 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996. Dr. Meade also beneficially owns 5,730 and 1,096 shares of General Division Stock and TR Stock, respectively, which consist of options to purchase such shares that are currently exercisable or exercisable within the 60-day period following May 31, 1996.


 (7) Based on information as of March 31, 1996.


 (8) Includes 59,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996.


 (9) Includes 8,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996. Mr. Blair also beneficially owns 20,100 and 11,736 shares of General Division Stock and TR Stock, respectively, which include options to purchase 7,600 and 8,402 shares of General Division Stock and TR Stock, respectively, that are currently exercisable or exercisable within the 60-day period following May, 31 1996.


(10) Consists of 11,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996.


(11) Consists of 8,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996. Dr. Smith also beneficially owns 72,499 and 18,226 shares of General Division Stock and TR Stock, respectively, which include options to purchase 69,646 and 17,071 shares of General Division Stock and TR Stock, respectively, that are currently exercisable or exercisable within the 60-day period following May 31, 1996.


(12) Consists of 8,000 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996 and 1,000 shares as to which Mr. Tuck shares voting and investment power with his wife.


(13) Includes 307,888 shares subject to stock options currently exercisable or exercisable within the 60-day period following May 31, 1996; 16,964 shares held by John B. Green as trustee of the BioDevelopment Laboratories, Inc. 401(k) Plan as to which Mr. Green disclaims beneficial ownership; and 6,725,206 shares beneficially owned by Genzyme, a corporation of which Mr. Termeer and Mr. Blair are directors and of which Mr. Termeer and Dr. Smith are officers. The Company's current directors and executive officers as a group beneficially own an aggregate of 566,688 and 168,322 shares of General Division Stock and TR Stock, respectively, which include options to purchase 534,759 and 147,891 shares of General Division Stock and TR Stock, respectively, that are currently exercisable or exercisable within the 60-day period following May 31, 1996, 3,350 and 452 shares of General Division Stock and TR Stock, respectively, subject to currently exercisable warrants, and 146 shares of General Division Stock held by Mr. Green as trustee of the BioDevelopment Laboratories, Inc. 401(k) Plan. Such ownership represents 1.65% and 1.33% of the outstanding shares of General Division Stock and TR Stock, respectively.



                          DESCRIPTION OF CAPITAL STOCK



     The authorized capital stock of the Company consists of 24,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock").



     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Articles of Organization (the "Articles"), which are included as an exhibit to the Registration Statement, and by the provisions of applicable law.



COMMON STOCK



     Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding shares of Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the effective date of the Registration Statement. The Common Stock outstanding upon the effective date of the Registration Statement, and the shares offered by the Company hereby upon issuance and sale, will be fully paid and nonassessable.



PREFERRED STOCK



     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Board of Directors could, without the approval of the stockholders, issue Preferred Stock having voting or conversion rights that could adversely affect the voting power of the holders of Common Stock and the issuance of Preferred Stock could be used, under certain circumstances, to render more difficult or discourage a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.



STOCK PURCHASE RIGHTS



     Upon its acquisition of TSI, GTC assumed an outstanding warrant that TSI had issued to a commercial bank, currently exercisable for 37,600 shares of Common Stock at exercise price of $0.05 per share. This warrant terminates on October 28, 1998.



     In consideration for Genzyme's guaranty of a line of credit with a commercial bank, GTC issued a Common Stock Purchase Warrant to Genzyme covering 145,000 shares at a price of approximately $2.84 per share. This warrant terminates on July 3, 2005.



     In partial consideration for an equipment leasing facility with Financing For Science International, Inc. ("FSI"), GTC has issued three Common Stock Purchase Warrants to FSI covering an aggregate of

8,000 shares of Common Stock (the "FSI Warrants"). The purchase rights represented by these warrants are currently exercisable at prices ranging from $0.10 per share to $6.50 per share. The FSI Warrants terminate on January 1, 2000 with respect to 4,000 shares and on December 31, 2001 with respect to 4,000 shares.



     Under the Convertible Debt Agreement, all outstanding amounts will become due on the closing of this offering. GTC has the option to convert a portion of the outstanding balance on June 30, 1996 to Common Stock. GTC anticipates that 245,162 shares will be issued to Genzyme on June 30, 1996, representing the conversion of $1,900,000 of indebtedness at an assumed price of $7.75. It is anticipated that approximately $1.0 million will be outstanding under such agreement at the closing of this offering. Prior to repayment the entire balance may be converted at Genzyme's option, to Common Stock at the then current market price. It is not anticipated that Genzyme will exercise such conversion option.



STOCK OPTIONS



     GTC maintains the Equity Plan and the Director Plan. Options for all of the authorized shares for the Director Plan have been issued and are unexercised while options for 1,532,896 shares have been issued and are outstanding under the Equity Plan, of which 1,461,310 are unexercised.



REGISTRATION RIGHTS



     FSI is entitled to certain rights with respect to registration under the Securities Act of an aggregate of 8,000 shares of Common Stock issuable upon exercise of the FSI Warrants. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Company is required under the FSI Warrants to use its best efforts to include the shares of Common Stock issuable to FSI in such registration. These shares will not form a part of the shares of Common Stock registered in this offering. In addition, under the Series A Convertible Preferred Stock Purchase Agreement dated May 1, 1993, Genzyme has certain demand and piggyback registration rights with respect to its shares of Common Stock but is not expected to exercise these rights in conjunction with this offering.



ANTI-TAKEOVER MEASURES



     In addition to the Board of Directors' ability to issue shares of Preferred Stock in series, the Articles and the Bylaws of the Company (the "Bylaws") contain several other provisions that are commonly considered to have an anti-takeover effect. The Articles include a provision classifying the Board of Directors into three classes with staggered three-year terms, and the Bylaws include a provision prohibiting stockholder action by written consent except as otherwise provided by law. Under Massachusetts law, action taken by stockholders without a meeting requires their unanimous written consent. Under the Articles and Bylaws, the Board of Directors may enlarge the size of the Board and fill any vacancies on the Board. The Bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the Company of its intention a specified period in advance and furnishes certain information. The Bylaws also provide that special meetings of the Company's stockholders may be called only by the President or the Board of Directors or upon written application of holders of not less than 90% (or such lesser percentage as may be required by law) of the stock entitled to vote at the meeting and require advance notice of business to be brought by a stockholder before the annual meeting.



     The Company, as a Massachusetts corporation, is subject to the Massachusetts Business Combination statute and may, in the future, be subject to the Massachusetts Control Share Acquisition statute. Under the Massachusetts Business Combination statute, a person (other than certain excluded persons) who acquires 5% or more of the stock of a Massachusetts corporation without the approval of the Board of Directors (an "interested stockholder") may not engage in certain transactions with the corporation for a period of three years following such acquisition. There are certain exceptions to this prohibition, including, if the Board of Directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 90% of the voting stock of the corporation

(excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the Board of Directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.



     Under the Massachusetts Control Share Acquisition statute, a person (the "Acquiror") who makes a bona fide offer to acquire, or acquires, shares of the Common Stock that when combined with shares already owned, would increase the Acquiror's ownership to at least 20%, 33% or a majority of the voting stock of the Company must obtain the approval of a majority of shares held by all stockholders exclusive of those shares held by the Acquiror and the officers and inside directors of the Company in order to vote the shares acquired. The statute does not require the Acquiror to consummate the purchase before the stockholder vote is taken. The Bylaws contain an election by the Company not to be governed by the Massachusetts Control Share Acquisition statute. However, if at a future date the Board of Directors determines that it is in the best interests of the corporation and its stockholders to be governed by the statute, the Board of Directors may amend the Bylaws to permit the Company to be governed by the statute. Any such amendment, however, would apply only to acquisitions crossing the thresholds which occur after the effective date of such amendment.



     The foregoing provisions of Massachusetts law and the Articles and Bylaws could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.



TRANSFER AGENT



     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.



                        SHARES ELIGIBLE FOR FUTURE SALE



     Upon completion of this offering, the Company will have 16,338,046 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option or of any other outstanding options, warrants or other rights to purchase Common Stock. Of these shares, 7,003,002 shares and the 3,000,000 shares sold in this offering will be freely tradable, without restriction or further registration under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.



     The remaining 6,335,044 outstanding shares of Common Stock are owned by Genzyme and are deemed "Restricted Shares" under Rule 144. These may not be resold, except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. Immediately after this offering, approximately 4,000,000 of these Restricted Shares will be eligible for sale in the public market pursuant to Rule 144. The remaining Restricted Shares will become eligible from time to time thereafter upon the expiration of the minimum two-year holding period prescribed by Rule 144.



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least two years from the later of the date such Restricted Shares were acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. Affiliates may sell shares not constituting Restricted Shares in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period. All shares, including Restricted Shares, held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions.

     The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 from two years to one year. If this proposal is adopted, as of the expected closing of this offering an additional 2,308,800 shares of Common Stock will become eligible for sale by Genzyme to the public.



     The Company has filed registration statements under the Securities Act to register 2,015,000, 50,000 and 300,000 shares of Common Stock issuable under the Equity Plan, the Director Plan and the Stock Purchase Plan, respectively, of which 71,586, 0 and 142,735 shares, respectively, had been issued as of May 31, 1996. In addition 1,705,991 and 50,000 shares were subject to outstanding option grants under the Equity Plan and the Director Plan, respectively. Such shares are eligible for immediate resale upon exercise, subject, in the case of affiliates, to the volume and notice requirements of Rule 144.



     The Company, its directors, executive officers and certain employees have agreed that they will not, without the prior consent of the representatives of the Underwriters, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of or require the Company to file with the Commission a registration statement under the Act to register any shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, or warrants or other rights to acquire shares of Common Stock (other than shares acquired through the Company's Employee Stock Purchase Plan) during the 90-day period following the effective date of the Registration Statement.



     Genzyme is, and future transferees of shares owned by Genzyme will be, entitled to both demand and piggyback registration rights with respect to all 6,335,044 shares of Common Stock owned by Genzyme as well as shares issuable on exercise of the Genzyme Warrant and under the Convertible Debt Agreement.



     Genzyme has agreed that it will not, without the prior consent of the representatives of the Underwriters, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of or require the Company to file with the Commission a registration statement under the Act to register any shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, or warrants or other rights to acquire shares of Common Stock during the 180-day period following the effective date of the Registration Statement.



     No prediction can be made as to the effect, if any, that market sales of the Restricted Shares or the availability of such Restricted Shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on the market price for the Common Stock. See "Risk Factors -- Dilution."

                                  UNDERWRITING



     The Underwriters named below, for whom PaineWebber Incorporated, Hambrecht
& Quist LLC and Needham & Company, Inc. are acting as Representatives (the
"Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement among the Company and the Representatives (the
"Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite their names below:



                                UNDERWRITERS                               NUMBER OF SHARES
                                ------------                               ----------------
    PaineWebber Incorporated.............................................
    Hambrecht & Quist LLC................................................
    Needham & Company, Inc ..............................................
                                                                               ---------
              Total......................................................      3,000,000
                                                                               =========



     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain securities
dealers at such price, less a concession not in excess of $       per share, and
that the Underwriters and such dealers may reallow to other dealers, including
the Underwriters, a discount not in excess of $       per share. After the
commencement of the public offering, the concessions to selected dealers and the discounts to other dealers may be changed by the Representatives.



     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, under which the Underwriters may purchase up to an additional 450,000 shares of Common Stock from the Company at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise the option only to cover over-allotments, if any. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as it was obligated to purchase pursuant to the Underwriting Agreement.



     Each of the Company, its directors, executive officers and certain employees and Genzyme have agreed that they will not, during the 90-day period (with respect to the Company, its directors, executive officers and certain employees) or the 180-day period (with respect to Genzyme) following the effective date of the Registration Statement, without the prior written consent of the Representatives, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of or require the Company to file with the Commission a registration statement under the Act to register any shares of Common Stock, or securities convertible or exchangeable for shares of Common Stock, or warrants or other rights to acquire such shares of Common Stock (other than through the Company's Employee Stock Purchase Plan).



     In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on Nasdaq immediately prior to the commencement of sales in this offering in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of displaying bids on Nasdaq limited by the bid prices of independent market makers for a security and making purchases of a security which are limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS



     The validity of the Common Stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Peter Wirth and Lynnette
C. Fallon, partners of Palmer & Dodge LLP, are the Clerk and Assistant Clerk, respectively, of the Company. The validity of the Common Stock will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.



                                    EXPERTS



     The consolidated balance sheets of GTC at December 31, 1994 and 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



     The consolidated balance sheets of TSI at July 3, 1994 and September 30, 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



     The consolidated financial statements of TSI at June 27, 1993 and for the fiscal year then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
GENZYME TRANSGENICS CORPORATION:
Report of Independent Accountants.....................................................   F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996
  (unaudited).........................................................................   F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and for the (unaudited) three-month periods ended March 31, 1995 and 1996......   F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993,
  1994 and 1995 and for the (unaudited) three-month period ended March 31, 1996.......   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and for the (unaudited) three-month periods ended March 31, 1995 and 1996......   F-6
Notes to Consolidated Financial Statements............................................   F-7
TSI CORPORATION:
Report of Independent Accountants.....................................................  F-23
Consolidated Balance Sheets as of July 3, 1994 and September 30, 1994.................  F-24
Consolidated Statements of Operations for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994......................................  F-25
Consolidated Statements of Stockholders' Equity for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994..............................  F-26
Consolidated Statements of Cash Flows for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994......................................  F-27
Notes to Consolidated Financial Statements............................................  F-28
Report of Independent Auditors........................................................  F-40
Consolidated Balance Sheet as of June 27, 1993........................................  F-41
Consolidated Statement of Operations for the year ended June 27, 1993.................  F-42
Consolidated Statement of Stockholders' Equity for the year ended June 27, 1993.......  F-43
Consolidated Statement of Cash Flows for the year ended June 27, 1993.................  F-44
Notes to Consolidated Financial Statements............................................  F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Genzyme Transgenics Corporation:

     We have audited the consolidated balance sheets of Genzyme Transgenics Corporation as of December 31, 1994 and 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Genzyme Transgenics Corporation as of December 31, 1994 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.

Boston, Massachusetts
February 26, 1996, except as to
the information presented in Note 13,
for which the date is March 28, 1996

                        GENZYME TRANSGENICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                     DECEMBER 31,            MARCH 31,
                                                               -------------------------        1996
                                                                  1994           1995        (UNAUDITED)
                                                               ----------     ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents................................     $    816       $  4,400       $  1,995
  Restricted cash..........................................           --          1,425            950
  Short-term investments...................................        2,231             --             --
  Accounts receivable, net of allowance of $405, $803 and
     $485 at December 31, 1994, 1995 and March 31, 1996,
     respectively..........................................        4,760          4,035          5,451
  Unbilled contract revenue (including $103, $539 and
     $1,236 from related parties at December 31, 1994, 1995
     and
     March 31, 1996, respectively).........................        2,171          5,895          6,787
  Other current assets.....................................          870            809          1,212
  Net assets held for sale.................................          781             --             --
                                                                --------       --------       --------
          Total current assets.............................       11,629         16,564         16,395
Net property, plant and equipment..........................       15,962         17,776         17,961
Costs in excess of net assets acquired, net................       19,157         21,856         21,733
Investment in Joint Venture................................          545            639            599
Other assets...............................................          700          1,207          1,231
                                                                --------       --------       --------
                                                                $ 47,993       $ 58,042       $ 57,919
                                                                ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                              $  3,661       $  3,229       $  1,878
  Accounts payable -- Genzyme Corporation..................          309          1,140          1,594
  Revolving line of credit.................................        1,330          6,000          5,700
  Revolving line of credit -- Genzyme Corporation..........           --             --          2,650
  Accrued expenses.........................................        6,430          6,962          6,887
  Advance payments.........................................        6,157          4,690          4,807
  Accrued income taxes.....................................          764             --             --
  Current portion of long-term debt and capital leases.....          732          1,554          2,427
  Current portion of note payable to Genzyme Corporation...          104             --             --
                                                                --------       --------       --------
          Total current liabilities........................       19,487         23,575         25,943
  Long-term debt and capital leases, net of current
     portion...............................................        3,417          5,725          4,699
  Note payable to Genzyme Corporation, net of current
     portion...............................................        3,468             --             --
  Deferred lease obligation................................          272            402            428
  Other liabilities........................................        1,925          1,052            966
                                                                --------       --------       --------
          Total liabilities................................       28,569         30,754         32,036
Commitments and Contingencies (Note 4)
Stockholders' equity:
  Preferred Stock, $.01 par value; authorized 5,000,000
     shares, none outstanding..............................           --             --             --
  Common Stock, $.01 par value; 24,000,000 shares
     authorized; 9,889,791, 13,151,113 and 13,290,140
     shares issued and outstanding at December 31, 1994,
     1995 and March 31, 1996, respectively.................           99            132            133
  Capital in excess of par value...........................       25,476         37,351         37,899
  Unrealized loss on investments...........................          (94)            --             --
  Accumulated deficit......................................       (6,052)       (10,185)       (12,139)
  Accumulated translation adjustment.......................           (5)           (10)           (10)
                                                                --------       --------       --------
          Total stockholders' equity.......................       19,424         27,288         25,883
                                                                --------       --------       --------
                                                                $ 47,993       $ 58,042       $ 57,919
                                                                ========       ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                        GENZYME TRANSGENICS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                            FOR THE THREE
                                                                                               MONTHS
                                                  FOR THE YEARS ENDED                      ENDED MARCH 31
                                                      DECEMBER 31                            (UNAUDITED)
                                       -----------------------------------------     ---------------------------
                                          1993           1994           1995            1995            1996
                                       ----------     ----------     -----------     -----------     -----------
Revenues:
  Services.........................    $       --     $    4,465     $    26,399     $     5,008     $     8,795
  Research and development.........         3,222          4,097           6,022           1,116           1,558
  Products.........................            --            909              --              --              --
                                       ----------     ----------     -----------     -----------     -----------
                                            3,222          9,471          32,421           6,124          10,353
Costs and operating expenses:
  Services.........................            --          5,157          24,250           4,955           7,621
  Research and development.........         3,143          4,671           6,394           1,579           1,987
  Products.........................            --            841              --              --              --
  Selling, general and
     administrative................         1,088          3,596           8,919           2,071           2,583
  Equity in loss of Joint
     Venture.......................            --            582             713             163              40
  Impairment of investment in Joint
     Venture.......................           318             58              --              --              --
                                       ----------     ----------     -----------     -----------     -----------
                                            4,549         14,905          40,276           8,768          12,231
                                       ----------     ----------     -----------     -----------     -----------
Loss from continuing operations....        (1,327)        (5,434)         (7,855)         (2,644)         (1,878)
Other income (expense):
  Interest income..................           156            238              32              10               8
  Interest expense.................            --           (263)         (1,007)           (258)           (310)
  Other income.....................            --             --             780             356             318
                                       ----------     ----------     -----------     -----------     -----------
Loss from continuing operations
  before income taxes..............        (1,171)        (5,459)         (8,050)         (2,536)         (1,862)
Provision (benefit) for income
  taxes............................            --              7          (2,346)             34              92
                                       ----------     ----------     -----------     -----------     -----------
Loss from continuing operations....    $   (1,171)    $   (5,466)    $    (5,704)    $    (2,570)    $    (1,954)
Discontinued operations:
  Income from discontinued clinical
     operations (less applicable
     income taxes of $21, $239 and
     $158).........................            --            182             412             255              --
  Gain on disposal of clinical
     operations (less applicable
     income taxes of $3,401).......            --             --           1,159              --              --
                                       ----------     ----------     -----------     -----------     -----------
Net loss...........................    $   (1,171)    $   (5,284)    $    (4,133)    $    (2,315)    $    (1,954)
                                       ==========     ==========     ===========     ===========     ===========
Net loss per common share:
  From continuing operations.......    $    (0.44)    $    (0.83)    $     (0.48)    $     (0.25)    $     (0.15)
                                       ==========     ==========     ===========     ===========     ===========
  Net loss per share...............    $    (0.44)    $    (0.80)    $     (0.35)    $     (0.23)    $     (0.15)
                                       ==========     ==========     ===========     ===========     ===========
Weighted average number of common
  shares outstanding...............     2,632,070      6,598,545      11,788,542      10,189,985      13,171,132
                                       ==========     ==========     ===========     ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        GENZYME TRANSGENICS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                            SERIES A CONVERTIBLE
                                               PREFERRED STOCK          COMMON STOCK        CAPITAL IN      PARENT      UNREALIZED
                                            ---------------------   ---------------------   EXCESS PAR      COMPANY       LOSS ON
                                             SHARES      AMOUNT      SHARES      AMOUNT        VALUE      INVESTMENT    INVESTMENTS
                                            ---------   ---------   ---------   ---------   -----------   -----------   -----------
BALANCE, DECEMBER 31, 1992................        --        --            --         --            --        $ 302           --
Net loss..................................                                                                    (403)
Investment by parent company..............                                                                     295
Issuance of series A Convertible Preferred
 Stock....................................     4,000        40                                    154         (194)
Conversion of series A Convertible
 Preferred Stock..........................    (4,000)      (40)        4,000         40
Sale of common stock to public, net of
 expenses.................................                             1,500         15        10,556
Common stock issuance under Employee Stock
 Purchase Plan............................                                 3                       17
                                              ------       ---        ------       ----       -------        -----          ---
BALANCE, DECEMBER 31, 1993................        --        --         5,503         55        10,727           --           --
Net loss..................................
Issuance of common stock in connection
 with purchase of subsidiary..............                             4,368         44        14,697
Common stock issuance under Employee Stock
 Purchase Plan............................                                19                       52
Unrealized loss on investments............                                                                                  (94)
Translation adjustment....................
                                              ------       ---        ------       ----       -------        -----          ---
BALANCE, DECEMBER 31, 1994................        --        --         9,890         99        25,476           --          (94)
Net loss..................................
Common stock issuance under the Genzyme
 Common Stock Put Agreement...............                               500          5         3,995
Issuance of common stock in connection
 with the Common Stock Purchase Agreement
 with Genzyme.............................                             1,334         13         3,987
Issuance of common stock in connection
 with the purchase of a subsidiary........                               866         10         2,469
Issuance of common stock for payment of
 consulting and non-competition
 agreement................................                               341          3           973
Common stock issuance under Employee Stock
 Purchase Plan............................                                87          1           170
Common stock issuance in connection with
 the TSI Savings and Retirement Plan......                               130          1           273
Proceeds from the exercise of stock
 options..................................                                 3                        8
Realized loss on investments..............                                                                                   94
Translation adjustment....................
                                              ------       ---        ------       ----       -------        -----          ---
BALANCE, DECEMBER 31, 1995................        --        --        13,151        132        37,351           --           --
Unaudited:
Net loss..................................
Issuance of common stock in connection
 with the Genzyme Convertible Debt and
 Development Funding Agreement............                                26                      150
Common stock issuance under Employee Stock
 Purchase Plan............................                                34                       90
Common stock issuance in connection with
 the TSI Savings and Retirement Plan......                                58          1           265
Proceeds from the exercise of stock
 options..................................                                21                       43
                                              ------       ---        ------       ----       -------        -----          ---
BALANCE, MARCH 31, 1996 (UNAUDITED).......        --        --        13,290       $133       $37,899           --           --
                                              ======       ===        ======       ====       =======        =====          ===


                                                          ACCUMULATED      TOTAL
                                            ACCUMULATED   TRANSLATION   STOCKHOLDERS'
                                              DEFICIT     ADJUSTMENT       EQUITY
                                            -----------   -----------   ------------
BALANCE, DECEMBER 31, 1992................          --          --        $    302
Net loss..................................        (768)                     (1,171)
Investment by parent company..............                                     295
Issuance of series A Convertible Preferred
 Stock....................................                      --
Conversion of series A Convertible
 Preferred Stock..........................                                      --
Sale of common stock to public, net of
 expenses.................................                                  10,571
Common stock issuance under Employee Stock
 Purchase Plan............................                                      17
                                             ---------       -----         -------
BALANCE, DECEMBER 31, 1993................        (768)         --          10,014
Net loss..................................      (5,284)                     (5,284)
Issuance of common stock in connection
 with purchase of subsidiary..............                                  14,741
Common stock issuance under Employee Stock
 Purchase Plan............................                                      52
Unrealized loss on investments............                                     (94)
Translation adjustment....................                      (5)             (5)
                                             ---------       -----         -------
BALANCE, DECEMBER 31, 1994................      (6,052)         (5)         19,424
Net loss..................................      (4,133)                     (4,133)
Common stock issuance under the Genzyme
 Common Stock Put Agreement...............                                   4,000
Issuance of common stock in connection
 with the Common Stock Purchase Agreement
 with Genzyme.............................                                   4,000
Issuance of common stock in connection
 with the purchase of a subsidiary........                                   2,479
Issuance of common stock for payment of
 consulting and non-competition
 agreement................................                                     976
Common stock issuance under Employee Stock
 Purchase Plan............................                                     171
Common stock issuance in connection with
 the TSI Savings and Retirement Plan......                                     274
Proceeds from the exercise of stock
 options..................................                                       8
Realized loss on investments..............                                      94
Translation adjustment....................                      (5)             (5)
                                             ---------       -----         -------
BALANCE, DECEMBER 31, 1995................     (10,185)        (10)         27,288
Unaudited:
Net loss..................................      (1,954)                     (1,954)
Issuance of common stock in connection
 with the Genzyme Convertible Debt and
 Development Funding Agreement............                                     150
Common stock issuance under Employee Stock
 Purchase Plan............................                                      90
Common stock issuance in connection with
 the TSI Savings and Retirement Plan......                                     266
Proceeds from the exercise of stock
 options..................................                                      43
                                             ---------       -----         -------
BALANCE, MARCH 31, 1996 (UNAUDITED).......   ($ 12,139)      ($ 10)        $25,883
                                             =========       =====         =======

   The accompanying notes are an integral part of the consolidated financial statements.

                        GENZYME TRANSGENICS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                            FOR THE THREE
                                                                                            MONTHS ENDED
                                                           FOR THE YEARS ENDED                MARCH 31,
                                                              DECEMBER 31,                   (UNAUDITED)
                                                     -------------------------------     -------------------
                                                      1993        1994        1995        1995        1996
                                                     -------     -------     -------     -------     -------
Cash Flows for operating activities:
  Net loss.........................................  $(1,171)    $(5,284)    $(4,133)    $(2,315)    $(1,954)
  Adjustments to reconcile net loss to net cash
   used by operating activities:
    Depreciation and amortization..................       22         898       3,712         884         824
    Loss on sale of investments....................       --          70         108          --          --
    Write-off/(adjustment) of goodwill.............       --          --         972          --        (168)
    Deferred tax provision.........................       --          --         175          41          --
    Gain on disposal of discontinued operations....       --          --      (2,350)         --          --
    Gain from utilization of operating loss
      carryforward.................................       --          --      (1,159)         --          --
    Loss on disposal of fixed assets...............       --          31          88          --          --
    Equity in loss of Joint Venture................       --         582         713         163          40
    Impairment of investment in Joint Venture......      318          58          --          --          --
  Changes in assets and liabilities, net of effects
    from purchase of subsidiaries:
    Accounts receivable and unbilled contract
      revenue......................................       13        (970)     (2,803)     (1,859)     (2,308)
    Inventory and other current assets.............      (34)        456         (29)       (296)       (403)
    Decrease in net assets held for
      sale/disposition.............................       --         203         781         781          --
    Accounts payable...............................       --       1,049        (561)     (1,332)     (1,351)
    Accounts payable -- Genzyme Corporation........      139         170         831         484         454
    Accrued income taxes...........................       --         197        (407)       (350)         --
    Other accrued expenses.........................       66      (1,106)     (1,962)       (620)        191
    Advance payments...............................     (603)      2,160      (1,825)      1,179         117
                                                     -------     -------     -------     -------     -------
       Net cash used by operating activities.......   (1,250)     (1,486)     (7,849)     (3,240)     (4,558)
Cash flows for investing activities:
    Purchase of property, plant and equipment......      (33)     (4,585)     (2,326)     (1,450)       (703)
    Purchase of short-term investments.............   (8,949)    (11,351)         --          25          --
    Proceeds from sales and maturities of
      short-term investments.......................    7,005      10,902       2,217          --          --
    Investment in Joint Venture....................       --      (1,186)       (807)         --          --
    Cash paid for acquisition of TSI Corporation...       --      (2,024)       (314)       (196)         --
    Cash paid for acquisition of BioDevelopment
      Laboratories.................................       --          --        (365)         --          --
    Proceeds from sale of discontinued
      operations...................................       --          --       6,443          --          --
    Restricted cash................................       --          --      (1,425)         --         475
    Other assets...................................       --          --         495          (2)        (39)
                                                     -------     -------     -------     -------     -------
       Net cash provided by (used in) investing
         activities................................   (1,977)     (8,244)      3,918      (1,623)       (267)
Cash flows from financing activities:
    Net proceeds from the issuance of common
      stock........................................       17          52       4,446       4,306         133
    Net proceeds from the exercise of stock
      options......................................       --          --           8          --          --
    Proceeds from long-term debt...................       --         140       2,423         299         352
    Repayment of long-term debt....................       --        (161)     (3,515)       (196)       (505)
    Net borrowings under revolving line of
      credit.......................................       --        (990)      4,670         564        (300)
    Investment and advances by Genzyme
      Corporation..................................      295       3,572         428       1,640       2,800
    Proceeds from initial public offering..........   10,571          --                      --          --
    Deposits on capital leases.....................       --        (479)       (197)        (55)         --
    Other long-term liabilities....................       --          --        (743)       (263)        (60)
                                                     -------     -------     -------     -------     -------
       Net cash provided by financing activities...   10,883       2,134       7,520       6,295       2,420
                                                     -------     -------     -------     -------     -------
    Net increase (decrease) in cash and cash
      equivalents..................................    7,656      (7,596)      3,589       1,432      (2,405)
    Effect of exchange rates on cash...............       --          (5)         (5)         15          --
    Cash and cash equivalents at beginning of the
      year.........................................      761       8,417         816         816       4,400
                                                     -------     -------     -------     -------     -------
    Cash and cash equivalents at end of year.......  $ 8,417     $   816     $ 4,400     $ 2,263     $ 1,995
                                                     =======     =======     =======     =======     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                        GENZYME TRANSGENICS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED;
               ALL TABULAR $ IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 1. NATURE OF BUSINESS

     Genzyme Transgenics Corporation (together with its subsidiaries, the "Company") is engaged in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and diagnostic uses and, through its wholly-owned subsidiaries TSI Corporation ("TSI") and BioDevelopment Laboratories, Inc. ("BDL"), is a leading provider of preclinical and toxicology testing services to pharmaceutical, biotechnology, medical device and chemical companies.

     The accompanying financial statements have been presented on the assumption that the Company is a going concern. The Company has incurred losses and negative operating cash flow in each of the years ended December 31, 1993, 1994 and 1995. The Company had a working capital deficit of $7.0 million and $9.5 million at December 31, 1995 and March 31, 1996, respectively. The Company expects to continue to operate with negative working capital for the foreseeable future.

     In March 1996, the Company entered into a Convertible Debt and Development Funding Agreement with Genzyme Corporation ("Genzyme") under which Genzyme agreed to provide a revolving line of credit in the amount of $10 million and has agreed to fund development costs of the AT-III program. Upon completion of an offering of Common Stock which generates net proceeds to the Company of at least $10 million, Genzyme's commitment to advance funds under the Convertible Debt and Development Funding Agreement will terminate and the Company will be obligated to repay any amounts outstanding not previously converted to Common Stock. Under the Company's 1996 operating plan, existing cash balances along with funds available under the bank line and the Convertible Debt and Development Funding Agreement are expected to be sufficient to fund the Company through March 31, 1997.

     The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and compliance with government regulations.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Company was incorporated in February 1993. In May 1993, Genzyme entered into a stock purchase agreement under which Genzyme purchased 4 million shares of the Company's Series A Convertible Preferred Stock in exchange for entering into the Technology Transfer Agreement, the Research and Development Agreement, the Sublease Agreement and the Services Agreement, as described in Note 10. This transaction involved Genzyme transferring substantially all of the assets and liabilities of its transgenic business unit (the "Division"), which was established in 1986, to the Company in exchange for all of the outstanding shares of the Company's Series A Convertible Preferred Stock.

     The accompanying financial statements reflect the May 1993 equity transaction and include assets, liabilities, revenue and expenses of the Division at Genzyme's historical cost. Genzyme funded the Division's operations through July 16, 1993. Operating losses from inception through the effective date of Genzyme's transfer of assets and technology have been recorded as a reduction of the net balance advanced to the Company by Genzyme.

     On October 1, 1994, the Company acquired TSI and its respective subsidiaries, Argus Research Laboratories, Inc. ("Argus"), The TSI Center for Diagnostic Products, Inc. ("CDP"), Health and Sciences Research Incorporated ("HSRI"), TSI Mason Laboratories, Inc. ("Mason"), TSI Redfield Laboratories, Inc. ("Redfield"), TSI Washington Laboratories, Inc. ("Washington") and G.D.R.U. Limited ("GDRU").

                        GENZYME TRANSGENICS CORPORATION

In July 1995, the Company acquired BDL. The Company has accounted for both of these acquisitions using the purchase method as fully described in Note 3.

     In August 1995, the Company completed the closure of HSRI. The results of operations for HSRI are shown net of tax and included in discontinued clinical operations for all periods presented. Effective September 1, 1995, the Company completed the sale of GDRU. The results of operations for GDRU are shown net of tax and included in discontinued clinical operations for all periods presented. HSRI and GDRU were the only laboratories performing human clinical trials within the Company's operations.

     Subsequent to the Company's initial public offering ("IPO") in July 1993, as described in Note 6, Genzyme owned approximately 73% of the Company's outstanding stock. Subsequent to the Company's acquisition of TSI in October 1994, Genzyme owned approximately 40% of the Company. In February 1995, Genzyme purchased 500,000 additional shares of the Company's common stock pursuant to a Common Stock Put Agreement (see Note 6), resulting in approximately a 43% interest in the Company. In June 1995, Genzyme exchanged $4 million in outstanding indebtedness of the Company for 1,333,333 shares of the Company's Common Stock (see Note 5) after which it owned approximately 49% of the Company. In July 1995, the Company purchased BDL for stock after which Genzyme owned approximately 48% of the Company (see Note 3).

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited consolidated financial statements as of March 31, 1996 and for the three month periods ended March 31, 1994 and 1995 have been prepared by management in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results of interim periods are not necessarily indicative of the results that may be expected for a full year.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant estimates and assumptions in these financial statements include contract revenue recognition, net realizable value of costs in excess of net assets acquired and tax valuation reserves. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash equivalents, consisting principally of money market funds and municipal notes purchased with initial maturities of three months or less, are valued at cost plus accrued interest, which approximates market.

RESTRICTED CASH

     Restricted cash represents cash from the sale of GDRU that is held in escrow and could become unrestricted during 1996, subject to the terms of the escrow agreement and related share purchase agreement.

                        GENZYME TRANSGENICS CORPORATION

SHORT-TERM INVESTMENTS

     All short-term investments are classified as available for sale and are stated at the lower of cost or market plus accrued interest with premiums and discounts amortized over the life of the investment. Gains and losses on sales of securities are calculated using the specific identification method.

     During 1994, the Company sold securities with a cost basis of $10,972,000 and realized losses of $70,000 on those sales. At December 31, 1994, short-term investments consisted of $2,325,000 of corporate notes with remaining maturities of one to five years. The market value of these investments at December 31, 1994, as of the closing price of the day, was $2,231,000. The unrealized loss on investments of $94,000 at December 31, 1994 is included in equity.

     During 1995, the Company sold securities with a cost basis of $2,231,000 and realized losses of $108,000 on those sales. At December 31, 1995, there were no short-term investments.

COSTS IN EXCESS OF NET ASSETS ACQUIRED

     The $19,397,000 of excess consideration paid and costs incurred over the net value of assets acquired (goodwill) by GTC of TSI (see Note 3) is being amortized over a twenty-year period. Accumulated amortization at December 31, 1995 was $1,150,000. The carrying value of goodwill is periodically reviewed by management. When material adverse changes in operations are noted, management will determine the amount by which the related goodwill has been impaired, if any. In connection with the sale of GDRU and in accordance with the principles outlined in FAS 121, goodwill was written down by $2 million, representing GDRU's percentage of the total long-term assets acquired in the TSI acquisition, with the charge offsetting a portion of the gain on disposal for clinical operations. In addition, final purchase adjustments to goodwill in relation to the purchase of TSI were recorded, which amounted to a net decrease in goodwill of $1,537,000. At December 31, 1995 goodwill in connection with the purchase of TSI was $15,860,000.

     There was $7,329,000 of excess consideration paid and costs incurred over the net fair value of assets acquired by GTC of BDL (Note 3). This amount is being amortized using the straight-line method over twenty years. Accumulated amortization at December 31, 1995, was $183,000.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of three to thirty years. Leasehold improvements are amortized using the straight-line method over the life of the improvement or the remaining term of the lease, whichever is shorter. The direct costs of the herd of New Zealand goats ("Livestock") and related costs to bring them to the United States were capitalized and are being amortized using the straight-line method over three years.

                        GENZYME TRANSGENICS CORPORATION

     The following is the summary of property, plant and equipment and related accumulated amortization and depreciation as of December 31, 1994 and 1995.

                                                            YEARS     DECEMBER 31,   DECEMBER 31,
                                                           OF LIFE        1994           1995
                                                         -----------  ------------   ------------
Land...................................................      --         $    470       $    526
Buildings..............................................   20 -- 30         5,991          7,252
Livestock..............................................       3              740            740
Leasehold improvements.................................  lease life          839          2,483
Laboratory, manufacturing and office equipment.........    3 -- 10         4,428          4,295
Laboratory, manufacturing and office
  equipment -- capital lease...........................    3 -- 10         2,446          3,740
Construction in process................................      --            1,673            122
                                                                        --------       --------
                                                                        $ 16,587       $ 19,158
Less accumulated amortization and depreciation.........                     (625)        (1,382)
                                                                        --------       --------
Net property, plant, and equipment.....................                 $ 15,962       $ 17,776
                                                                        ========       ========

     Depreciation expense was $22,000, $639,000 and $2,330,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $513,000 and $596,000 for the three months ended March 31, 1995 and 1996, respectively. Equipment acquired under capital leases was $1,312,000 for the year ended 1995 and $371,000 and $319,000 for the three months ended March 31, 1995 and 1996, respectively. Accumulated amortization for equipment under capital lease was $375,000 and $741,000 at December 31, 1994 and 1995, respectively.

LONG-LIVED ASSETS

     The Company adopted Statement of Financial Accounting Standards No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of in 1995. FAS 121 requires that long-lived assets be reviewed for impairment by comparing the fair value of the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets.

ACCRUED EXPENSES

     Accrued expenses at December 31 included the following:

                                                                       1994       1995
                                                                      ------     ------
        Accrued payroll and benefits................................  $1,657     $1,624
        Accrued severance...........................................     734        561
        Loss reserves on contracts..................................   1,512      1,014
        Other.......................................................   2,527      3,763
                                                                      ------     ------
          Total accrued expenses....................................  $6,430     $6,962
                                                                      ======     ======

     As a result of the acquisition of BDL, the Company established severance reserves of $542,000 for the elimination of 19 positions of which 9 were laboratory positions, 3 were accounting/finance positions and 7 were general and administrative positions. As of December 31, 1995, $224,000 has been paid, leaving a balance of $318,000, which is expected to be paid in 1996. During the three months ended March 31, 1996, additional payments of $100,000 were made leaving a balance at March 31, 1996 of $218,000.

     As a result of the merger with TSI, the Company established severance reserves for the elimination of 35 positions of which 20 were laboratory positions, 8 were accounting/finance positions and 7 were general and

                        GENZYME TRANSGENICS CORPORATION
administrative positions. The total severance reserve established was $1,417,000 of which $578,000 was classified as a long-term liability to be paid through 1999. Of the $839,000 short-term accrued severance reserves, $105,000 had been paid out through December 31, 1994. As of December 31, 1995, $650,000 has been paid out leaving a balance of $662,000 of which $419,000 is classified as long-term.

INVESTMENT IN JOINT VENTURE

     In 1990, the Company entered into a Joint Venture as a 25% owner (see Note
12). In 1992, the Company's ownership percentage declined to 20% based on additional investments by the partners. Through August 1992, the date of that change, the Company's investment in the Joint Venture was accounted for under the equity method and, accordingly, the Company recorded its share of the Joint Venture's losses in its statements of operations. Beginning August 1992, the investment in the Joint Venture was accounted for using the cost method. However, because the Joint Venture R&D program was being funded in part by the Company and the Joint Venture had a series of operating losses, the Company reduced its investment in the Joint Venture to reflect the impairment in value of the investment. Additionally, the Company recognized revenue for amounts received from the Joint Venture pursuant to the Joint Venture R&D Agreement. In March 1994, the Company made an additional investment of $1.2 million, increasing the Company's ownership percentage in the Joint Venture to 22%, and revised the terms of the Joint Venture R&D Agreement. Accordingly, the investment has been accounted for under the equity method since the March 1994 investment, and the Company recognized its share of Joint Venture losses in its statement of operations. In October 1995, the Company made an additional investment of $807,000 in the Joint Venture which maintained the Company's ownership interest at 22%.

REVENUE RECOGNITION AND CONTRACT ACCOUNTING

     For both services and research and development revenues the Company accounts for cost reimbursement contracts and fixed price contracts using the percentage of completion method. Unbilled contract revenue represents recoverable costs and accrued profit which had not been billed at the balance sheet date. Advance payments represent cash received from customers in advance of the work being performed. Product revenues are generally recognized upon shipment. R&D revenues from the Joint Venture (see Note 12), related parties
(see Note 10) and commercial clients were as follows:

                                              JOINT VENTURE   RELATED PARTIES   COMMERCIAL CLIENTS
                                              -------------   ---------------   ------------------
Year ended December 31, 1993................     $ 2,065          $ 1,072             $   85
Year ended December 31, 1994................       2,947              883                267
Year ended December 31, 1995................       3,874              485              1,663
Three months ended March 31, 1995...........         727              215                174
Three months ended March 31, 1996...........         181            1,227                150

     Profits expected to be realized on contracts are based on the Company's estimates of total contract sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts with adjustments to profits resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made. When management believes the cost of completing a contract will exceed contract-related revenues, the full amount of the anticipated contract loss is immediately recognized.

TRANSLATION OF FOREIGN CURRENCIES

     Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates, and statement of operations accounts are translated at average exchange rates. Resulting translation adjustments are recorded in a separate component of stockholders' equity, "Accumulated translation adjustment."

                        GENZYME TRANSGENICS CORPORATION

NET LOSS PER COMMON SHARE

     Loss per common share is based solely on the weighted average number of shares of common stock outstanding, as the inclusion of common stock equivalents would be anti-dilutive.

INCOME TAXES

     The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the current statutory tax rates.

RECLASSIFICATION

     Current amounts in the prior years' financial statements have been reclassified to conform to the 1995 presentation.

NOTE 3. ACQUISITIONS/DISPOSITIONS

     Effective October 1, 1994, the Company acquired all of the common stock of TSI, a leading provider of preclinical, toxicology and human clinical testing services to pharmaceutical, biotechnology, medical device and chemical companies, for 4,367,601 shares of the Company's common stock with a market value of approximately $14,741,000 at the date of the acquisition. In exchange for these shares, the Company received total assets of $20,306,000, assumed $22,563,000 of liabilities and incurred costs of $2,399,000 with resulting goodwill of $19,397,000. The Company has accounted for the acquisition using the purchase method, therefore only 3 months of the operating activities of TSI were reported in the 1994 Statement of Operations. The following summary represents the unaudited pro forma results of operations as if the TSI acquisition occurred at the beginning of 1993. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the combination been in effect on the date indicated or which may occur in the future.

                                                                 UNAUDITED
                                                                 PRO FORMA
                                                                YEAR ENDED
                                                            -------------------
                                                             1993        1994
                                                            -------     -------
Revenues..................................................  $49,711     $43,410
Net loss..................................................   (3,924)    (16,143)
Net loss per share........................................  $ (0.56)    $ (1.63)

     In July 1995, the Company acquired all of the outstanding common stock of BDL, a leading provider of testing and development services to the biopharmaceutical, medical device and chemical industries in exchange for 830,996 of the Company's common shares with an approximate market value of $2,378,000. In exchange for these shares, the Company received total assets with a fair value of $2,595,000, assumed $6,628,000 of liabilities and incurred costs of $918,000. The transaction is being accounted for under the purchase method and the resulting goodwill of $7,329,000 will be amortized using the straight-line method over 20 years. The Company also entered into a Consulting and Non-Competition Agreement with the principal stockholder of BDL in exchange for approximately 341,160 shares of the Company's common stock with an approximate market value of $976,000. Approximately $488,000 of the value of the Agreement was assigned to the consulting portion and was recorded as an expense in 1995. The remaining value was assigned to the non-competition provision. The consulting period runs for three years and the non-competition period runs for ten years from the date of the Agreement. As a part of the transaction, Genzyme exchanged 33,945 shares of its General Division common stock with a market value of $1,360,000 for 475,467 of the Company's common shares issued at the transaction.

                        GENZYME TRANSGENICS CORPORATION

     In August 1995, the Company completed the closure of HSRI, a small clinical trials monitoring unit in San Diego, California. The related closure expenses of approximately $166,000 were recorded in the third quarter of 1995.

     Effective September 1, 1995, the Company completed the sale of its GDRU unit for $9.5 million in cash. In exchange for the cash, the Company sold assets with a net book value of $2,960,000. The Company recognized a gain on the sale of $1,159,000, which included a tax charge of $3,401,000 and a $2 million writedown of goodwill identifiable with GDRU. In conjunction with this transaction, the Company received $1,425,000 of restricted cash which becomes unrestricted in three increments on January 31, April 30, and September 30, 1996. This transaction completed the disposition of the former TSI units that were outside the Company's core preclinical and nonclinical testing operations.

     The following summary represents unaudited pro forma results of operations as if the HSRI and GDRU dispositions and the BDL acquisition had occurred at the beginning of 1994. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the combination been in effect on the date indicated or which may occur in the future.

                                                                UNAUDITED
                                                                PRO FORMA
                                                                YEAR ENDED
                                                           --------------------
                                                             1994        1995
                                                           --------     -------
Revenues.................................................  $ 40,359     $29,709
Net loss.................................................  $(12,057)    $(5,102)
Net loss per share.......................................  $  (1.09)    $ (0.39)

NOTE 4. COMMITMENTS & CONTINGENCIES

     The Company leases equipment and facilities under various operating and capital leases (see also Note 5). The deferred lease obligation represents the cumulative difference between actual facility lease payments and lease expense recognized ratably over the lease period. Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $29,000, $528,000 and
$2,553,000, respectively, and for the three months ended March 31, 1995 and 1996 was approximately $416,000 and $641,000, respectively.

     At December 31, 1995, the Company's future minimum payments required under these leases are as follows:

                                                                OPERATING   CAPITAL    TOTAL
                                                                ---------   -------   -------
     1996.....................................................   $ 2,839     $1,172     4,011
     1997.....................................................     2,461      1,215     3,676
     1998.....................................................     1,910        340     2,250
     1999.....................................................     1,515         --     1,515
     2000.....................................................     1,494         --     1,494
     Thereafter...............................................     4,557         --     4,557
                                                                 -------     ------   -------
     Total....................................................   $14,776     $2,727    17,503
                                                                 =======              =======
     Less amount representing interest........................                 (245)
                                                                             ------
     Present value of minimum lease payments..................               $2,482
                                                                             ======

     On June 17, 1994, a law suit was filed in the State of Delaware on behalf of the stockholders of TSI naming the Company, TSI and each of the directors of TSI as defendants. The complaint alleges, among other things, that (i) the terms of the merger between TSI and a subsidiary of GTC pursuant to the Agreement and Plan of Merger dated June 14, 1994 among TSI, GTC and such subsidiary of GTC (the

                        GENZYME TRANSGENICS CORPORATION

"Merger Agreement") are unfair to the TSI stockholders, (ii) TSI's directors breached their fiduciary duties to the TSI stockholders in authorizing TSI to enter into the Merger Agreement and failing to conduct an auction for TSI, and
(iii) GTC aided and abetted the TSI directors in the breach of their fiduciary duty. The lawsuit seeks an unspecified amount of damages and a court order to unwind the Merger. The Company, TSI and the directors of TSI deny the allegations set forth in the complaint and intend to vigorously defend the lawsuit. On or about September 21, 1994, GTC filed a motion to dismiss all claims asserted against it in the litigation. Plaintiffs have not filed a substantive opposition to GTC's motion to dismiss, and the motion to dismiss remains pending before the court.

NOTE 5. BORROWINGS

     Effective July 1, 1994, the Company and Genzyme entered into the Genzyme-GTC Credit Agreement, pursuant to which Genzyme would provide to GTC advances up to $6.3 million. The advances accrued interest at the rate of 6% per annum, payable quarterly. In June 1995, the Company entered into a Common Stock Purchase Agreement with Genzyme under which the outstanding balance on the Genzyme-GTC line of credit was reduced by $4 million in exchange for 1,333,333 shares of the Company's common stock. The remaining balance was repaid in December 1995 and the line of credit was replaced by a term loan with a commercial bank (described below). Interest expense of $56,000 and $180,000 for the years ended December 31, 1994 and 1995, respectively, and $64,000 for the three months ended March 31, 1995 was incurred in connection with this line of credit.

     At the date of the TSI acquisition, TSI had certain arrangements with a commercial bank (the "Credit Agreement"). Under the Credit Agreement, TSI could borrow up to $3 million based on 75% of eligible accounts receivable. In December 1994, the bank agreed to maintain the maximum borrowing under the credit line at $3 million. The advances accrued interest at the base rate plus
 .5% per annum, payable on the first of the following month. The Company refinanced the Credit Agreement in July 1995. Under the new facility, which totals $7.5 million and expires on March 31, 1997, the Company may borrow up to $4 million based on 85% of eligible accounts receivable, $2 million to pay down term debt of BDL, and $1.5 million for an existing standby letter of credit in support of a major facility lease. The $2 million facility was repaid from the proceeds from the sale of GDRU. At the Company's option, interest on loans under the credit facility (other than the standby letter of credit) shall accrue either at the Eurodollar rate plus 3/4% or at the bank's base lending rate. The weighted average interest rate on the line of credit was 9.52%.

     The Credit Agreement was amended effective December 1995 to provide an additional $2 million in credit based on the Company's eligible accounts receivable. As of December 31, 1995, $6 million was outstanding under the line of credit and none was available. The Company was in compliance with all covenants and no amounts were due under the standby letter of credit at December 31, 1995.

     In connection with the refinancing of the Credit Agreement, Genzyme provided a guaranty to the bank under which Genzyme will become primarily liable under the Credit Agreement in the event of a default by the Company. In consideration of Genzyme's agreement to provide such a guaranty, the Company granted a first lien on all assets of the Company and issued warrants to purchase 145,000 shares of the Company's Common Stock for a period of ten years at $2.84375 per share (market price at the date of the Agreement). Under the terms of the bank line of credit, the Company has agreed not to pay any dividends until the loans have been repaid. Subsequent to December 31, 1995, the Company obtained an extension of the revolving line of credit to March 31, 1997 (see also Note 13).

     In December 1995, the Company received a $2.3 million term loan from a commercial bank which matures on December 15, 2000. At the Company's option, interest on the loan will accrue either at the Eurodollar rate plus 1% or at the bank's base lending rate. The loan is to be repaid in quarterly installments commencing March 31, 1997, escalating from $50,000 per quarter for the first year to $68,750 per quarter in the second year, $91,250 per quarter for the next year, $133,333 for the final three quarters and a balloon

                        GENZYME TRANSGENICS CORPORATION
payment for the remaining balance due December 15, 2000. The loan is guaranteed by Genzyme and includes a covenant requiring the Company to maintain stockholders equity of at least $20 million.

     In June 1995, TSI received a $1 million increase in its lease line with a commercial leasing company. Leases require monthly payments over 36 months at an annual interest rate of 11% with a fair market value buyout (in the range of 5% to 10% of original cost) at the end of the lease term. The Lease Agreement required a 25% cash deposit at inception which may be reduced to 10% or fully refunded under certain conditions.

     In December 1995, an additional $1 million was made available under the lease line (the "new line"). Leases under the new line require monthly payments over 48 months with a fair market value buyout. No cash deposit is required under the new line. At December 31, 1995, $1 million was available under the lease lines.

     The Company's long-term debt consisted of the following:

                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
Note payable with escalating quarterly payments of $50,000 beginning March
  1997, interest is variable, collateralized by real estate.................     $ 2,300
Mortgage note payable with monthly payments of $9,615 through March 1997,
  interest at 10.25%, collateralized by real estate.........................         730
Mortgage note payable with monthly payments of $4,685 through February 2012,
  interest is variable, collateralized by real estate.......................         511
Note payable with monthly payments of $6,066 through December 2000, interest
  at 8%, collateralized by real estate......................................         299
Mortgage note payable, with monthly payments of $3,263 through August 2010,
  interest at 9.5%, collateralized by real estate...........................         309
Capital lease obligations, with monthly payments of $97,029 through
  September 1997 and December 1998, interest varies, collateralized by
  property..................................................................       2,482
Other.......................................................................         648
                                                                                 -------
                                                                                 $ 7,279
  Less current portion......................................................      (1,554)
                                                                                 -------
                                                                                 $ 5,725
                                                                                 =======

     Maturities of long-term debt over the next five years are as follows:

1996........................................................................     $ 1,554
1997........................................................................       2,168
1998........................................................................         732
1999........................................................................         498
2000........................................................................       1,605
Thereafter..................................................................         722
                                                                                 -------
                                                                                 $ 7,279
                                                                                 =======

     Cash paid for interest for the years ended December 31, 1993, 1994 and 1995 was $0, $216,000, and $615,000, respectively, and for the three months ended March 31, 1995 and 1996 was $290,000 and $310,000, respectively.

                        GENZYME TRANSGENICS CORPORATION

NOTE 6. STOCKHOLDERS' EQUITY

COMMON STOCK AND WARRANTS

     The Company's authorized capital stock consists of 24 million shares of Common Stock, par value $0.01 per share, and 5 million shares of Preferred Stock, par value $0.01 per share. Prior to the Company's IPO, the Board of Directors designated 4 million shares of Preferred Stock as Series A Convertible Preferred Stock ("Series A Stock") which were issued to Genzyme in connection with the transfer of assets and liabilities described in Note 2, and reserved 4 million shares of the Company's Common Stock for issuance upon conversion of the Series A Stock.

     On July 16, 1993, the Company completed the IPO of 1.5 million shares of its Common Stock priced at $8.00 per share. The proceeds to the Company, after deducting commissions and offering expenses, were $10,571,000. The offering also resulted in the automatic conversion of the Series A Stock held by Genzyme into 4 million shares of Common Stock.

     In October 1994, the Company acquired TSI for 4,367,601 shares of the Company's Common Stock (see Note 3). In addition, all warrants to purchase TSI Common Stock then outstanding were converted into warrants to purchase the Company's Common Stock at the acquisition exchange ratio.

     In July 1995, Genzyme provided a guarantee of the Company's line of credit (see Note 5). In consideration for the guarantee, the Company issued warrants to purchase 145,000 shares of Common Stock at the then current market price of $2.84375 per share.

     In connection with the commercial lease line, the Company has assumed warrants to purchase 4,000 shares of Common Stock at a price of $0.10 per share which were originally issued to the commercial leasing company by TSI in September 1994. In June 1995, the Company issued additional warrants to purchase 2,000 shares of Common Stock at the then current market price of $2.75 per share, and subsequent to December 31, 1995, warrants to purchase an additional 2,000 shares at the then current market price of $6.50 per share were issued in connection with an increase in the lease line which was made available in December 1995 (see Note 5).

     A summary of the outstanding GTC warrants as of March 31, 1996, all of which are currently exercisable, is as follows:

                           COMMON SHARES        EXERCISE         WARRANT EXPIRATION
                           ISSUABLE FOR      PRICE PER SHARE            DATE
                           -------------     ---------------     ------------------
                               37,600           $ 0.05000        October 28, 1998
                                4,000           $ 0.10000        January 1, 2000
                              145,000           $ 2.84375        July 3, 2005
                                2,000           $ 2.75000        December 31, 2001
                                2,000           $ 6.50000        December 31, 2001
                              190,600

     In February 1995, Genzyme purchased an additional 500,000 shares of the Company's Common Stock at $8.00 per share pursuant to the Common Stock Put Agreement, and in June 1995, Genzyme entered into a Common Stock Purchase Agreement under which it obtained 1,333,333 shares of the Company's Common Stock in exchange for a $4 million reduction in the amount due to Genzyme under the Genzyme-GTC Credit Agreement (see Note 10). In July 1995, the Company purchased BDL and entered into a Consulting and Non-Competition Agreement with the principal stockholder of BDL in exchange for 1,207,233 shares of the Company's Common Stock (see Note 3).

                        GENZYME TRANSGENICS CORPORATION

     As of December 31, 1995, the Company has reserved 1,846,755 shares of Common Stock, subject to adjustment, for future issuance under the various classes of warrants, Stock Option and Employee Stock Purchase Plans (see Note
7).

NOTE 7. EMPLOYEES BENEFIT PLANS

STOCK OPTIONS AND PURCHASE PLAN

     In May 1993, the Board of Directors adopted and the stockholders approved the 1993 Equity Incentive Plan (the "Equity Plan"), the 1993 Director Stock Option Plan (the "Director Plan") and the 1993 Employee Stock Purchase Plan (the "Purchase Plan").

     Under the Equity Plan, 1,290,000 shares of Common Stock were issued or reserved for issuance pursuant to incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights or stock units in accordance with specific provisions to be established by a committee of the Board of Directors at the time of grant. The option price for non-statutory stock options must be at least 50% of fair value on the grant date. To date, all options have been issued at 85% or greater of the fair value at the grant date. The Equity Plan also permits the Company to assume outstanding options in an acquisition without using shares reserved under the Plan. Of the foregoing total, 224,350 shares are subject to options assumed by the Company in the acquisition of TSI.

     Under the Director Plan, 50,000 shares of Common Stock were reserved for issuance as non-statutory stock options at the rate of 2,000 shares for each year of service to members of the Board of Directors who are not employees of the Company. Such options are automatically granted at fair market value upon the election or reelection of each director.

     Stock option activity is summarized below:

                                                                       SHARES
                                                                    UNDER OPTION    OPTION PRICE
                                                                    ------------   ---------------
Outstanding at December 31, 1993..................................      266,750    $6.50 - $ 7.75
                                                                      ---------    --------------
Granted...........................................................      205,750    $2.75 - $ 8.00
TSI Conversions...................................................      224,350    $3.75 - $55.00
Cancelled.........................................................      (32,542)   $6.56 - $26.25
Exercised.........................................................           --
                                                                      ---------    --------------
Outstanding at December 31, 1994..................................      664,308    $2.75 - $55.00
                                                                      ---------    --------------
Granted...........................................................      659,975    $1.75 - $ 5.88
Cancelled.........................................................      (85,818)   $2.81 - $55.00
Exercised.........................................................       (2,800)   $2.81 - $ 3.00
                                                                      ---------    --------------
Outstanding at December 31, 1995..................................    1,235,665    $1.75 - $55.00
                                                                      =========    ==============

     As of December 31, 1995, 438,631 shares of the stock options outstanding were exercisable, for proceeds of approximately $2.6 million and 101,535 shares were available for grant.

     Under the Purchase Plan, 300,000 shares of common stock were reserved for the grant of options to employees in one or more offerings in accordance with provisions to be established by a committee of the Board of Directors prior to commencement of any offering period. Participants may purchase shares of common stock at not less than 85% of the lower of the market value at the start of each offering or on the purchase date.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which is effective for fiscal year 1996. The Company has determined that it will elect the disclosure-only alternative. The Company will be required to

                        GENZYME TRANSGENICS CORPORATION
disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using their fair value based method beginning in fiscal 1996 with comparable disclosures for fiscal 1995. The Company has not determined the impact of these pro forma adjustments.

OTHER

     The BDL employees were covered under BDL's defined contribution plan. As of January 1, 1996, the BDL employees transferred to the GTC plan described below.

     All U.S. based GTC employees, subject to certain eligibility requirements, can participate in the Company's defined contribution plan. Currently, the Company may match up to 50% of each participating employee's contributions to the plan to a maximum of 3% of salary. The Company may also contribute an additional 2% of each employee's salary as a retirement contribution. All contributions are at the discretion of the Board of Directors. Expense recognized under this plan was approximately $0, $275,000, and $266,000 for the years ended December 1993, 1994 and 1995 and $63,000 and $91,000 for the three months ended March 31, 1995 and 1996, respectively.

NOTE 8. INCOME TAXES

     Income from foreign operations before income taxes for the years ended December 31, 1993, 1994 and 1995 was $0, $57,000 and $720,000, respectively, and for the three months ended March 31, 1995 was $395,000.

     The income tax provision consists entirely of current amounts. The components of the income tax provision are as follows:

                                                                         1994     1995
                                                                        ------   -------
          Federal.....................................................    $ --    $  747
          State.......................................................       7       308
          Foreign.....................................................      21       238
                                                                          ----    ------
          Total.......................................................    $ 28    $1,293
                                                                          ====    ======

     The total tax provision is reflected in operations as a benefit of $2,346,000 offset by a charge of $239,000 on income from discontinued operations and a charge of $3,401,000 on the gain from the disposal of clinical operations.

     The 1995 provision for income taxes was at a rate different from the U.S.
Federal statutory income tax rate for the following reasons:

        Federal tax -- expense (benefit).......................................  (34.0)%
        Goodwill...............................................................    6.0
        State taxes -- net.....................................................    3.3
        Gain on sale of GDRU...................................................   40.1
        Joint Venture loss.....................................................    3.9
        Other..................................................................    1.4
                                                                                  ----
        Effective tax rate.....................................................   20.7%
                                                                                  ====

                        GENZYME TRANSGENICS CORPORATION

     The components of the deferred tax assets and liabilities at December 31, 1993, 1994 and 1995, respectively, are as follows:

                                                               1993     1994      1995
                                                               -----   -------   -------
        Deferred tax assets/(liabilities):
        Accrued compensation reserves........................  $  --   $   897   $   827
        Other reserves.......................................     --     1,902     1,258
        Net operating loss carryforwards.....................    307    17,323    17,209
                                                               -----   -------   -------
        Total deferred tax asset.............................  $ 307   $20,122   $19,294
        Valuation allowance..................................   (307)  (20,122)  (19,294)
                                                               -----   -------   -------
        Net deferred tax asset...............................  $  --   $    --   $    --
                                                               =====   =======   =======

     Due to the uncertainty surrounding the realization of these favorable tax attributes in future income tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

     At December 31, 1995, the Company had U.S. net operating loss carryforwards ("NOL") of approximately $41.5 million for income tax purposes. These carryforwards expire through 2009. Utilization of these net operating loss carryforwards is limited pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, and to the extent that the Separate Return Limitation Year (SRLY) rules apply.

     Approximately $40.6 million of the Company's NOL's were acquired in connection with its acquisition of TSI and subsidiaries. Consequently, any realization of the benefit of these purchased NOL's will be recorded as a reduction of goodwill. In 1995, goodwill has been reduced by approximately $1 million as a result of the utilization of purchased NOL's to offset taxable gain principally resulting from the sale of GDRU.

     The Company paid taxes of $0, $28,000 and $238,000 in 1993, 1994 and 1995, respectively, and $192,000 and $92,000 in the three months ended March 31, 1995 and 1996, respectively.

NOTE 9. REVENUE INFORMATION

     Revenues from the U.S. government as a percentage of total revenues were 0%, 5% and 7% for the years ended December 31, 1993, 1994 and 1995, respectively. Revenues from the Joint Venture as a percentage of total revenues were 64%, 31% and 12% for the years ended December 31, 1993, 1994 and 1995, respectively.

     A summary of export sales follows:

                                                                 ASIA    EUROPE   TOTAL
                                                                ------   ------   ------
Year ended December 31, 1993..................................  $2,065   $   --   $2,065
Year ended December 31, 1994..................................   3,332      478    3,810
Year ended December 31, 1995..................................   5,311    1,311    6,622
Three months ended March 31, 1995.............................   1,042      131    1,173
Three months ended March 31, 1996.............................     931       93    1,024

NOTE 10. ARRANGEMENTS WITH GENZYME CORPORATION

     From the Company's inception, certain facilities and support services, including both research and administrative support, have been provided by Genzyme. For these services, the Company was charged $1,875,000, $2,115,000 and $3,156,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $751,000 and $798,000 for the three months ended March 31, 1995 and 1996, respectively. These charges represent an allocation of the Company's proportionate share of Genzyme's overhead costs using formulas which management believes are reasonable based upon the Company's use of the facilities and services. All other costs for all periods presented, including payroll costs, are directly attributable to the Company and have been paid by Genzyme and charged to the Company.

                        GENZYME TRANSGENICS CORPORATION

     Effective July 1, 1994, the Company and Genzyme entered into the Genzyme-GTC Credit Agreement (see Note 5), pursuant to which Genzyme agreed to provide GTC advances up to $6.3 million. The balance of the advance was paid off in December 1995.

     In March 1996, the Company entered into a Convertible Debt and Development Funding Agreement with Genzyme under which Genzyme agreed to provide a revolving line of credit in the amount of $10 million and has agreed to fund development costs of the AT-III program (see Note 13).

     In April 1993, the Company entered into several agreements under which Genzyme has agreed to provide various services, facilities and funding to the Company as described below.

SERVICES AGREEMENT

     Under the Services Agreement, the Company receives certain basic support services in exchange for a fixed monthly payment ($32,491 per month during 1995) adjusted annually. These basic services include laboratory support, as well as assistance with certain administrative functions including purchasing, data processing, risk management, corporate communications, and treasury activities. If the Company requests additional services from Genzyme, the Company has agreed to pay Genzyme fully allocated costs of those services. The Services Agreement extends through May 1996 and is automatically renewed each year thereafter unless terminated by either party not less than 90 days prior to the end of any annual period. Under the Services Agreement, the Company made payments of $144,000, $310,000 and $390,000 for the years ended December 31, 1993, 1994 and
1995, respectively, and $97,000 and $190,000 for the three months ended March 31, 1996 and 1995, respectively.

SUBLEASE AGREEMENT

     Under the Sublease Agreement, the Company has leased certain laboratory, research and office space from Genzyme through May 1998 in exchange for fixed monthly rent payments which approximate the estimated current rental value for such space. In addition, the Company reimburses Genzyme for its pro rata share of appropriate facility operating costs such as maintenance, cleaning, utilities and real estate taxes. The sublease is automatically renewed each year and renewals are subject to earlier termination of the sublease by either party after the initial five-year term. Under the Sublease Agreement, the Company made payments of $29,000, $102,000 and $169,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $42,000 and $62,000 for the three months ended March 31, 1995 and 1996, respectively, and is committed to make annual minimum rental payments of $92,000 in each of the years 1996 and 1997 and $54,000 in 1998.

TECHNOLOGY TRANSFER AGREEMENT

     Under the Technology Transfer Agreement, Genzyme transferred substantially all of its transgenic assets and liabilities to the Company including its ownership in the Joint Venture, assigned its relevant contracts and licensed to the Company technology owned or controlled by it and relating to the production of recombinant proteins in the milk of transgenic animals (the "Field") and the purification of proteins produced in that manner. The license is worldwide and royalty-free as to Genzyme although the Company is obligated to Genzyme's licensors for any royalties due them.

     Genzyme may not use the transferred technology or any other technology it subsequently acquires relating to the Field except through the Company until at least May 1, 1996. After such date, and as long as Genzyme's ownership of the Company remains below 50%, Genzyme may use the transferred technology and the new technology only on its own behalf and without any royalty obligation to the Company.

                        GENZYME TRANSGENICS CORPORATION

RESEARCH AND DEVELOPMENT AGREEMENT

     In 1993, the Company and Genzyme entered into a Research and Development Agreement which defines the relationship among the parties whereby each entity may perform research for the other. This agreement is in effect through May 1998 and may be renewed by mutual consent. Genzyme has agreed to use the Company to perform all research in the field of production of recombinant proteins in transgenic animals. The Company has a similar obligation to use Genzyme to purify proteins produced transgenically. Each party must request such services from the other company before seeking them from a third party although the Company may perform purification services on its own behalf. These obligations are qualified by the ability of each party to perform the requested services in accordance with the performance, scheduling, cost and other specifications reasonably established by the requesting party. Each company will receive payments from the other equal to the performing party's fully allocated cost of performing such services, which shall not be less than 80% of the annual budgets established by the parties under the agreement plus, in most cases, a fee equal to 10% of such costs. The Company currently provides development services to Genzyme for which it recognized revenues of $1,072,000, $883,000 and $485,000 in 1993, 1994 and 1995, respectively, and $215,000 and $19,000 for the three months ended March 31, 1995 and 1996, respectively.

     Also, see Note 5 and Note 13.

NOTE 11. OTHER AGREEMENTS

TUFTS UNIVERSITY SCHOOL OF VETERINARY MEDICINE ("TUFTS")

     Since 1988, pursuant to a cooperation agreement, the Company has funded an ongoing program to develop transgenic animals at Tufts. During the term of the agreement, which extends through September 1998, Tufts has agreed to work exclusively with the Company for commercial applications within the field of transgenic protein production in milk. The Company is obligated to make minimum payments in the aggregate of $500,000 during 1996. The Company paid Tufts $766,000, $868,000, and $665,000 for the years ended December 31, 1993, 1994 and
1995, respectively, and $59,000 and $170,000 for the three months ended March 31, 1995 and 1996, respectively. Sales of products derived from transgenic goats produced by Tufts, or from their offspring, are subject to royalties payable to Tufts.

NOTE 12. JOINT VENTURE

     In 1990, Genzyme entered into a joint venture with Sumitomo Metal Industries to develop proteins produced transgenically (the "Joint Venture"). The Joint Venture has engaged the Company, as the successor to Genzyme's transgenics business, to perform research and development for which the Company is reimbursed a portion of its costs and receives additional payments based on achievement of specified milestones. GTC does not have any intercompany profits or losses as a result of its transactions with the Joint Venture. This three-year program ended during 1993 and the parties decided to extend the contract for an additional three years. Under the arrangement the Company recognized revenues of $2,065,000, $2,947,000 and $3,874,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $727,000 and $182,000 for the three months ended March 31, 1995 and 1996, respectively. The Company's initial $1,077,000 investment in the Joint Venture represented a 25% ownership interest. In 1992, the Company invested an additional $381,000, less than 25% of the aggregate new investment resulting in a decline of its ownership to 19.7%. In March 1994, the Company and its partner agreed to extend the Joint Venture contract and contribute an additional $1.2 million and $4.6 million, respectively, increasing the Company's ownership percentage to 22%. In October 1995, the Company contributed an additional $807,000 to maintain the Company's ownership percentage at 22%. In addition, assuming the achievement of certain milestones, the partners will contribute additional funds which will bring the total contribution to $7.7 million. At December 31, 1995, the Company had received advance payments of $155,000 from the Joint Venture.

                        GENZYME TRANSGENICS CORPORATION

     The Joint Venture has a license, exclusive as to Asia and non-exclusive as to Europe, to use the Company's transgenic technology and to market and sell products and transgenic animals produced by the Joint Venture based on that technology. The Company retained the exclusive right to market and sell such products within the Americas. Each party is obligated to make royalty payments based on its sales of products developed by the Joint Venture and, additionally, the Company is obligated to pay royalties on sales of other transgenically produced proteins in Asia.

     Summarized financial information (unaudited) for the Joint Venture is as follows:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1994       1995
                                                                     ------     ------
Balance Sheet Data:
  Current assets.................................................    $2,964     $2,900
  Noncurrent asset...............................................         8          4
  Current liabilities............................................        23          2
  Partners' capital..............................................     2,949      2,902

                                                            FOR THE YEARS ENDED DECEMBER
                                                                        31,
                                                            ----------------------------
                                                             1993       1994       1995
                                                            ------     ------     ------
Statement of Operations Data:
  Research and development expenses.....................    $1,637     $2,859     $3,183
  Administrative expense................................       482        313      1,083
  Revenue...............................................       (65)       (32)      (961)
                                                            ------     ------     ------
  Net loss..............................................    $2,054     $3,140     $3,305
                                                            ======     ======     ======

NOTE 13. SUBSEQUENT EVENTS

     In February 1996, the Company obtained a short-term loan in the amount of $950,000 from Genzyme. The loan is due on March 31, 1996 and accrues interest at a rate of 6 1/2% per annum.

     On March 28, 1996 the Company entered into a Convertible Debt and Development Funding Agreement with Genzyme under which Genzyme agreed to provide a revolving line of credit in the amount of $10 million and has agreed to fund development costs of the Antithrombin III ("AT-III") program through March 31, 1997. Under the Agreement, GTC granted to Genzyme co-marketing rights to AT-III in all territories other than Asia subject to negotiation and execution of a development and supply agreement between the parties prior to March 31, 1997. The line of credit carries a rate of 7% and is convertible into the Company's Common Stock (at the average market price for the 20-day period ending two days before any conversion), at GTC's option, to maintain GTC's tangible net worth at the end of each quarter at a level between $4.0 million and $4.2 million or by Genzyme at any time for up to the full amount outstanding.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Genzyme Transgenics Corporation:

     We have audited the accompanying consolidated balance sheets of TSI Corporation as of July 3, 1994 and September 30, 1994 and the related consolidated statements of operations, cash flows and stockholders' equity for the fiscal year ended July 3, 1994 and the period from July 4 to September 30, 1994, respectively. These financial statements are the responsibility of management. Our responsibility is to express an opinion of these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 1 and 6 to the consolidated financial statements, TSI Corporation was acquired by Genzyme Transgenics Corporation (GTC) on October 1, 1994 and has been operated by the management of GTC since that date. The transaction involved the exchange of 4,367,601 shares of GTC common stock with a market value of approximately $14,741,000 at the date of acquisition for all the outstanding shares of TSI Corporation.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSI Corporation as of July 3, 1994 and September 30, 1994 and the consolidated results of its operations and its cash flows for the fiscal year ended July 3, 1994 and the period from July 4 to September 30, 1994 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
June 5, 1996

                                TSI CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                      JULY 3,      SEPTEMBER 30,
                                                                       1994            1994
                                                                      -------      -------------
ASSETS
Current assets:
  Cash and cash equivalents........................................   $   787         $    --
  Accounts receivable, net of allowance of $380 and $402 at July 3,
     1994 and September 30, 1994, respectively.....................     4,124           3,653
  Raw materials inventory..........................................       464             477
  Unbilled contract revenue........................................     2,835           2,308
  Prepaid expense..................................................       527             516
  Net assets held for sale.........................................       808             485
                                                                      -------         -------
          Total current assets.....................................     9,545           7,439
Property, plant and equipment, net.................................    12,024          12,184
Costs in excess of net assets acquired, net........................     5,559           5,505
Other assets.......................................................       290             695
                                                                      -------         -------
                                                                      $27,418         $25,823
                                                                      =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable..............................................   $ 2,735         $ 2,666
     Revolving line of credit......................................     1,215           2,320
     Accrued payroll and related costs.............................     1,530           1,714
     Other accrued expenses........................................     3,378           3,653
     Advance payments..............................................     5,001           3,839
     Accrued and deferred income taxes.............................       453             568
     Current portion of accrued restructuring......................       589             536
     Current portion of long-term debt.............................       646             680
                                                                      -------         -------
          Total current liabilities................................    15,547          15,976
     Long-term debt, net of current portion........................     2,358           3,594
     Long-term accrued restructuring, net of current portion.......       619             508
     Deferred lease obligation.....................................       198             501
                                                                      -------         -------
          Total liabilities........................................    18,722          20,579
Stockholders' equity:
     Preferred stock, $.01 par value, 25,000,000 shares authorized;
      Convertible preferred stock; $.01 par value; 2,070,000 shares
      authorized; 9,644 shares issued and outstanding..............        --              --
     Common stock, $.02 par value; 50,000,000 shares authorized;
      21,810,893 and 21,814,893 shares issued and outstanding at
      July 3, 1994 and September 30, 1994, respectively............       436             436
     Additional paid in capital....................................    57,124          57,142
     Treasury stock, 112,455 shares outstanding....................      (209)           (209)
     Accumulated deficit...........................................   (48,286)        (51,749)
     Accumulated translation adjustment............................      (369)           (376)
                                                                      -------         -------
     Total stockholders' equity....................................     8,696           5,244
                                                                      -------         -------
                                                                      $27,418         $25,823
                                                                      =======         =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                TSI CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                    FOR THE YEAR      FOR THE PERIOD
                                                                       ENDED            JULY 4 TO
                                                                      JULY 3,         SEPTEMBER 30,
                                                                        1994               1994
                                                                    ------------      --------------
Revenues:
  Services.......................................................    $    40,224        $    6,790
  Products.......................................................          8,690             1,720
  Research and development.......................................            682                --
                                                                     -----------        ----------
                                                                          49,596             8,510
Costs and operating expenses:
  Services.......................................................         32,755             6,800
  Products.......................................................          8,603             1,481
  Research and development.......................................            618                --
  General and administrative.....................................         11,539             3,475
  Restructuring..................................................           (770)               --
                                                                     -----------        ----------
                                                                          52,745            11,756
                                                                     -----------        ----------
Loss from operations.............................................         (3,149)           (3,246)
Interest expense.................................................           (380)             (111)
                                                                     -----------        ----------
Loss before provision for income taxes...........................         (3,529)           (3,357)
Provision for income taxes.......................................            353               106
                                                                     -----------        ----------
Net loss.........................................................    $    (3,882)       $   (3,463)
                                                                     ===========        ==========
Net Loss per Common Share........................................    $     (0.18)       $    (0.16)
                                                                     ===========        ==========
Number of common shares outstanding for purposes of computing net
  loss per common share..........................................     21,307,847        21,813,355
                                                                     ===========        ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                                TSI CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                            CONVERTIBLE
                                          PREFERRED STOCK            COMMON STOCK
                                        --------------------    ----------------------    ADDITIONAL                  ACCUMULATED
                                                      PAR                       PAR        PAID-IN       TREASURY     TRANSLATION
                                         SHARES      VALUE        SHARES       VALUE       CAPITAL        STOCK       ADJUSTMENT
                                        --------    --------    ----------    --------    ----------    ----------    ----------
BALANCE, DECEMBER 31, 1993............   58,410       $  1      20,864,197      $417       $ 56,104       $  (75)       $ (342)
Proceeds from exercise of stock
  options.............................                             513,300        10            333         (134)
Issuance of common stock in connection
  with bank financing.................                              20,000         1             27
Issuance of warrants in connection
  with bank financing.................                                                          270
Issuance of common stock for Equity
  Incentive Program...................                             164,731         3            187
Issuance of common stock in
  conjunction with Employee Stock
  Purchase Plan.......................                              70,993         1             78
Issuance of common stock in
  conjunction with TSI Savings and
  Retirement Plan.....................                             129,165         3            125
Conversion of convertible preferred to
  common stock........................  (48,766 )       (1)         48,766         1
Shares retired........................                                (259)
Translation adjustment................                                                                                     (27)
Net loss..............................
Adjustment for change in fiscal
  year-end of foreign subsidiary......
                                        -------        ---      ----------      ----       --------       ------        ------
BALANCE JULY 3, 1994..................    9,644         --      21,810,893      $436       $ 57,124       $ (209)       $ (369)
Issuance of common stock as
  compensation........................                               4,000                       18
Translation adjustment................                                                                                      (7)
Net loss..............................
                                        -------        ---      ----------      ----       --------       ------        ------
BALANCE SEPTEMBER 30, 1994............    9,644         --      21,814,893      $436       $ 57,142       $ (209)       $ (376)
                                        =======        ===      ==========      ====       ========       ======        ======


                                        ACCUMULATED
                                         DEFICIT        TOTAL
                                        ----------    ----------
BALANCE, DECEMBER 31, 1993............   $(44,606)      $11,499
Proceeds from exercise of stock
  options.............................                      209
Issuance of common stock in connection
  with bank financing.................                       28
Issuance of warrants in connection
  with bank financing.................                      270
Issuance of common stock for Equity
  Incentive Program...................                      190
Issuance of common stock in
  conjunction with Employee Stock
  Purchase Plan.......................                       79
Issuance of common stock in
  conjunction with TSI Savings and
  Retirement Plan.....................                      128
Conversion of convertible preferred to
  common stock........................                       --
Shares retired........................                       --
Translation adjustment................                      (27)
Net loss..............................     (3,882)       (3,882)
Adjustment for change in fiscal
  year-end of foreign subsidiary......        202           202

                                         --------       -------
BALANCE JULY 3, 1994..................   $(48,286)      $ 8,696
Issuance of common stock as
  compensation........................                       18
Translation adjustment................                       (7)
Net loss..............................     (3,463)       (3,463)

                                         --------       -------
BALANCE SEPTEMBER 30, 1994............   $(51,749)      $ 5,244
                                         ========       =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                TSI CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      FOR THE PERIOD
                                                                    FOR THE YEAR           FROM
                                                                       ENDED            JULY 4 TO
                                                                      JULY 3,         SEPTEMBER 30,
                                                                        1994               1994
                                                                    ------------      --------------
Cash flows for operating activities:
  Net loss.......................................................      $(3,882)           $(3,463)
  Adjustments to reconcile net loss to net cash provided by (used
   in) operating activities:
     Depreciation and amortization...............................        2,392                415
     Deferred tax provision......................................           --                  2
     Loss on disposal of fixed assets............................          394                 --
     Common stock issued for operating expenses..................          616                 --
     Accrued restructuring.......................................       (2,945)              (164)
  Changes in assets and liabilities, net of effects from purchase of subsidiaries:
     Accounts receivable and unbilled contract revenue...........        2,141                998
     Inventory and other current assets..........................           20                 (2)
     Decrease in net assets held for sale........................        1,407                323
     Accounts payable............................................          (44)               (69)
     Accrued payroll and related costs...........................         (217)               184
     Accrued income taxes........................................           69                113
     Other accrued expenses......................................        1,008                293
     Advance payments............................................            3             (1,162)
                                                                       -------            -------
          Net cash provided by (used in) operating activities....          962             (2,532)
Cash flows for investing activities:
  Purchase of property, plant and equipment......................         (911)              (501)
                                                                       -------            -------
          Net cash used in investing activities..................         (911)              (501)
Cash flows from financing activities:
  Net proceeds from the issuance of common stock.................          288                 --
  Proceeds from long-term debt...................................           --              1,956
  Repayment of long-term debt....................................         (702)              (686)
  Net borrowings under revolving line of credit..................         (785)             1,105
  Deposit on capital leases......................................           --               (425)
  Other long-term liabilities....................................         (125)               303
                                                                       -------            -------
          Net cash provided by (used in) financing activities....       (1,324)             2,253
                                                                       -------            -------
Net decrease in cash and cash equivalents........................       (1,273)              (780)
Effect of exchange rates on cash.................................          (28)                (7)
Adjustment for change of fiscal year-end of foreign subsidiary...          202                 --
Cash and cash equivalents at beginning of the period.............        1,886                787
                                                                       -------            -------
Cash and cash equivalents at end of period.......................      $   787            $    --
                                                                       =======            =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                TSI CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

              (ALL TABULAR $ IN THOUSANDS, EXCEPT PER SHARE DATA)

1. NATURE OF BUSINESS:

     TSI Corporation (together with its subsidiaries, "TSI") is a leading provider of preclinical, toxicology and human clinical testing services to pharmaceutical, biotechnology, medical device and chemical companies. TSI also manufactures certain biological products that it markets to diagnostic companies and research organizations.

     The accompanying financial statements have been presented on the assumption that TSI is a going concern. TSI has incurred significant losses and negative operating cash flows in the fiscal year ended July 3, 1994 and the period from July 4 to September 30, 1994. TSI had negative working capital of $6,002,000 and $8,537,000 at July 3, 1994 and September 30, 1994, respectively.

     In fiscal year 1993, TSI restructured certain operations to reduce general and administrative expenses and increase revenues from continuing operations. During fiscal year 1994, TSI enacted an operating plan to reduce further general and administrative expenses by centralizing common functions within operating divisions, reengineering operating processes and commonizing to the extent possible within its laboratories.

     On October 1, 1994, TSI was acquired by Genzyme Transgenics Corporation ("GTC") (see Note 13).

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The consolidated financial statements include the accounts of TSI and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated. Overseas subsidiaries have been consolidated using a fiscal year-end of May 31. Effective for fiscal 1994, TSI changed the fiscal year-end of its U.K. subsidiary, G.D.R.U. Limited ("GDRU"), from May 31 to a 52/53 week year-end coinciding with its domestic operations. Therefore, the accompanying consolidated statement of operations for the fiscal year ended July 3, 1994 includes the operating results of GDRU for the twelve-month period ended May 31, 1994. The consolidated statement of cash flows for the fiscal year ended July 3, 1994 includes the cash flows of GDRU for the thirteenth-month period ending July 3, 1994. For the month of June 1994, GDRU had revenues of $761,000 and earned net income of $202,000 which is reflected as an adjustment to retained earnings.

CASH EQUIVALENTS

     Cash equivalents are stated at cost, which approximates market, and have original maturities of three months or less.

INVENTORY

     Inventory is valued at lower of cost or market (first-in, first-out method).

PROPERTY, PLANT AND EQUIPMENT

     Property and Equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of three to thirty years. Leasehold improvements are amortized using the straight-line method over the remaining term of the lease.

                                TSI CORPORATION

     The following is a summary of property and equipment and related accumulated amortization and depreciation as of July 3, 1994 and September 30, 1994:

                                                     YEARS OF
                                                       LIFE       JULY 3, 1994    SEPTEMBER 30, 1994
                                                    -----------   ------------    ------------------
     Land.........................................      --          $    200           $    200
     Buildings....................................   20 -- 30          3,294              3,415
     Leasehold improvements.......................  lease life         3,685              4,109
     Laboratory, manufacturing and office
       equipment..................................    3 -- 10          8,653              8,579
     Construction in process......................                        98                128
                                                                     -------            -------
                                                                      15,930             16,431
     Accumulated amortization and depreciation....                    (3,906)            (4,247)
                                                                     -------            -------
     Net property, plant and equipment............                   $12,024            $12,184
                                                                     =======            =======

     Depreciation expense was $2,089,000 and $341,000 for the fiscal year ended July 3, 1994 and the period from July 4 to September 30, 1994, respectively.

COSTS IN EXCESS OF NET ASSETS ACQUIRED

     The excess consideration paid and costs incurred over the net value of assets acquired is being amortized over a 30-year period. Accumulated amortization as of July 3, 1994 and September 30, 1994 was $1,003,000 and $1,057,000, respectively. Related amortization expense for the fiscal year ended July 3, 1994 and the period from July 4 to September 30, 1994 was $303,000 and $54,000, respectively.

ACCRUED EXPENSES

     Accrued expenses at July 3, 1994 and September 30, 1994 included the following:

                                                            JULY 3, 1994    SEPTEMBER 30, 1994
                                                            ------------    ------------------
        Contract lost reserves............................     $1,934             $2,007
        Other accrued expenses............................      1,444              1,646
                                                               ------             ------
                                                               $3,378             $3,653
                                                               ======             ======

REVENUE RECOGNITION

     For both services and research and development revenues TSI accounts for cost reimbursement contracts and fixed price contracts using the percentage-of-completion method. Unbilled contract revenue represents recoverable costs and accrued profit which had not been billed at the balance sheet date. Advance payments represent cash received from customers in advance of the work being performed. Product revenues are generally recognized upon shipment. Research and development revenues in fiscal 1994 consisted of $682,000 from Exemplar Corporation ("Exemplar"), a research and development company formed in 1991 (see Note 12).

     Profits expected to be realized on contracts are based on TSI's estimates of total contract sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts with adjustments to profits resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are made. When management believes the cost of completing a contract will exceed contract-related revenues, the full amount of the anticipated contract loss is immediately recognized. Total contract loss reserves at July 3, 1994 and September 30, 1994 were $1,934,000 and $2,007,000, respectively.

                                TSI CORPORATION

TRANSLATION OF FOREIGN CURRENCIES

     Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates, and statement of operations accounts are translated at average exchange rates. Resulting translation adjustments are recorded in a separate component of stockholders' equity, "Accumulated translation adjustment."

INCOME TAXES

     TSI follows the asset and liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109 ("FAS 109"), Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities using the current statutory tax rates.

NET LOSS PER COMMON SHARE

     Net loss per share is computed by dividing the net loss by the weighted average number of common shares and common stock equivalents outstanding when the effect would be dilutive. Common stock equivalents include stock options. The difference between weighted average shares for primary and fully diluted net loss per share was not significant for the periods presented.

3. LOSS ON DISPOSAL OF ASSETS:

     In March 1993, TSI recorded a charge of $1,320,000 in connection with the planned disposal of the Laboratory Animal Services ("LAS") and The TSI Center for Diagnostic Products ("CDP") operations. In September 1993, TSI announced a $5 million disposal of operations charge to reduce the net assets of its German preclinical testing and regulatory consulting subsidiary, IBR Forschungs GmbH ("IBR"), to net realizable value. Operations at IBR ceased during the second quarter of fiscal 1994 and on December 1, 1993 it entered into liquidation proceedings. At July 3, 1994 and September 30, 1994, IBR's remaining net assets of $808,000 and $485,000, respectively, primarily working capital and property, plant and equipment, have been classified as net assets held for sale in the accompanying consolidated balance sheets and represent the net realizable value of these assets upon their disposition.

4. WRITEDOWN OF COSTS IN EXCESS OF NET ASSETS ACQUIRED AND RESTRUCTURING CHARGE:

     In March 1993, the Board of Directors replaced several members of TSI's executive management group, including the chief executive officer, in conjunction with a review and evaluation of the performance of TSI's various business units. At that time, TSI announced a restructuring of certain operations, principally the Health and Sciences Research, Inc. ("HSRI") subsidiary. Since improved operating results were not imminent, TSI determined that the HSRI operation could not compete profitably as a provider of clinical services for all four phases of the clinical testing marketplace and decided to refocus the HSRI operations on the phase II and III markets only. The other HSRI services were discontinued and the related personnel and facilities considered redundant. Given the initial losses incurred from the date of purchase and the expected future cash requirements if operations were not reduced, TSI determined that the original goodwill associated with the purchase of HSRI was worthless. The majority of the writedown and restructuring charge recorded in fiscal 1993 represented costs associated with the HSRI operation.

     In May 1994, TSI reached agreement with a landlord securing the termination of the lease of its former corporate offices and research and development facility which was originally scheduled to expire on June 30, 2001. The lease termination was effective May 31, 1994. Additionally, in May 1994, TSI reached an agreement settling an arbitration claim against the former owner of HSRI. Under the terms of the settlement,

                                TSI CORPORATION
the former owner agreed to pay TSI $1 million which was recorded as a gain in the fourth quarter of fiscal 1994, of which $650,000 was paid at the date of agreement, $100,000 was received on September 9, 1994 and $250,000 was received on December 9, 1994.

     In May 1994, TSI further restructured its HSRI operations which continued to incur operating losses following the restructuring in March 1993. As a result of this action, TSI provided an $854,000 restructuring charge in the fourth quarter of fiscal 1994. This charge consisted principally of costs for relocating and reducing HSRI's facilities. The exit costs recognized for this transaction were severance of $106,000 for the termination of sixteen employees and lease obligations on a vacated facility of $748,000. Severance in the amount of $40,000 was charged to the reserve during fiscal 1994. In addition, TSI reduced its estimated restructuring reserve requirement by $624,000. The $770,000 net amount of these transactions is reflected as an offset to other operating expenses.

     As of September 30, 1994, there was $1,044,000 of accrued restructuring remaining, of which $508,000 was classified as long-term. During the period from July 4 to September 30, 1994, $53,000 was paid out of accrued restructuring for severance and $111,000 was paid for the facility lease.

5. ACQUISITIONS:

     Effective July 1, 1991, TSI acquired all of the common stock of Argus Research Laboratories, Inc. and The Center for Photobiology at Argus, Inc., two privately-held preclinical testing companies located in Horsham, Pennsylvania (collectively, "Argus") for $2.0 million in cash. TSI has accounted for these acquisitions using the purchase method. In addition to the purchase price, TSI entered into a 10-year noncompete agreement with the principal stockholder of Argus for a total of $750,000. TSI paid $375,000 at the acquisition date and is obligated to pay $25,000 per year at the end of years 1-5 and $50,000 per year at the end of years 6-10. The excess of the total acquisition costs over the fair value of net assets acquired was $1,750,000 which was written off in conjunction with the 1994 restructuring (see Note 4).

6. COMMITMENTS AND CONTINGENCIES:

     TSI leases equipment and facilities under various operating and capital leases (see also Note 7). The deferred lease obligation represents the cumulative difference between actual facility lease payments and lease expense recognized ratably over the lease period.

     At July 3, 1994 and September 30, 1994, the total cost of equipment under capital lease was $1,872,000 and $2,309,000, respectively, with $374,000 and $302,000, respectively, of accumulated depreciation.

     Rent expense for the fiscal year ended July 3, 1994 and the period from July 4, to September 30, 1994 was approximately $2,030,000 and $195,000, respectively.

                                TSI CORPORATION

     TSI's future minimum payments required under these leases are as follows:

                    FISCAL
                     YEAR                        OPERATING         CAPITAL          TOTAL
      -----------------------------------        ---------         -------         -------
      1995...............................        $1,765            $  687          $ 2,452
      1996...............................         1,753               686            2,439
      1997...............................         1,710               664            2,374
      1998...............................         1,618               255            1,873
      1999...............................         1,211                --            1,211
      Thereafter.........................         5,126                --            5,126
                                                 -------           ------          -------
      Total..............................        $13,183           $2,292          $15,475
                                                 =======                           =======
                                                                   ------
      Less amount representing interest                              (328)
                                                                   ------
      Present value of minimum lease payments                      $1,964
                                                                   ======

     On June 17, 1994, a lawsuit was filed by a stockholder of TSI against TSI, GTC and the directors of TSI alleging, among other things, that the terms of the merger agreement are unfair to TSI's stockholders and that TSI's directors breached their fiduciary duties in authorizing TSI to enter into the merger agreement. The lawsuit seeks an unspecified amount of damages and a court order to enjoin the merger. Each of the directors of TSI, TSI and GTC deny the allegations and continue to believe that the merger is fair to, and in the best interests of, the stockholders of TSI. They intend to vigorously defend the lawsuit. The plaintiffs did not actually file a motion for a preliminary injunction and the merger was consummated on October 1, 1994. No further proceedings in the litigation have occurred since that time.

7. BORROWINGS:

     TSI has a revolving line of credit arrangement with a commercial bank. In October 1993, the bank provided TSI with a commitment to extend the revolving line of credit until August 1, 1994. Under the terms of the extension, TSI continued to have a $1 million standby letter of credit and could borrow up to 70 percent of the amount of the eligible accounts receivable of its U.S. subsidiaries, subject to a maximum borrowing of $2 million. In consideration for the extension, TSI agreed to pay a fee of $100,000 payable at the rate of $10,000 per month from October 1993 to April 1994 with the balance due in August 1994. In addition, TSI issued the bank 20,000 shares of TSI's common stock and a warrant to purchase an additional 188,000 shares of common stock exercisable at $0.01 per share. The warrant became exercisable as to 40,000 shares on March 27, 1994, 58,000 shares on July 3, 1994 and 90,000 shares on July 8, 1994.

     In June 1994, the bank agreed to modify and extend the existing credit agreement through August 1, 1995. Under the terms of the extension, TSI could borrow up to $3 millon based upon 75% of eligible accounts receivable. The amount of the bank line decreased to $2 million on December 31, 1994. In addition, the bank agreed to increase the existing standby letter of credit from $1.0 million to $1.5 million prior to June 30, 1994. As of September 30, 1994, TSI was in compliance with the amended covenants. Amounts outstanding under the line of credit were $2,320,000 as of September 30, 1994. No amounts were due under the standby letter of credit as of September 30, 1994.

     Under the terms of the bank line of credit, TSI has agreed not to pay any dividends until the loans have been repaid.

     In September 1994, TSI received a $2 million lease line with a commercial leasing company. Leases require monthly payments over 36 months at 10% with a fair market value buyout (in the range of 5% to 10% of original cost) at the end of the lease term. The Lease Agreement required a 25% cash deposit at inception. As of September 30, 1994, $1,956,000 of the lease line had been utilized.

                                TSI CORPORATION

     At September 30, 1994, TSI's long-term debt consisted of the following:

        Mortgage note payable with monthly payments of $8,809 through March
          1996, interest at 12%, collateralized by real estate..............    $  761
        Mortgage note payable with monthly payments of $4,581 through
          February 2012, interest is variable, collateralized by real
          estate............................................................       519
        Note payable with monthly payments of $6,066 through December 2000,
          interest at 8%, collateralized by real estate.....................       354
        Mortgage note payable, with monthly payments of $3,263 through
          August 2010, interest at 9.5% secured by real estate..............       321
        Capital lease obligations, with monthly payments of $55,098 through
          September 1997, interest at 10.28% collateralized by equipment....     1,964
        Other...............................................................       355
                                                                                ------
                                                                                 4,274
        Less current portion................................................      (680)
                                                                                ------
                                                                                $3,594
                                                                                ======

     Maturies of long-term debt over the next five fiscal years are as follows:

          1995..............................................................  $  680
          1996..............................................................   1,479
          1997..............................................................     786
          1998..............................................................     443
          1999..............................................................     196
          Thereafter........................................................     690
                                                                              ------
                                                                              $4,274
                                                                              ======

     Cash paid for interest for the fiscal year ended July 3, 1994 and the period from July 4 to September 30, 1994 was $330,000 and $111,000, respectively.

8. STOCKHOLDERS' EQUITY:

COMMON STOCK AND WARRANTS

     In May 1990, TSI issued Class D warrants for 100,000 shares of common stock to Biogen, Inc. in exchange for certain technology. Each warrant allows the holder to purchase one share of common stock at $3.61, subject to adjustment. The warrants expire on May 31, 1995. As of September 30, 1994, 16,851 Class D Warrants were exercised.

     In September 1991, TSI issued warrants to purchase 640,000 shares of common stock in connection with the equity financing of Exemplar Corporation. Each warrant allows the holder to purchase one share of TSI common stock for $8.00 per share and is exercisable until January 31, 1996.

     In connection with the refinancing of TSI's line of credit in October 1993, TSI has issued the bank 20,000 shares of TSI's common stock and a warrant to purchase an additional 188,000 shares of common stock which became exercisable at $0.01 per share in July 1994. TSI recorded a charge during fiscal 1994 of $298,000 in connection with these issuances.

     As of September 30, 1994, TSI has reserved 3,965,125 shares of common stock, subject to adjustment, for future issuance under the various classes of warrants, convertible preferred stock and stock option and employee stock purchase plans (see Note 9).

                                TSI CORPORATION

CONVERTIBLE PREFERRED STOCK

     On May 2, 1989, the effective date of TSI's initial public offering, the Board of Directors authorized the issuance of convertible preferred stock, $0.01 par value, on a pro rata basis to holders of common stock on that date. Convertible preferred shareholders have no voting rights, are not entitled to dividends, and have a liquidation preference of $0.01 per share.

     Each share of convertible preferred stock became convertible into one share of common stock upon the achievement of certain targeted market values of TSI's common stock, as defined. On July 1, 1995, TSI may redeem all shares then outstanding at par value. During fiscal 1992, all outstanding shares of convertible preferred stock became eligible for conversion at the option of the holders thereof and, as of September 30, 1994, 2,013,716 shares had been converted into common stock and 46,640 shares had been canceled.

SHAREHOLDERS' RIGHTS PLAN

     In February 1991, the Board of Directors adopted a Shareholder Rights Plan which provided for a dividend distribution of one preferred share purchase right for each share of common stock outstanding on March 1, 1991. Under certain circumstances, each right entitles the holder to purchase from TSI 1/100 of a new series of preferred stock, designated Series A Junior Participating Preferred Stock, at a price of $19.80 per 1/100 of a share.

     The rights are not exercisable and cannot be transferred separately from the common stock until ten days after (i) a person acquires 20% or more (other than in an Approved Transaction, as defined) or makes a tender offer for 30% or more of TSI's common stock, or (ii) TSI's Board of Directors shall declare a person owning 10% or more of TSI's Common Stock to be an Adverse Person, as defined.

     If, after the rights become exercisable, (i) TSI is the surviving entity in a merger with a 20% or more stockholder, (ii) a 20% or more stockholder engages in certain "self-dealing" transactions with TSI, (iii) any person acquires 30% or more of TSI's common stock without a plan approved by TSI's Board of Directors or (iv) a 20% or more stockholder increases such ownership percentage through recapitalization or reclassification of securities, each right not owned by such person will entitle its holder to purchase, at the right's exercise price, common stock having a value of two times the exercise price of the right.

     In addition, if TSI either (i) is acquired in a merger or other business combination in which TSI is not the surviving entity, or (ii) sells or transfers 50% or more of its assets or earning power to another party, each right will entitle its holder to purchase, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The rights expire on February 28, 2001 unless redeemed by TSI for $0.01 per right at any time prior to the tenth day following a person's acquisition of 20% or more of TSI's common stock.

     Preferred shares purchasable upon exercise of the rights will be entitled to a minimum quarterly dividend of $1 per share, or 100 times any dividend declared on common stock, and will have a minimum liquidation preference of $100 per share, or 100 times any liquidation payment made to common stock. So long as the rights are not separately transferable, TSI will issue one right with each new share of common stock issued.

9. EMPLOYEE BENEFIT PLANS:

STOCK OPTION PLAN

     Under TSI's 1988 Amended and Restated Stock Option Plan (the "1988 Plan"), incentive stock options and nonqualified options to purchase common shares may be issued to key employees, directors and consultants at the discretion of the stock option committee. The 1988 Plan was amended on December 7, 1993 to increase the number of shares that may be subject to options under the plan from
2.1 million to 3 million shares. As of September 30, 1994, TSI had available 1,242,425 shares for the grant of options under the 1988

                                TSI CORPORATION

Plan. These options are issued at the fair market value on the date of grant and vest over periods of up to five years.

     The stock option activity under the 1988 Plan was as follows:

                                                               NUMBER OF       RANGE OF
                                                                SHARES       OPTION PRICE
                                                               ---------   ----------------
    Balance, June 27, 1993..................................   1,965,250    $0.67  -$12.00
    Granted.................................................    592,550     $1.25  -$4.375
    Exercised...............................................   (513,300 )   $0.67  -$ 1.00
    Cancelled...............................................   (862,290 )   $1.3125-$12.00
                                                               ---------    --------------
    Balance, July 3, 1994...................................   1,182,210    $0.67  -$11.00
                                                               ---------    --------------
    Granted.................................................         --
    Exercised...............................................         --
    Cancelled...............................................         --
                                                               ---------    --------------
    Balance, September 30, 1994.............................   1,182,210    $0.67  -$11.00
                                                               ==========   ==============

     As of September 30, 1994, options with respect to 282,670 shares were exercisable under the 1988 Plan.

1991 DIRECTOR STOCK OPTION PLAN

     Under TSI's 1991 Director Stock Option Plan (the "Director Plan"), nonqualified options to purchase common stock are automatically granted to non-employee directors on the date of each director's election or reelection to the board of directors at the annual rate of 5,000 shares per year, subject to reduction for periods in which options previously granted under the 1988 Stock Option Plan first became exercisable. Options under the Director Plan may be granted with respect to a maximum of 150,000 shares of TSI's common stock. The options become exercisable over five years at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. As of September 30, 1994, TSI had available 88,750 shares for the grant of options under the Director Plan.

     The Director Plan stock option activity was as follows:

                                                                NUMBER OF      RANGE OF
                                                                 SHARES      OPTION PRICE
                                                                ---------   ---------------
    Balance, June 27, 1993...................................     46,250    $6.125 -$12.00
    Granted..................................................     15,000        $0.9375
    Exercised................................................         --
    Cancelled................................................         --
                                                                  ------    --------------
    Balance, July 3, 1994....................................     61,250    $0.9375-$12.00
    Granted..................................................         --
    Exercised................................................         --
    Cancelled................................................         --
                                                                  ------    --------------
    Balance, September 30, 1994..............................     61,250    $0.9375-$12.00
                                                                  ======    ==============

     As of September 30, 1994, options with respect to 26,250 shares were exercisable under the Director Plan.

EMPLOYEE STOCK PURCHASE PLAN

     The 1991 Employee Stock Purchase Plan authorized the grant of rights to purchase shares of common stock to eligible employees at the discretion of TSI's Board of Directors. The purchase price per share of

                                TSI CORPORATION
common stock in an offering is 85% of the lower of its fair market value at the beginning of the offering period or the applicable exercise date. There are 600,000 shares of common stock which have been authorized for issuance under this plan of which 130,303 shares have been issued to date including 70,993 shares during fiscal 1994 and none in the quarter ending September 30, 1994.

1994 EQUITY INCENTIVE PROGRAM

     On October 1, 1993, TSI adopted the 1994 Equity Incentive Plan (the "Incentive Plan") under which all full-time employees and consultants as of that date were eligible to receive shares of TSI's common stock based on the achievement of company-wide and division performance targets for the fiscal quarter ended December 26, 1993. In March 1994, TSI issued 164,731 common shares in connection with this program and recorded a charge to operations of $190,000 in fiscal 1994. The Incentive Plan was discontinued subsequent to the December 26, 1993 quarter.

OTHER

     TSI's U.S. employees, subject to certain eligibility requirements, can participate in TSI's defined contribution plan. Currently, TSI may match up to 50% of each participating employee's contributions to the plan to a maximum of 3% of salary. TSI may also contribute an additional 2% of each employee's salary as a discretionary retirement contribution. All contributions are at the discretion of the Board of Directors and can be paid in cash or TSI's common stock. TSI recognized $396,000 and $69,000 of expense for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994, respectively, in relation to the plan.

     GDRU maintains two defined contribution pension plans, one for directors and the other for employees. TSI recognized approximately $117,000 and $29,000 of expense under these plans in the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994, respectively.

10. INCOME TAXES:

     Net income from foreign operations before income taxes totaled approximately $600,000 and $205,000 for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 4, 1994, respectively. Current income tax expense resulting from foreign operations was approximately $250,000 and $77,000 for the fiscal year ended June 3, 1994 and the period from July 4, 1994 to September 30, 1994, respectively.

     Current state income tax expense was approximately $103,000 and $29,000 for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994, respectively.

     The components of the deferred tax assets and liabilities at July 3, 1994 and September 30, 1994, respectively, are as follows:

                                                                              SEPTEMBER
                                                           JULY 3, 1994        30, 1994
                                                           -------------     ------------
      DEFERRED TAX ASSETS:
      Restructuring reserves...........................      $     543         $    572
      Other reserves...................................          1,074            1,213
      Net operating loss carryforwards.................         13,033           14,103
                                                              --------         --------
      Total deferred tax assets........................         14,650         $ 15,888
      Less: valuation allowance........................        (14,650)         (15,888)
                                                             ---------         --------
      Net deferred tax asset...........................      $      --         $     --
                                                             =========         ========

                                TSI CORPORATION

     Due to the uncertainty surrounding the realization of these favorable tax attributes in future income tax returns, TSI has placed a valuation allowance against its otherwise recognizable deferred tax assets.

     TSI had U.S. net operating loss (NOL) carryforwards of approximately $33 million and $35 million at July 3, 1994 and September 30, 1994, respectively. These loss carryforwards expire through 2008. Utilization of these NOL's are limited pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986 and to the extent that the Separate Return Limitation Year (SRLY) rules apply.

11. BUSINESS SEGMENT INFORMATION:

     TSI operates in two business segments. The services segment includes testing and research services provided to pharmaceutical and biotechnology companies and to government agencies. The products segment consists of diagnostic and research products.

     Business segment information for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994 is summarized in the table below:

                                                                      PERIOD FROM JULY 4 TO
                                                    JULY 3, 1994        SEPTEMBER 30, 1994
                                                    -------------     ----------------------
      Revenues:
        Services................................       $40,906               $  6,790
        Products................................         8,690                  1,720
                                                       -------               --------
                Total revenues..................       $49,596               $  8,510
                                                       =======               ========
      Operating income (loss):
        Services................................       $ 1,535               $ (2,889)
        Products................................          (928)                  (148)
        General corporate expenses..............        (3,756)                  (209)
                                                       -------               --------
                Total operating loss............        (3,149)                (3,246)
                                                       -------               --------
      Interest expense..........................          (380)                  (111)
                                                       -------               --------
      Loss before income taxes..................       $(3,529)              $ (3,357)
                                                       =======               ========
      Identifiable assets:
        Services................................       $24,311               $ 22,298
        Products................................         1,533                  2,235
        General corporate assets................         1,574                  1,290
                                                       -------               --------
                Total...........................       $27,418               $ 25,823
                                                       =======               ========
      Capital additions:
        Services................................       $   730               $    501
        Products................................           180                     --
      Depreciation and amortization:
        Services................................       $ 2,144               $    393
        Products................................           248                     22

     A summary of export sales for the fiscal year ended July 3, 1994 and the period from July 4, 1994 to September 30, 1994 is as follows:

                                                                 ASIA    EUROPE    TOTAL
                                                                ------   -------   ------
      July 3, 1994............................................  $1,337   $1,544    $2,881
      September 30, 1994......................................     283    1,367     1,650

                                TSI CORPORATION

     TSI operates in two geographic areas. Information on TSI's geographic operations for the fiscal year ended June 3, 1994 and the period from July 4 to September 30, 1994 is set forth in the table below:

                                                                      PERIOD FROM JULY 4 TO
                                                    JULY 3, 1994        SEPTEMBER 30, 1994
                                                    -------------     ----------------------
      Revenues:
        Domestic operations.....................      $ 40,073               $  6,615
        European operations.....................          9,523                 1,895
                                                      --------               --------
                Total revenues..................      $ 49,596               $  8,510
                                                      ========               ========
      Operating income (loss):
        Domestic operations.....................      $ (4,241)              $ (3,451)
        European operations.....................          1,092                   205
                                                      --------               --------
                Total operating loss............      $ (3,149)              $ (3,246)
                                                      ========               ========
      Identifiable assets:
        Domestic operations.....................      $ 22,116               $ 21,855
        European operations.....................          3,728                 2,678
        General corporate assets................          1,574                 1,290
                                                      --------               --------
                Total assets....................      $ 27,418               $ 25,823
                                                      ========               ========

12. RESEARCH AND DEVELOPMENT AGREEMENT:

     In June 1991, the company entered into a research and development agreement with Exemplar to perform specific research programs on behalf of Exemplar. The agreement provided for TSI to license certain technology rights to Exemplar for $300,000. Under the agreement, total research and development funding including license fees would not exceed $7.5 million.

     On September 27, 1991, Exemplar completed the sale of $8 million of its callable common stock. In connection with the equity financing of Exemplar, TSI issued warrants to purchase 646,000 shares of TSI common stock at $8.00 per share in return for the option to purchase all of the outstanding common stock of Exemplar at prices which increase over time to a maximum of $33 million. The warrants and options are exercisable from July 1, 1992 through January 31, 1996.

     In November 1993, TSI reached an agreement with Exemplar to terminate TSI's obligations under the research and development agreement as well as its option to purchase the stock of Exemplar. As part of the termination agreement, TSI's research and development group was transferred to Exemplar. Accordingly, TSI does not expect any significant research and development revenues and expenses in the future.

     In early fiscal 1994, TSI recognized approximately $682,000 of research and development revenues under the Exemplar agreement. There was no revenue under this agreement in the period from July 4 to September 30, 1994.

13. SUBSEQUENT EVENT:

     On October 1, 1994, TSI was acquired by GTC in a merger transaction in which GTC issued two-tenths (0.2) of one share of GTC common stock for each share of TSI common stock resulting in the issuance of approximately 4,367,600 shares of the GTC's common stock. The transaction was accounted for as a purchase.

                                TSI CORPORATION

     In connections with TSI's acquisition agreement with GTC, GTC entered into agreements with certain creditors of TSI and its subsidiaries under which GTC:

     -- guaranteed TSI's $1.5 million standby letter of credit to a landlord of a TSI subsidiary;

     -- guaranteed TSI's outstanding equipment lease obligations to certain equipment lessors (approximately $1.9 million at September 30, 1994); and

     -- guaranteed the sums due under a promissory note issued by TSI in the principal amount of $800,000.

     In addition, as required by TSI's lender, GTC agreed to guarantee, upon completion of the merger, TSI's obligation under a $3.0 million revolving credit agreement (that will decrease to $2.0 million on December 31, 1994) due August 1, 1995.

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

Board of Directors and Stockholders
TSI Corporation

     We have audited the accompanying consolidated balance sheet of TSI Corporation as of June 27, 1993 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSI Corporation at June 27, 1993 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP
August 26, 1993, except for
  Note 14, as to which the
  date is October 8, 1993

                                TSI CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 27, 1993

                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                           ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $ 1,886
  Accounts receivable, net of allowance for doubtful accounts of $388.............    5,579
  Inventory.......................................................................      476
  Unbilled contract revenue.......................................................    3,521
  Other current assets............................................................      535
  Net assets held for sale/disposition............................................    2,215
                                                                                    -------
     Total current assets.........................................................   14,212
  Net property, plant and equipment...............................................   13,603
  Costs in excess of net assets acquired, net.....................................    5,811
  Other assets....................................................................      333
                                                                                    -------
                                                                                    $33,959
                                                                                    =======
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................................  $ 2,779
  Revolving line of credit........................................................    2,000
  Accrued payroll and related costs...............................................    1,747
  Other accrued expenses..........................................................    2,370
  Advance payments................................................................    4,998
  Accrued income taxes............................................................      261
  Deferred income taxes...........................................................      123
  Current portion of accrued restructuring........................................    2,564
  Current portion of long-term debt...............................................      766
                                                                                    -------
     Total current liabilities....................................................   17,608
  Long-term debt..................................................................    2,940
  Long-term accrued restructuring.................................................    1,589
  Deferred lease obligation.......................................................      323
                                                                                    -------
     Total liabilities............................................................   22,460
  Stockholders' equity:
     Preferred stock, $.01 par value; 25,000,000 shares authorized:
       Convertible preferred stock: $.01 par value; 2,070,000 shares authorized:
          58,410 shares issued and outstanding....................................        1
     Common stock, $.01 par value; 50,000,000 shares authorized; 20,864,197 shares
      issued and outstanding......................................................      417
     Capital in excess of par value...............................................   56,104
     Treasury stock...............................................................      (75)
     Accumulated translation adjustment...........................................     (342)
     Accumulated deficit..........................................................  (44,606)
                                                                                    -------
       Total stockholders' equity.................................................   11,499
                                                                                    -------
                                                                                    $33,959
                                                                                    =======

                            See accompanying notes.

                                TSI CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 27, 1993

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Revenues:
  Services........................................................................  $ 44,482
  Products........................................................................    10,962
  Research and development........................................................     2,662
  Interest........................................................................       194
                                                                                    --------
                                                                                      58,300
Costs and operating expenses:
  Services........................................................................    37,207
  Products........................................................................     9,951
  Research and development........................................................     2,829
  General and administrative......................................................    16,813
  Writedown of costs in excess of net assets acquired.............................     9,586
  Restructuring...................................................................     6,061
                                                                                    --------
                                                                                      82,447
                                                                                    --------
Loss from Operations..............................................................   (24,147)
Other income (expense):
  Interest expense................................................................      (699)
  Other non-recurring expense:
     Disposal of operations.......................................................    (6,327)
                                                                                    --------
  Loss before income taxes........................................................   (31,173)
  Provision for income taxes......................................................       850
                                                                                    --------
  Net loss........................................................................  $(32,023)
                                                                                    ========
  Net loss per common share.......................................................  $  (1.54)
                                                                                    ========
  Number of common shares outstanding for purposes of computing net loss per share........................................................................20,788,000
                                                                                  ==========

                            See accompanying notes.

                                TSI CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                            YEAR ENDED JUNE 27, 1993

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                              CONVERTIBLE
                            PREFERRED STOCK         COMMON STOCK        CAPITAL              ACCUMULATED
                          -------------------  ----------------------  IN EXCESS   TREASURY  TRANSLATION   ACCUMULATED
                          SHARES   PAR VALUE     SHARES    PAR VALUE   PAR VALUE    STOCK     ADJUSTMENT     DEFICIT      TOTAL
                          -------  ----------  ----------  ----------  ----------  --------  ------------  ------------  --------
Balance at June 28,
  1993................... 136,867    $ 1       20,717,265     $414      $ 55,901     $(75)      $  213       $(12,583)   $ 43,871
Proceeds from the
  exercise of stock
  options................                           9,200                      5                                                5
Conversion of convertible
  preferred stock to
  common stock........... (73,135)                 73,135        2            (2)                                              --
Issuance of common stock
  in connection with
  exercise of Unit
  Purchase Options.......                          11,986                     28                                               28
Issuance of common stock
  in connection with
  Employee Stock Purchase
  Plan...................                          59,310        1           226                                              227
Registration fees for
  Exemplar Warrants......                                                    (54)                                             (54)
Shares retired...........  (5,322)                 (6,699)                                                                     --
Translation adjustment...                                                                         (555)                      (555)
Net loss.................                                                                                     (32,023)    (32,023)
                          -------     ---      ----------     ----      --------     ----       ------       --------    --------
Balance June 27, 1993....  58,410     $ 1      20,864,197     $417      $ 56,104     $(75)      $ (342)      $(44,606)   $ 11,499
                          =======     ===      ==========     ====      ========     ====       ======       ========    ========

                            See accompanying notes.

                                TSI CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                            YEAR ENDED JUNE 27, 1993

                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss........................................................................ $(32,023)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
     Depreciation and amortization................................................    3,666
     Writedown of costs in excess of net assets acquired..........................    9,942
     Deferred tax provision.......................................................     (123)
     Write-off of other intangibles...............................................      885
     Loss on disposal of fixed assets.............................................      172
     Accrued restructuring........................................................    4,153
     Increase in restricted cash included in net assets held for
      sale/disposition............................................................     (480)
     Changes in assets and liabilities, net of effects from purchase of subsidiaries:
       Accounts receivable and unbilled contract revenue..........................     (805)
       Inventory..................................................................     (128)
       Other current assets.......................................................      319
       Accounts payable...........................................................   (1,031)
       Accrued payroll and related costs..........................................      500
       Accrued income taxes.......................................................      225
       Other accrued expenses.....................................................    5,293
       Advance payments...........................................................    4,142
                                                                                   --------
          Net cash used in operating activities...................................   (5,293)
  Cash flows from investing activities:
     Purchase of property, plant and equipment....................................   (3,987)
     Short-term investments.......................................................    9,424
     Other assets.................................................................       20
     Purchase of subsidiaries, net of cash acquired...............................   (6,718)
                                                                                   --------
          Net cash used in investing activities...................................   (1,261)
  Cash flows from financing activities:
     Net proceeds from the issuance of common stock...............................      206
     Repayment of long-term debt..................................................   (1,988)
     Net borrowings under revolving line of credit................................   (2,417)
     Other long-term liabilities..................................................      428
                                                                                   --------
          Net cash used in financing activities...................................   (3,771)
                                                                                   --------
  Net decrease in cash and cash equivalents.......................................  (10,325)
  Effect of exchange rates on cash................................................     (350)
  Cash and cash equivalents at beginning of the period............................   12,561
                                                                                   --------
  Cash and cash equivalents at end of period...................................... $  1,886
                                                                                   ========

                            See accompanying notes.

                                TSI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  YEAR ENDED JUNE 27, 1993 (ALL TABULAR $ IN THOUSANDS, EXCEPT PER SHARE DATA)

1. NATURE OF BUSINESS

     TSI Corporation (together with its subsidiaries, TSI) is a leading provider of preclinical, toxicology and human clinical testing services to pharmaceutical, biotechnology, medical device and chemical companies. TSI also manufactures certain biological products that it markets to diagnostic companies and research organizations.

     The accompanying financial statements have been presented on the assumption that TSI is a going concern. TSI has incurred significant losses and incurred negative operating cash flows in the fiscal year ended June 27, 1993. TSI had negative working capital of $3.4 million as of June 27, 1993.

     During fiscal 1994, TSI enacted an operating plan to reduce general and administrative expenses by centralizing common functions within operating divisions, reengineering operating processes and commonizing to the extent possible within its laboratories. Management intends to continue to implement further centralization and productivity improvements in the future. As a result of the actions described above, coupled with the refinancing of the credit line, as described in Note 14, management expects that TSI will be able to meet its financial obligations at a minimum through fiscal 1995.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of TSI and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated. To assist in the consolidation of the financial statements, overseas subsidiaries have been consolidated using a fiscal year end of May 31. The effect of intervening events between May 31, 1993 and TSI's year end are not material to the financial statements.

CASH EQUIVALENTS

     Cash equivalents are stated at cost which approximates market and have original maturities of three months or less.

SHORT-TERM INVESTMENTS

     Short-term investments are stated at lower of cost or market.

INVENTORY

     Inventory is valued at lower of cost or market (first in, first out method) and at June 27, 1993 consisted solely of raw materials.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of five to thirty years. Leasehold improvements are amortized using the straight-line method over the remaining term of the lease.

                                TSI CORPORATION

     The following is a summary of property and equipment and related accumulated amortization and depreciation as of June 27, 1993.

      Land...................................................................  $   200
      Buildings..............................................................    3,287
      Leasehold improvements.................................................    3,808
      Laboratory, manufacturing and office equipment.........................    9,993
      Construction in process................................................      500
                                                                               -------
                                                                                17,788
      Accumulated depreciation...............................................   (4,185)
                                                                               -------
      Net property, plant, and equipment.....................................  $13,603
                                                                               =======

COSTS IN EXCESS OF NET ASSETS ACQUIRED

     The excess consideration paid and costs incurred over the net value of assets acquired is being amortized over a 30-year period. The carrying value of goodwill is periodically reviewed by management. Currently, expected operating results of each entity for which goodwill has been recorded is compared with the anticipated results of operations at the time of acquisition. When material adverse changes in operations are noted, management will then determine the amount by which the related goodwill has been impaired. Accumulated amortization as of June 27, 1993 was $784,000. In 1993, TSI wrote off $9,586,000 of such costs as part of the restructuring (See Note 4).

REVENUE RECOGNITION

     For both services and research and development revenues, TSI accounts for cost reimbursement contracts and fixed price contracts using the percentage of completion method. TSI measures the progress of its contracts by comparing the costs incurred to date to total estimated contract costs of completion. All indirect costs, including general and administrative expenses, associated with the completion of the contracts are allocated to individual contracts based on direct labor incurred by contract. Unbilled contract revenue represents recoverable costs and fees on cost reimbursement contracts which had not been billed at the balance sheet date. Fees withheld (retainage) included in unbilled revenue were approximately $38,354 as of June 27, 1993. Product revenue is generally recognized upon shipment.

TRANSLATION OF FOREIGN CURRENCIES

     Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates, and statement of operations accounts are translated at average exchange rates. Resulting translation adjustments are recorded in a separate component of stockholders' equity, "Accumulated translation adjustments".

NET LOSS PER COMMON SHARE

     Loss per common share is based solely on the weighted average number of shares of common stock outstanding, as the inclusion of common stock equivalents would be anti-dilutive.

3. LOSS ON DISPOSAL OF ASSETS

     In March 1993, TSI recorded a charge of $1,320,000 in connection with the planned disposal of the LAS and CDP operations. In the fourth quarter of fiscal 1993, TSI recorded an additional charge of $5,007,000 relating to the writeoff of net assets of IBR, resulting in a total loss on disposal for fiscal 1993 of $6,327,000 (see Note 14). The charge reflects the expected loss from the disposition of net assets and anticipated operating losses through the estimated dates of disposal. At June 27, 1993, certain of the assets of LAS had been sold, while the remainder is expected to be disposed of in July 1993. TSI continues to pursue

                                TSI CORPORATION
opportunities to sell its CDP operations and anticipates its disposition in fiscal 1995. The remaining net assets of these operations of $2,215,000, primarily working capital and property, plant and equipment, have been reclassified to net assets held for sale in the accompanying consolidated balance sheet, and represent the estimated net realizable value of these assets upon disposition.

4. WRITEDOWN OF COSTS IN EXCESS OF NET ASSETS ACQUIRED AND
   RESTRUCTURING CHARGE

     In March 1993, the Board of Directors replaced several members of TSI's executive management group, including the Chief Executive Officer, in conjunction with a review and evaluation of the performance of TSI's various business units. At that time, TSI announced a restructuring of certain operations, principally the HSRI subsidiary. For the first nine months of operation after its acquisition, HSRI had net revenues of $4.5 million, and incurred a $900,000 operating loss, exclusive of $1.7 million of contract losses provided for at the date of acquisition. The loss resulted from the expansion of HSRI's operations to match anticipated revenue substantially in excess of actual revenues. Since improved operating results were not imminent, TSI determined that the HSRI operation could not compete profitably as a provider of clinical services for all four phases of the clinical testing marketplace and decided to re-focus the HSRI operation on the Phase II and III markets only. The other HSRI services were discontinued and the related personnel and facilities considered redundant. Given the initial losses incurred from the date of purchase, and the expected future cash requirements if operations were not reduced, TSI determined that the original goodwill associated with the purchase of HSRI was worthless. Management's determination was based principally on the fact that anticipated revenues and related profitability, included in management's assessment of the purchase price which generated the goodwill, were not realizable from HSRI's operations. As a result, TSI wrote down the carrying value of costs in excess of net assets acquired by $9,586,000 and provided $6,061,000 for restructuring costs during the year ended June 27, 1993. The restructuring charge consisted principally of $2,000,000 for the relocation and consolidation of various facilities, $1,001,000 for severance costs, $900,000 for estimated losses on certain contracts and a write-down of $600,000 for certain intangible assets. The majority of the write down and restructuring charge, approximately $8,000,000, represents costs associated with the HSRI operation.

5. ACQUISITIONS

     Effective July 1, 1991, TSI acquired all of the common stock of Argus Research Laboratories, Inc. and The Center for Photobiology at Argus Inc., two privately held preclinical testing companies located in Horsham, Pennsylvania (collectively, "Argus"), for $2.0 million in cash. TSI has accounted for these acquisitions using the purchase method. In addition to the purchase price, TSI entered into a 10-year non-compete agreement with the principal stockholder of Argus for a total of $750,000. TSI paid $375,000 at the acquisition date and is obligated to pay $25,000 per year at the end of years 1-5 and $50,000 per year at the end of years 6-10. The excess of the total acquisition cost over the fair value of net assets acquired was $1,750,000 which was written off in conjunction with the restructuring (see Note 4).

     In December 1990, TSI acquired CDP for 585,546 shares of TSI's common stock (fair market value of $2,000,000 at the acquisition date). CDP is a manufacturer of diagnostic intermediates, including human bulk serum, plasma derived serums, and other products used in the manufacture of human diagnostics. The transaction was accounted for using the pooling of interests method. In fiscal 1993, TSI announced a plan to sell CDP and has provided for a loss in connection with this sale (see Note 3).

     In October 1991, TSI acquired GDRU for 1,055,555 shares of TSI's common stock (fair market value of approximately $13,000,000 at the acquisition date). GDRU is a leading provider of Phase I human clinical contract testing services in the United Kingdom. The transaction was accounted for using the pooling of interests method. During fiscal 1991, GDRU acquired 33% of the common stock of Centre du Recherche Sur le Medicament Toulouse Midi-Pyrenees (CRM) for approximately $155,000. The acquisition was accounted for under the equity method. In July 1991, GDRU acquired an additional 30% interest in CRM for

                                TSI CORPORATION
approximately $107,000 and subsequently consolidated the accounts of CRM. In fiscal 1993, TSI wrote off the investment in CRM and has included this charge in the restructuring charge (see Note 4). Operations at CRM were discontinued in 1993.

     Effective March 31, 1992 TSI acquired all of the shares of PharmaKinetics Laboratories (Deutschland) GmbH (IBR) for $1,950,000 cash and 158,528 shares of TSI's common stock (fair market value $991,000 at the date of acquisition). The acquisition was accounted for under the purchase method. The excess of the total acquisition cost over the fair value of net assets acquired was $1,328,000. The net assets of IBR were written off in the fourth quarter of fiscal 1993 (see
Note 3).

     Effective June 29, 1992, TSI acquired all of the common stock of Health and Sciences Research Incorporated (HSRI) for $6,000,000 cash. The acquisition was accounted for under the purchase method. The excess of the total acquisition cost over the fair value of net assets acquired was $8,405,000. HSRI's operating results for all of fiscal 1993 are included in the June 27, 1993 statement of operations. In fiscal 1993, TSI wrote off the remaining excess of the total acquisition cost over the fair value of the net assets acquired as part of the restructuring (see Note 4).

6. LEASE COMMITMENTS

     TSI leases equipment and facilities under various operating and capital leases. The deferred lease obligation represents the cumulative difference between actual facility lease payments and lease expense recognized ratably over the lease period.

     At June 27, 1993, TSI's future minimum payments required under these leases are as follows:

                                                               OPERATING   CAPITAL    TOTAL
                                                               ---------   -------   -------
    1994.....................................................   $ 2,088    $  697    $ 2,785
    1995.....................................................     1,893       532      2,425
    1996.....................................................     1,386       136      1,522
    1997.....................................................     1,369        --      1,369
    1998.....................................................     1,368        --      1,368
    Thereafter...............................................     2,925        --      2,925
                                                                -------    ------    -------
      Total..................................................   $11,029    $1,365    $12,394
                                                                =======              =======
    Less amount representing interest........................                (101)
                                                                           ------
    Present value of minimum lease payments..................              $1,264
                                                                           ======

     In 1993, TSI incurred $1,134,000 of capital lease obligations in connection with the acquisition of certain capital equipment. At June 27, 1993, the total cost of equipment under capital lease was $2,303,000 with $445,000 of accumulated depreciation.

     Rent expense for the year ended June 27, 1993 was approximately $2,675,000.

7. BORROWINGS

     In September 1991, TSI entered into a one-year revolving line of credit arrangement with a commercial bank. The line of credit allowed for TSI to borrow up to $4,000,000 at the bank's base lending rate plus 1/2%, through September 30, 1992. The line of credit was extended to October 31, 1992 and was renegotiated for a one-year period allowing TSI to borrow up to $7,000,000 at the bank's base lending rate plus 1% through October 29, 1993.

     As of March 28, 1993, TSI was in default of several covenants under this bank line of credit. The bank agreed to waive such defaults in connection with an agreement amending the line of credit to make it payable

                                TSI CORPORATION
on demand by the bank, to require the bank's approval for any future advances and to increase the interest rate effective April 1, 1993 to the bank's base lending rate plus 2%. The line is secured by the inventory, accounts receivable, patents and trademarks of TSI and its U.S. subsidiaries, and a pledge of the capital stock of its U.S. subsidiaries and GDRU. As of June 27, 1993, TSI was in compliance with the amended covenants and had borrowed the maximum amount available under the line.

     Amounts outstanding under the line of credit aggregated $2,000,000 as of June 27, 1993. In addition, the bank issued a $1,000,000 standby letter of credit under the line of credit in December 1992. No amounts were due under the letter of credit as of June 27, 1993.

     Subsequent to June 27, 1993, TSI refinanced its revolving line of credit (see Note 14).

     TSI's long-term debt at June 27, 1993 consisted of the following:

     Mortgage note payable with monthly payments of $8,809 through July 1994,
       interest at 12%, secured by real estate...............................    $   773
     Mortgage note payable with monthly payments of $4,581 through February
       2012, interest is variable, secured by real estate....................        531
     Note payable with monthly payments of $6,066 through December 2000,
       interest at 8%, secured by real estate................................        413
     Mortgage note payable, with monthly payments of $3,263 through August
       2010, interest at 9.5%, secured by real estate........................        331
     Capital lease obligations...............................................      1,264
     Other...................................................................        394
                                                                                 -------
                                                                                   3,706
     Less current portion....................................................       (766)
                                                                                 -------
                                                                                 $ 2,940
                                                                                 =======

     All indebtedness of the German subsidiary IBR has been included in net assets held for sale/disposition in the accompanying consolidated balance sheet as of June 27, 1993.

     Under the terms of the October 1992 line of credit, TSI has agreed not to pay any dividends until the loans have been repaid.

     Maturities of long-term debt over the next five years are as follows:

     1994.....................................................................    $  766
     1995.....................................................................     1,351
     1996.....................................................................       235
     1997.....................................................................       105
     1998.....................................................................       134
     Thereafter...............................................................     1,115
                                                                                  ------
                                                                                  $3,706
                                                                                  ======

     Cash paid for interest for the year ended June 27, 1993 was $614,000.

8. STOCKHOLDERS' EQUITY

COMMON STOCK AND WARRANTS

     In connection with its initial public offering in May 1989, TSI provided the underwriter with a Unit Purchase Option to purchase, after subsequent adjustments, up to 88,210 units (each unit consisting of three shares of common stock and two Class A Warrants) at $4.75 per unit subject to adjustment. Each Class A

                                TSI CORPORATION

Warrant entitles the holder to purchase one share of common stock and two Class B Warrants at a total price of $2.00, subject to adjustment, at any time after the date of issuance until May 1994. Each Class B Warrant entitles the holder to purchase one share of common stock at a price of $3.35, subject to adjustment, at any time through May 1994. In March 1992, 218,868 shares of common stock were issued pursuant to the exercise of 64,905 Unit Purchase Options and 23,900 Class A Warrants attached thereto. An additional 11,986 shares of common stock were issued in December 1992 pursuant to the exercise of an additional 396 Unit Purchase Options, including all Class A and Class B Warrants attached thereto, as well as 8,422 Class A Warrants which were attached to Unit Purchase Options exercised in March 1992. At June 27, 1993, 22,909 Unit Purchase Options, 97,347 Class A Warrants, and 64,926 Class B Warrants were outstanding.

     In May 1990, TSI issued Class D Warrants for 100,000 shares of common stock to Biogen, Inc. in exchange for certain technology. Each warrant allows the holder to purchase one share of common stock at $3.61, subject to adjustment. The warrants expire on May 31, 1995. In February 1992, 16,851 Class D Warrants were exercised.

     In March and April 1991, substantially all of the Class B Warrants that were issued in conjunction with TSI's initial public offering, the Class C Warrants issued in conjunction with the financing of the Mason acquisition and TSI's Class E Warrants were exercised. In addition, the 746,269 shares of redeemable convertible preferred stock also issued in conjunction with the Mason acquisition were exchanged for an equal number of shares of common stock.

     In September 1991, TSI issued warrants to purchase 640,000 shares of common stock in connection with the equity financing of Exemplar Corporation. Each warrant allows the holder to purchase one share of TSI common stock for $8.00 per share and is exercisable until January 31, 1996.

     During 1988 and 1989, TSI issued restricted shares of common stock to employees, consultants, directors, scientific advisors and others at fair market value on the date of grant. Generally, these shares vest ratably over five years. These shares are restricted by terms of employee stock purchase agreements between TSI and the stockholder under which TSI has the right to repurchase any unvested restricted shares at their original purchase price. As of June 27, 1993, there were 71,123 of these restricted shares outstanding, of which 70,396 were vested.

     In connection with the anticipated refinancing of TSI's line of credit in October 1993, TSI has agreed to issue 208,000 shares of common stock to a commercial bank.

     As of June 27, 1993, TSI has reserved 3,433,332 shares of common stock, subject to adjustment, for future issuance under the various classes of warrants, convertible preferred stock, Unit Purchase Options, Stock Option and Employee Stock Purchase Plans (see Note 9).

CONVERTIBLE PREFERRED STOCK

     On May 2, 1989, the effective date of TSI's initial public offering, the Board of Directors authorized the issuance of convertible preferred stock, $.001 par value, on a pro rata basis to holders of common stock on that date. Convertible preferred shareholders have no voting rights, are not entitled to dividends, and have a liquidation preference of $.001 per share.

     Each share of convertible preferred stock became convertible into one share of common stock upon the achievement of certain targeted market values of TSI's common stock, as defined. On July 1, 1995, TSI may redeem all shares then outstanding at par value. During fiscal 1992, all outstanding shares of convertible preferred stock became eligible for conversion at the option of the holders thereof, and as of June 27, 1993, 1,964,950 shares had been converted into common stock.

                                TSI CORPORATION

     In November 1990, TSI increased the authorized shares of preferred stock from 2,070,000 shares to 25,000,000 shares, changed the par value from $.001 to $.01 per share, and established the convertible preferred stock as a series of the preferred stock.

SHAREHOLDERS' RIGHTS PLAN

     In February 1991, the Board of Directors adopted a Shareholder Rights Plan which provided for a dividend distribution of one preferred share purchase right for each share of common stock outstanding on March 1, 1991. Under certain circumstances, each right entitles the holder to purchase from TSI 1/100 of a new series of Preferred Stock, designated Series A Junior Participating Preferred Stock, at a price of $19.80 per 1/100 of a share.

     The rights are not exercisable and cannot be transferred separately from the common stock until ten days after (i) a person acquires 20% or more (other than in an Approved Transaction), or makes a tender offer for 30% or more of TSI's common stock, or (ii) TSI's Board of Directors shall declare a person owning 10% or more of TSI's Common Stock to be an Adverse Person.

     If, after the rights become exercisable, (i) TSI is the surviving entity in a merger with a 20% or more stockholder, (ii) a 20% or more stockholder engages in certain "self-dealing" transactions with TSI, (iii) any person acquires 30% or more of TSI's common stock, without a plan approved by TSI's Board of Directors or (iv) a 20% or more stockholder increases such ownership percentage through recapitalization or reclassification of securities, each right not owned by such person will entitle its holder to purchase, at the right's exercise price, common stock having a value of two times the exercise price of the right.

     In addition, if TSI either (i) is acquired in a merger or other business combination in which TSI is not the surviving entity, or (ii) sells or transfers 50% or more of its assets or earning power to another party, each right will entitle its holder to purchase, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The rights expire on February 28, 2001 unless redeemed by TSI for $.01 per right at any time prior to the tenth day following a person's acquisition of 20% or more of TSI's common stock. Preferred shares purchasable upon exercise of the rights will be entitled to a minimum quarterly dividend of $1 per share, or 100 times any dividend declared on common stock, and will have a minimum liquidation preference of $100 per share or 100 times any liquidation payment made to common stock. So long as the rights are not separately transferable, TSI will issue one right with each new share of common stock issued.

9. EMPLOYEES BENEFIT PLANS

STOCK OPTION PLAN

     Under TSI's 1988 Amended and Restated Stock Option Plan (the "1988 Plan"), incentive stock options and non-qualified options to purchase common shares may be issued to key employees, directors, and consultants at the discretion of the Stock Option Committee. The 1988 Plan was amended on November 21, 1991 to increase the number of shares that may be subject to options under the plan from 1,400,000 to 2,100,000 shares. As of June 27, 1993, TSI had available 72,685 shares for the grant of options under the 1988 Plan. These options are issued at the fair market value on the date of grant and vest over periods of up to five years.

                                TSI CORPORATION

     The stock option activity under the 1988 Plan was as follows:

                                                                NUMBER OF      RANGE OF
                                                                 SHARES      OPTION PRICE
                                                                ---------   ---------------
    Balance, June 28, 1992...................................   1,804,710   $0.67 - $12.00
      Granted................................................     575,600   $1.50 - $ 4.38
      Cancelled..............................................    (405,860)  $1.00 - $11.00
      Exercised..............................................      (9,200)  $1.00 - $ 4.87
                                                                ---------   --------------
    Balance, June 27, 1993...................................   1,965,250   $0.67 - $12.00
                                                                =========   ==============

     As of June 27, 1993, 962,890 options were exercisable under the 1988 Plan.

1991 DIRECTOR STOCK OPTION PLAN

     Under TSI's 1991 Director Stock Option Plan (the "Director Plan"), non-qualified options to purchase common stock are automatically granted to non-employee directors on the date of each director's election or reelection to the board of directors at the annual rate of 5,000 shares per year, subject to reduction for periods in which options previously granted under the 1988 Stock Option Plan first become exercisable. Options under the Director Plan may be granted with respect to a maximum of 150,000 shares of TSI's common stock. The options become exercisable over five years at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. As of June 27, 1993, TSI had available 103,750 shares for the grant of options under the Director Plan.

     The Director Plan stock option activity was as follows:

                                                               NUMBER OF       RANGE OF
                                                                SHARES       OPTION PRICE
                                                               ---------   -----------------
    Balance, June 28, 1992..................................     31,250     $10.25 - $12.00
      Granted...............................................     30,000         $6.125
      Cancelled.............................................    (15,000)        $12.00
                                                                -------     ---------------
    Balance, June 27, 1993..................................     46,250     $6.125 - $12.00
                                                                =======     ===============

     As of June 27, 1993, options with respect to 11,250 shares were exercisable under the Director Plan.

STOCK PURCHASE PLAN

     The 1991 Employee Stock Purchase Plan (the "1991 Purchase Plan") authorized the grant of rights to purchase shares of common stock to eligible employees at the discretion of TSI's Board of Directors.

     The purchase price per share of common stock in an offering is 85% of the lower of its fair market value at the beginning of the offering period or the applicable exercise date. There are 600,000 shares of common stock which have been authorized for issuance under this plan, of which 59,310 shares have been issued to date. As of June 27, 1993, $117,000 had been withheld under the plan for the offering period which ends September 30, 1993.

  Other

     TSI's U.S. employees, subject to certain eligibility requirements, can participate in TSI's defined contribution plan. Currently, TSI may match up to 50% of each participating employee's contributions to the plan to a maximum of 3% of salary. TSI may also contribute an additional 2% of each employee's salary as a retirement contribution. All contributions are at the discretion of the Board of Directors. In 1993, TSI recognized $300,000 of expense in connection with the plan.

                                TSI CORPORATION

     GDRU maintains two defined contribution pension plans, one for directors and the other for employees. Expense recognized under these plans was approximately $130,000 in 1993.

     IBR has a retirement agreement with the founder of the IBR Group. The agreement provides for retirement payments in the annual amount of $45,000, which commenced in July 1988.

10. INCOME TAXES

     A reconciliation of the statutory U.S. federal income tax provision to the income tax provision reported in the financial statements for the year ended
June 27, 1993 is as follows:

    U.S. federal statutory tax benefit.......................................   $(10,599)
    Net operating losses not available for benefit...........................     11,058
    Foreign taxes greater than U.S. statutory tax............................        391
                                                                                --------
    Income tax provision.....................................................   $    850
                                                                                ========

     Loss from foreign operations before income taxes and minority interest totaled $(3,658,000) in 1993.

     Deferred income taxes in the amount of $123,000 in 1993 have been provided for differences between tax and financial statement accounting methods, principally related to contract revenue recognition of foreign operations.

     At June 27, 1993, TSI had net operating loss carryforwards for financial reporting purposes of approximately $33,000,000 and for tax purposes of approximately $28,000,000. The difference results primarily from the write-off of goodwill. Tax loss carryforwards expire through 2008. These carryforwards are subject to possible limitations on annual utilization under current Internal Revenue Service regulations.

     Cash paid for taxes was $80,000 in the year ended June 27, 1993.

     In February 1992, the Financial Accounting Standards Board issued Statement No. 109 "Accounting for Income Taxes" (FAS 109). TSI will adopt FAS 109 in the first quarter of fiscal 1994. Adoption of FAS 109 is not expected to have a material effect on TSI's financial statements.

11. BUSINESS SEGMENT INFORMATION

     TSI operates in two business segments. The services segment includes testing and research services provided to pharmaceutical and biotechnology companies and to government agencies. The products segment consists of diagnostic and research products.

                                TSI CORPORATION

     Business segment information is summarized in the table below:

Revenues:
  Services......................................................................    $ 47,144
  Products......................................................................      10,962
  Interest......................................................................         194
                                                                                    --------
          Total revenues........................................................    $ 58,300
                                                                                    ========
Operating Loss:
  Services......................................................................    $(15,016)
  Products......................................................................         682
  General corporate expenses....................................................      (9,813)
                                                                                    --------
          Total operating loss..................................................     (24,147)
Interest expense................................................................        (699)
Other non-recurring expense.....................................................      (6,327)
                                                                                    --------
Loss before income taxes........................................................    $(31,173)
                                                                                    ========
Identifiable Assets:
  Services......................................................................    $ 25,659
  Products......................................................................       4,383
  General corporate assets......................................................       3,917
                                                                                    --------
          Total.................................................................    $ 33,959
                                                                                    ========
Capital Additions:
  Services......................................................................    $  4,587
  Products......................................................................         534
Depreciation and Amortization:
  Services......................................................................    $  3,254
  Products......................................................................         412

EXPORT SALES

     A summary of export sales follows:

 ASIA      EUROPE     TOTAL
- ------     ------     ------
$923       $2,074     $2,997

                                TSI CORPORATION

     TSI operates in two geographic areas. Information on TSI's geographic operations is set forth in the table below:


        Revenues:
          Domestic operations.............................................    $ 38,634
          European operations.............................................      19,666
                                                                              --------
                  Total revenues..........................................    $ 58,300
                                                                              ========
        Operating Loss:
          Domestic operations.............................................    $(26,473)
          European operations.............................................       2,326
                                                                              --------
                  Total operating loss....................................    $(24,147)
                                                                              ========
        Identifiable Assets:
          Domestic operations.............................................    $ 24,262
          European operations.............................................       3,565
          General corporate assets........................................       6,132
                                                                              --------
                  Total Assets............................................    $ 33,959
                                                                              ========


  Significant Customers

     Revenues from the U.S. government accounted for 8% of total revenues in 1993. Services business segment includes 65% of all U.S. government revenues.

12. RESEARCH AND DEVELOPMENT AGREEMENT

     On June 26, 1991, TSI entered into a research and development agreement with Exemplar Corporation ("Exemplar"), a newly formed company, to perform specific research programs on behalf of Exemplar. The agreement also provides for TSI to license certain technology rights to Exemplar for $300,000. Total research and development funding including license fee will not exceed $7.5 million.

     On September 27, 1991, Exemplar completed the sale of $8,000,000 of its callable common stock. In connection with the equity financing of Exemplar, TSI issued warrants to purchase 640,000 shares of TSI Common Stock at $8.00 per share in return for the option to purchase all of the outstanding common stock of Exemplar at prices which increase over time to a maximum of $33,000,000. The warrants and option are exercisable from July 1, 1992 through January 31, 1996. In fiscal 1993, TSI recognized approximately $2,662,000 of research and development revenues including license fees under the Exemplar agreement. There was no unbilled revenue under this agreement at June 27, 1993.

13. CONTINGENCY

     As a result of the current state of the insurance market, TSI has chosen not to seek product liability coverage for its products. In reaching its conclusion, management has balanced the likely costs and terms of such coverage and its availability against the risks involved in foregoing such coverage and the protection such coverage would likely afford. Management believes that many of its competitors operate without such coverage.

14. SUBSEQUENT EVENTS

     In September 1993, TSI announced a $5,000,000 disposal of operations charge taken in the fourth quarter of fiscal 1993 to reduce the net assets of its German preclinical testing and regulatory consulting subsidiary, IBR Forschungs GmbH to net realizable value. The recent loss of significant sales to one customer,

                                TSI CORPORATION
lower demand for IBR's services and the current high costs of doing business in Germany contributed to a situation in which IBR could not expect to operate profitably without a major financial commitment, which TSI chose not to make. During the second quarter of fiscal 1994, operations at IBR ceased and it entered into liquidation proceedings.

     On October 8, 1993, the bank provided TSI with a commitment to extend the revolving line of credit until August 1, 1994. Under the terms of the extension, TSI continued to have a $1,000,000 standby letter of credit and could borrow up to 70% of the amount of the eligible accounts receivable of its U.S. subsidiaries, subject to a maximum borrowing of $2,000,000. In consideration for the extension, TSI agreed to pay a fee of $1,000,000, payable at the rate of $10,000 per month from October 1993 to April 1994, with the balance due in August 1994 or upon an earlier refinancing. In addition, the company issued 20,000 shares of TSI's common stock and a warrant to purchase an additional 188,000 shares of common stock to the bank, which becomes exercisable at $0.01 per share in quarterly increments until July 1994 if the line of credit and TSI's equipment lease line remain outstanding. Warrants to purchase 40,000 shares are currently exercisable with the remainder to become exercisable in July 1994. The bank line continues to be secured by the capital stock of the U.S. subsidiaries and GDRU.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

===============================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                  TABLE OF CONTENTS



                                             PAGE
                                             ----
Available Information......................    2
Prospectus Summary.........................    3
Risk Factors...............................    5
Use of Proceeds............................   10
Price Range of Common Stock and Dividend
  Policy...................................   11
Capitalization.............................   12
Dilution...................................   13
Selected Consolidated Financial Data of
  GTC......................................   14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of GTC........................   15
Selected Consolidated Financial Data of
  TSI......................................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of TSI........................   20
Business...................................   22
Management.................................   35
Certain Transactions.......................   41
Share Ownership............................   41
Description of Capital Stock...............   43
Shares Eligible for Future Sale............   45
Underwriting...............................   47
Legal Matters..............................   48
Experts....................................   48
Index to Financial Statements..............  F-1

===============================================================================


===============================================================================

                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK


                            ------------------------

                                   PROSPECTUS

                            ------------------------

                            PAINEWEBBER INCORPORATED



                               HAMBRECHT & QUIST



                            NEEDHAM & COMPANY, INC.

                            ------------------------

                                          , 1996

===============================================================================

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     The expenses to be borne by the Company in connection with this offering are as follows:



    SEC registration fee....................................................  $  9,368.53
    NASD and Nasdaq fees....................................................  $ 20,000.00
    Blue Sky fees and expenses..............................................  $ 25,000.00
    Printing and engraving expenses.........................................  $ 65,000.00
    Accounting fees and expenses............................................  $ 70,000.00
    Legal fees and expenses.................................................  $120,000.00
    Miscellaneous expenses..................................................  $ 50,631.47
                                                                              -----------
              Total.........................................................  $360,000.00
                                                                              ===========



     All of the above figures, except the SEC registration fee, are estimates.



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants the Company the power to indemnify any director, officer, employee or agent to whatever extent permitted by the Company's Restated Articles of Organization, Bylaws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless such indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.



     Article VI of the Company's Bylaws provides that the Company shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who, at the request of the Company, may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.



     The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

     The Company also has in place agreements with certain officers and directors which affirm the Registrant's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by the Company's Bylaws.



     Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its Articles of Organization, eliminate the directors' personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Section 6.5 of the Registrant's Restated Articles of Organization provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.



ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES



     Since June 1, 1993, the Company has issued and sold the following securities, in each case in reliance on an exemption from required registration pursuant to Section 4(2) of the Securities Act.



     Upon its acquisition of TSI, GTC assumed an outstanding warrant that TSI had issued to a commercial bank. Based on the acquisition conversion ratio, such warrant currently covers 37,600 shares of GTC Common Stock at exercise price of $0.05 per share.



     In September 1994, TSI issued a Common Stock Purchase warrant covering 20,000 shares of its common stock to FSI, a commercial equipment leasing company. Upon the acquisition of TSI by GTC in October 1994, GTC assumed such warrant, which currently covers 4,000 shares of GTC Common Stock. Subsequently, in June 1995 and March 1996, GTC issued additional warrants to FSI, each covering 2,000 shares of Common Stock, in consideration of addition lease financing. In each such case, the warrant exercise price was based on the then current market value of the underlying securities as reported by Nasdaq.



     In February 1995, GTC exercised its rights under a Common Stock Put Agreement with Genzyme, selling 500,000 shares of Common Stock to Genzyme at a fixed price of $8.00 per share.



     In June 1995, the Company issued and sold 1,333,333 shares of Common Stock to Genzyme in exchange for the retirement of $3,999,999 in debt owed by the Company to Genzyme. Such debt-to-equity conversion at $3.00 per share was based on the closing price of the Common Stock on June 7, 1995, as reported by the National Market System of Nasdaq.



     In July 1995, the Company acquired all of the outstanding capital stock of BioDevelopment Laboratories, Inc. in exchange for shares of GTC Common Stock. In connection with the acquisition, the Company and Genzyme entered into a Securities Exchange Agreement, pursuant to which the former BDL stockholders exchanged 475,467 of the 1,207,233 shares of Common Stock issued by the Company for 33,945 shares of Genzyme General Division Stock. While the remainder of the shares of Common Stock issued by the Company have been registered under the Securities Act subsequent to the transaction, the shares acquired by Genzyme have not been registered. The exchange ratio was based on the relative market prices of the GTC Common Stock and the Genzyme General Division stock.



     In July 1995, the Company obtained a credit line with a commercial bank secured, in part, by Genzyme's guaranty of the Company's obligations thereunder. In exchange for such guaranty, the Company issued a Common Stock Purchase Warrant to Genzyme covering 145,000 shares of Common Stock at an exercise price of $2.84375, the market price at the date of the Agreement as reported by Nasdaq.



     On March 31, 1996, the Company had exercised its option to convert an aggregate of $150,000 of its debt to Genzyme under the Convertible Debt Agreement in exchange for an aggregate of 26,244 shares of GTC Common Stock.

ITEM 16.  EXHIBITS



EXHIBIT
  NO.                                            DESCRIPTION
- -------       ----------------------------------------------------------------------------------
 1         -- Form of Underwriting Agreement. Filed on June 12, 1996 as Exhibit 1 to this
              Registration Statement.
 2.1       -- Agreement and Plan of Merger, dated as of June 14, 1994, among TSI Corporation
              ("TSI"), Genzyme Transgenics Corporation ("GTC") and New Acorn Corporation. Filed
              as Appendix A to the Joint Proxy Statement -- Prospectus included in Part I of the
              Company's Registration Statement on Form S-4, File No. 3-80924 (the "GTC S-4") and
              incorporated herein by reference.
 2.2       -- Asset Purchase and Sale Agreement, dated January 3, 1995, between The TSI Center for Diagnostic Products, Inc. and BioVest, Inc. Filed as Exhibit 2.2 to the
              original filing of the Company's report on Form 10-K for the year ended December
              31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.
              Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this Agreement are omitted. A list of such schedules appears in the table of contents to the
              Agreement. The Company hereby undertakes to furnish supplementally upon request a copy of any such schedule to the Commission.
 2.3       -- Agreement and Plan of Merger, dated May 23, 1995, among GTC, Biodevelopment
              Laboratories, Inc. and BDL Acquisition Corp. Filed as Exhibit 2 to the Company's
              Current Report on Form 8-K dated July 3, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
 2.4       -- Share Purchase Agreement, dated as of September 1, 1995, among GTC, TSI and
              Quintiles Holdings Limited. Filed as Exhibit 2 to the Company's Current Report on
              Form 8-K dated September 19, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
 3.1       -- Restated Articles of Organization of GTC, filed with the Secretary of the
              Commonwealth of Massachusetts on December 27, 1993. Filed as Exhibit 3.1 to GTC's
              Report on Form 10-K, File No. 0-21794, for the year ended December 31, 1993 (the
              "GTC 1993 10-K") and incorporated herein by reference.
 3.2       -- By-Laws of GTC, as amended to date. Filed as Exhibit 3.2 to GTC's Registration
              Statement on Form S-1, File No. 33-62782 (the "GTC S-1") and incorporated herein by reference.
 4.1       -- GTC Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the GTC S-1 and
              incorporated herein by reference.
 4.2.1     -- TSI Specimen Warrant Certificate. Filed as Exhibit 4.8 to the TSI Registration
              Statement on Form S-3, File No. 33-48107, and incorporated herein by reference.
 4.2.2     -- Form of Notice of Assumption by GTC of the TSI warrants to which Exhibit 4.2.1 to this Report relate. Filed as Exhibit 4.2.2 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No.
              0-21794) and incorporated herein by reference.
 4.3       -- TSI Common Stock Purchase Warrant No. F-1 issued to The First National bank of
              Boston ("FNBB") on October 28, 1993. Filed as Exhibit 4.6 to the GTC S-4 and
              incorporated herein by reference.
 4.4       -- TSI Common Stock Purchase Warrant No. G-1, dated September 27, 1994, issued to
              Financing for Science International, Inc. ("FSI"). Filed as Exhibit 4.4 to the
              original filing of the Company's report on Form 10-K for the year ended December
              31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.
 4.5       -- Form of Notice of Assumption by GTC of the TSI Common Stock Purchase Warrants Nos.
              F-1 and G-1. Filed as Exhibit 4.5 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794)
              and incorporated herein by reference.

EXHIBIT
  NO.                                            DESCRIPTION
- -------       ----------------------------------------------------------------------------------
 4.6       -- Common Stock Purchase Warrant, dated June 30, 1995, issued to FSI. Filed as
              Exhibit 10.9 to the Company's report on Form 10-Q for the period ended July 2,
              1995 (Commission File No. 0-21794) and incorporated herein by reference.
 4.7       -- Common Stock Purchase Warrant, dated July 3, 1995, issued to Genzyme. Filed as
              Exhibit 10.5 to the Company's report on Form 10-Q for the period ended July 2,
              1995 (Commission File No. 0-21794) and incorporated herein by reference.
 4.8       -- Common Stock Purchase Warrant, dated March 13, 1996, issued to FSI. Filed as
              Exhibit 4.8 to GTC's report on Form 10-K, File No. 0-21794, for the year ended
              December 31, 1995 (the "GTC 1995 10-K") and incorporated herein by reference.
 5         -- Opinion of Palmer & Dodge LLP as to the legality of the shares being registered.
              Filed on June 12, 1996 as Exhibit 5 to this Registration Statement.
10.1       -- Technology Transfer Agreement between GTC and Genzyme Corporation ("Genzyme"), dated as of May 1, 1993. Filed as Exhibit 2.1 to the GTC S-1 and incorporated herein by reference.
10.2       -- Research and Development Agreement between GTC and Genzyme, dated as of May 1,
              1993. Filed as Exhibit 10.1 to the GTC S-1 and incorporated herein by reference.
10.3       -- Services Agreement between GTC and Genzyme, dated as of May 1, 1993. Filed as
              Exhibit 10.2 to the GTC S-1 and incorporated herein by reference.
10.4       -- Sublease Agreement between GTC and Genzyme, dated as of May 1, 1993. Filed as
              Exhibit 10.3 to the GTC S-1 and incorporated herein by reference.
10.5       -- License Agreement between GTC and Genzyme, as successor to IG Laboratories, Inc., dated as of May 1, 1993. Filed as Exhibit 10.4 to the GTC S-1 and incorporated herein by reference.
10.6       -- Series A Convertible Preferred Stock Purchase Agreement between GTC and Genzyme, dated as of May 1, 1993. Filed as Exhibit 10.5 to the GTC S-1 and incorporated herein by reference.
10.7.1     -- Mortgage and Security Agreement, dated as of June 30, 1995, between GTC and
              Genzyme. Filed as Exhibit 10.6 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
10.7.2     -- First Amendment to Mortgage and Security Agreement, dated as of December 15, 1995, between GTC and Genzyme. Filed as Exhibit 10.7.2 to the GTC 1995 10-K and
              incorporated herein by reference.
 10.8*     -- GTC 1993 Equity Incentive Plan, as amended through September 24, 1993. Filed as
              Exhibit 99 to GTC's Registration Statement on Form S-8, File No. 33-69516 and
              incorporated herein by reference.
 10.9*     -- GTC 1993 Employee Stock Purchase Plan. Filed as Exhibit 10.7 to the GTC S-1 and
              incorporated herein by reference.
 10.10*    -- GTC 1993 Director Stock Option Plan. Filed as Exhibit 10.8 to the GTC S-1 and
              incorporated herein by reference.
10.11      -- GTC Form of Confidential and Proprietary Information Agreement signed by GTC employees. Filed as Exhibit 10.9 to the GTC S-1 and incorporated herein by reference.
10.12      -- GTC Form of Agreement Not to Compete, together with a schedule of parties thereto.
              Filed as Exhibit 10.10 to the GTC S-1 and incorporated herein by reference.
10.13      -- Form of Indemnification Agreement between GTC and its directors, together with a schedule of the parties thereto. Filed as Exhibit 10.12 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission
              File No. 0-21794) and incorporated herein by reference. Such agreements are materially different only as to the signing directors and the dates of execution.

EXHIBIT
  NO.                                            DESCRIPTION
- -------       ----------------------------------------------------------------------------------
10.14      -- License Agreement between GTC and Biogen, Inc., dated December 26, 1990. Filed as
              Exhibit 10.12 to the GTC S-1 and incorporated herein by reference.
10.15      -- Agreement between GTC, SMI Genzyme Limited ("SMIG") and a European pharmaceutical company, dated as of September 29, 1990. Filed as Exhibit 10.13 to the GTC S-1 and
              incorporated herein by reference.
10.16      -- Research and Development Agreement between Genzyme and SMIG, dated as of September
              11, 1990, filed as Exhibit 10.14 to the GTC S-1, as amended by an Agreement between GTC and SMIG, dated as of March 15, 1994, filed as Exhibit 10.1 to GTC's
              Report on Form 10-Q for the quarter ended March 31, 1994, and, in each case, incorporated herein by reference.
10.17      -- Joint Venture and Shareholders Agreement between GTC, Sumitomo Metal Industries,
              Ltd. ("SMI") and SMIG, dated as of September 7, 1990. Filed as Exhibit 10.15 to the GTC S-1 and incorporated herein by reference.
10.18      -- Shareholders' Subscription Agreement among GTC, SMI and SMIG, dated as of March
              15, 1994. Filed as Exhibit 10.17 to the GTC 1993 10-K and incorporated herein by reference.
10.19.1    -- Cooperation and Licensing Agreement between GTC and Tufts University, dated
              September 6, 1988, as amended through May 13, 1993. Filed as Exhibit 10.18 to the
              Company's report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
10.19.2    -- Amendment No. 7, dated April 1, 1993, to Cooperation and License Agreement. Filed
              as Exhibit 10.6 to the Company's report on Form 10-Q for the period ended October
              1, 1995 and incorporated herein by reference.
10.19.3    -- Amendment No. 8, dated October 21, 1993, to Cooperation and License Agreement.
              Filed as Exhibit 10.7 to the Company's report on Form 10-Q for the period ended
              October 1, 1995 and incorporated herein by reference.
10.19.4    -- Amendment No. 9, dated December 1, 1993, to Cooperation and License Agreement.
              Filed as Exhibit 10.8 to the Company's report on Form 10-Q for the period ended
              October 1, 1995 and incorporated herein by reference.
10.19.5    -- Amendment No. 10, dated November 1, 1993, to Cooperation and License Agreement.
              Filed as Exhibit 10.9 to the Company's report on Form 10-Q for the period ended
              October 1, 1995 and incorporated herein by reference.
10.19.6    -- Amendment No. 11, dated May 25, 1995, to Cooperation and License Agreement. Filed
              as Exhibit 10.10 to the Company's report on Form 10-Q for the period ended October
              1, 1995 and incorporated herein by reference.
10.20      -- United States Patent No. 4,873,191 Sublicense Agreement between DNX, Inc. and
              Genzyme Corporation Regarding Transgenic Experimental Animals and Transgenic
              Mammary Production Systems, dated February 1, 1990; and letter of amendment, dated
              April 19, 1991. Filed together as Exhibit 10.17 to the GTC S-1 and incorporated herein by reference.
10.21.1    -- Indenture of Lease, dated March 17, 1986, between TSI Mason Laboratories, Inc.,
              ("Mason") and Stephen W. Wolfe and William C. Greene as Trustees of the
              Fifty-Seven Union Street Trust (the "TSI Mason Lease"). Filed as Exhibit 10.15 to
              the Registration Statement of TSI on Form S-1, File No. 33-33708, and incorporated herein by reference.
10.21.2    -- Amendment to the TSI Mason Lease, dated September 30, 1993. Filed as Exhibit 10.4 to Amendment No. 1 to TSI's Annual Report on Form 10-K for the fiscal year ended
              June 27, 1993 (the "TSI 1993 10-K") and incorporated herein by reference.
10.22      -- Guaranty by TSI of the obligations of Mason under the TSI Mason Lease. Filed as
              Exhibit 10.41 to the TSI 1993 10-K and incorporated herein by reference.

EXHIBIT
  NO.                                            DESCRIPTION
- -------       ----------------------------------------------------------------------------------
10.23      -- Lease Agreement, dated September 25, 1989, between TSI and Laboratory Animal
              Services, Inc. and Greg E. Beatty and Betty L. Beatty. Filed as Exhibit 10.15 to
              TSI's Annual Report on Form 10-K for the fiscal year ended July 1, 1990 and incorporated herein by reference.
10.24.1    -- Lease Agreement, dated November 14, 1990, between TSI and Hechinger Enterprises
              ("the Hechinger Lease"). Filed as Exhibit 10.21 to Amendment No. 2 to TSI's
              Registration Statement on Form S-1, File No. 33-39008 and incorporated herein by reference.
10.24.2    -- First Amendment to the Hechinger Lease, dated January 20, 1991. Filed as Exhibit
              10.22 to Amendment No. 1 to the TSI Registration Statement on Form S-1 (File No.
              33-39008) and incorporated herein by reference.
10.25      -- Non-Competition and Confidentiality Agreement, dated as of August 7, 1991, between
              TSI and Mildred S. Christian. Filed as Exhibit 10.27 to Amendment No. 2 to the TSI
              January Registration Statement on Form S-1 (File No. 33-44724) and incorporated herein by reference.
10.26      -- Agreement to Terminate Existing Leases and Contemporaneously to Enter Into a New
              Lease, dated as of July 1, 1992, between Hefferman and Partners and Argus Research
              Laboratories, Inc. Filed as Exhibit 10.31 to the TSI 1993 10-K and incorporated herein by reference.
10.27      -- Lease Agreement, dated as of October 8, 1992, between W.M. Rickman Construction
              Company and TSI Washington Laboratories, Inc. Filed as Exhibit 10.32 to the TSI
              1993 10-K and incorporated herein by reference.
10.28.1    -- Revolving Credit Agreement, dated July 3, 1995, among GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.2 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
10.28.2    -- First Amendment to Revolving Credit Agreement, dated as of September 15, 1995 among GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.28.2 to the
              GTC 1995 10-K and incorporated herein by reference.
10.28.3    -- Second Amendment to Revolving Credit Agreement, dated as of December 22, 1995 among GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.28.3 to the
              GTC 1995 10-K and incorporated herein by reference.
10.28.4    -- Third Amendment to Revolving Credit Agreement, dated as of March 29, 1996 among
              GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.28.4 to the GTC
              1995 10-K and incorporated herein by reference.
10.29      -- Security Agreement, dated July 3, 1995, by GTC and certain of its subsidiaries in favor of Genzyme. Filed as Exhibit 10.3 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
10.30.1    -- Reimbursement Agreement, dated July 3, 1995, among GTC, certain of its subsidiaries and Genzyme. Filed as Exhibit 10.4 to the Company's report on Form
              10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
10.30.2    -- First Amendment to Reimbursement Agreement, dated December 15, 1995, among GTC, certain of its subsidiaries and Genzyme. Filed as Exhibit 10.30.2 to the GTC 1995
              10-K and incorporated herein by reference.
10.31.1    -- Convertible Debt and Development Funding Agreement, dated as of March 29, 1996, between GTC and Genzyme. Filed as Exhibit 10.31 to the GTC 1995 10-K and
              incorporated herein by reference.
10.31.2    -- First Amendment to Convertible Debt and Development Funding Agreement, dated as of
              May 3, 1996, between GTC and Genzyme. Filed on June 12, 1996 as Exhibit 10.31.2 to
              this Registration Statement.

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
EXHIBIT
  NO.                                            DESCRIPTION
- -------       ----------------------------------------------------------------------------------
10.32      -- Subordination Agreement, dated as of March 29, 1996, among GTC, Genzyme and FNBB.
              Filed as Exhibit 10.32 to the GTC 1995 10-K and incorporated herein by reference.
10.33.1    -- Term Loan Agreement, dated as of December 15, 1995, among GTC, FNBB and Genzyme.
              Filed as Exhibit 10.33.1 to the GTC 1995 10-K and incorporated herein by reference.
10.33.2    -- First Amendment to Term Loan Agreement, dated as of March 29, 1996, among GTC,
              FNBB and Genzyme. Filed as Exhibit 10.33.2 to the GTC 1995 10-K and incorporated herein by reference.
10.34      -- Amendment to Standby Letter of Credit, dated as of June 29, 1994, issued by FNBB in favor of Stephen W. Wolfe and William C. Greene, as Trustees of the Fifty-Seven
              Union Street Trust. Filed as Exhibit 10.43 to the GTC S-4 and incorporated herein by reference.
10.35      -- Master Equipment Lease Agreement, dated as of September 27, 1994, between TSI and
              FSI. Filed as Exhibit 10.33 to the original filing of the Company's report on Form
              10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.
10.36      -- Reserve Pledge and Security Agreement, dated as of September 27, 1994, between TSI and FSI. Filed as Exhibit 10.34 to the original filing of the Company's report on
              Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.
10.37      -- Security Agreement, dated as of September 27, 1994, between TSI and FSI. Filed as
              Exhibit 10.35 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.
10.38      -- Intercreditor Agreement, dated as of July 3, 1995, among GTC, TSI, certain other subsidiaries of GTC, FNBB and FSI. Filed as Exhibit 10.7 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
10.39      -- Guaranty of Lease, dated as of June 30, 1995, by GTC in favor of FSI. Filed as
              Exhibit 10.8 to the Company's report on Form 10-Q for the period ended July 2,
              1995 (Commission File No. 0-21794) and incorporated herein by reference.
10.40      -- Conversion and Registration Rights Agreement, dated as of June 29, 1994, between
              GTC and TSI. Filed as Exhibit 10.47 to the GTC S-4 and incorporated herein by reference.
10.41      -- Common Stock Purchase Agreement, dated as of June 8, 1995, between GTC and
              Genzyme. Filed as Exhibit 10.1 to the Company's report on Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.
10.42*     -- Employment Agreement, dated March 28, 1996, between GTC and James A. Geraghty.
              Filed as Exhibit 10.42 to the GTC 1995 10-K and incorporated herein by reference.
10.43*     -- Employment Agreement, dated March 28, 1996, between GTC and John B. Green. Filed as Exhibit 10.43 to the GTC 1995 10-K and incorporated herein by reference.
10.44*     -- Employment Agreement, dated March 28, 1996, between GTC and Peter Glick. Filed as
              Exhibit 10.44 to the GTC 1995 10-K and incorporated herein by reference.
10.45*     -- Employment Agreement, dated March 27, 1996, between the Company and Harry Meade.
              Filed as Exhibit 10.1 to GTC's report on Form 10-Q for the period ended March 31,
              1996 and incorporated herein by reference.
10.46*     -- Form of Employment and Consulting Agreement among GTC, TSI and Robert W.
              Baldridge. Filed as Exhibit 10.56 to the GTC S-4 and incorporated herein by reference.
10.47+     -- Agreement, dated March 2, 1995, between GTC and Bristol-Myers Squibb Company.
              Filed on June 12, 1996 as Exhibit 10.47 to this Registration Statement.

EXHIBIT
  NO.                                            DESCRIPTION
- -------       ----------------------------------------------------------------------------------
10.48      -- Agreement, dated as of April 22, 1991 between Genzyme and Pharmaceutical Proteins
              Limited. Filed on June 12, 1996 as Exhibit 10.48 to this Registration Statement.
10.49+     -- Agreement, dated September 21, 1994, between GTC and Gene Pharming Europe B.V.
              Filed on June 12, 1996 as Exhibit 10.49 to this Registration Statement.
21         -- Subsidiaries of the Registrant. Filed herewith.
23.1       -- Consent of Coopers & Lybrand L.L.P. Filed herewith.
23.2       -- Consent of Palmer & Dodge LLP. Included in Exhibit 5 hereto.
23.3       -- Consent of Ernst & Young LLP. Filed herewith.
24         -- Power of attorney. Included on the signature page of this Registration Statement as filed on June 12, 1996.


- ---------------


* Indicates a management contract or compensatory plan.


+ Confidential treatment has been requested for the deleted portions of Exhibits
  10.47 and 10.49.



ITEM 17.  UNDERTAKINGS



     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (b) The undersigned Registrant hereby undertakes that:



          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.



          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement or amendment hereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on June 25, 1996.



                                          GENZYME TRANSGENICS CORPORATION



                                          By:       /s/  JOHN B. GREEN


                                            ------------------------------------

                                                       John B. Green


                                             Vice President Finance, and Chief
                                                      Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                      DATE
                  ---------                                  -----                      ----
             JAMES A. GERAGHTY*                 President, Chief Executive          June 25, 1996
- ---------------------------------------------     Officer and Director
              James A. Geraghty                   (Principal Executive Officer)

              /s/  JOHN B. GREEN                Vice President, Chief Financial     June 25, 1996
- ---------------------------------------------     Officer and Treasurer
                John B. Green                     (Principal Financial Officer
                                                  and Principal Accounting
                                                  Officer)

              HENRI A. TERMEER*                 Director                            June 25, 1996
- ---------------------------------------------
              Henri A. Termeer

            ROBERT W. BALDRIDGE*                Director                            June 25, 1996
- ---------------------------------------------
             Robert W. Baldridge

               HENRY E. BLAIR*                  Director                            June 25, 1996
- ---------------------------------------------
               Henry E. Blair

             FRANCIS J. BULLOCK*                Director                            June 25, 1996
- ---------------------------------------------
             Francis J. Bullock

               ALAN E. SMITH*                   Director                            June 25, 1996
- ---------------------------------------------
                Alan E. Smith

                ALAN W. TUCK*                   Director                            June 25, 1996
- ---------------------------------------------
                Alan W. Tuck


*By:      /s/  JOHN B. GREEN
    -----------------------------------------
                John B. Green
              Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT
  NO.                                      DESCRIPTION                                    PAGE
- -------   ------------------------------------------------------------------------------  -----
 1        Form of Underwriting Agreement. Filed on June 12, 1996 as Exhibit 1 to this
          Registration Statement........................................................
 2.1      Agreement and Plan of Merger, dated as of June 14, 1994, among TSI Corporation
          ("TSI"), Genzyme Transgenics Corporation ("GTC") and New Acorn Corporation.
          Filed as Appendix A to the Joint Proxy Statement -- Prospectus included in
          Part I of the Company's Registration Statement on Form S-4, File No. 3-80924
          (the "GTC S-4") and incorporated herein by reference..........................
 2.2      Asset Purchase and Sale Agreement, dated January 3, 1995, between The TSI
          Center for Diagnostic Products, Inc. and BioVest, Inc. Filed as Exhibit 2.2 to
          the original filing of the Company's report on Form 10-K for the year ended
          December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference. Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this
          Agreement are omitted. A list of such schedules appears in the table of contents to the Agreement. The Company hereby undertakes to furnish supplementally upon request a copy of any such schedule to the Commission.....
 2.3      Agreement and Plan of Merger, dated May 23, 1995, among GTC, Biodevelopment
          Laboratories, Inc. and BDL Acquisition Corp. Filed as Exhibit 2 to the
          Company's Current Report on Form 8-K dated July 3, 1995 (Commission File No.
          0-21794) and incorporated herein by reference.................................
 2.4      Share Purchase Agreement, dated as of September 1, 1995, among GTC, TSI and
          Quintiles Holdings Limited. Filed as Exhibit 2 to the Company's Current Report
          on Form 8-K dated September 19, 1995 (Commission File No. 0-21794) and incorporated herein by reference..............................................
 3.1      Restated Articles of Organization of GTC, filed with the Secretary of the
          Commonwealth of Massachusetts on December 27, 1993. Filed as Exhibit 3.1 to
          GTC's Report on Form 10-K, File No. 0-21794, for the year ended December 31,
          1993 (the "GTC 1993 10-K") and incorporated herein by reference...............
 3.2      By-Laws of GTC, as amended to date. Filed as Exhibit 3.2 to GTC's Registration
          Statement on Form S-1, File No. 33-62782 (the "GTC S-1") and incorporated herein by reference...........................................................
 4.1      GTC Specimen Common Stock Certificate. Filed as Exhibit 4.1 to the GTC S-1 and
          incorporated herein by reference..............................................
 4.2.1    TSI Specimen Warrant Certificate. Filed as Exhibit 4.8 to the TSI Registration
          Statement on Form S-3, File No. 33-48107, and incorporated herein by reference.....................................................................
 4.2.2    Form of Notice of Assumption by GTC of the TSI warrants to which Exhibit 4.2.1 to this Report relate. Filed as Exhibit 4.2.2 to the original filing of the
          Company's report on Form 10-K for the year ended December 31, 1994 (Commission
          File No. 0-21794) and incorporated herein by reference........................
 4.3      TSI Common Stock Purchase Warrant No. F-1 issued to The First National bank of
          Boston ("FNBB") on October 28, 1993. Filed as Exhibit 4.6 to the GTC S-4 and
          incorporated herein by reference..............................................
 4.4      TSI Common Stock Purchase Warrant No. G-1, dated September 27, 1994, issued to
          Financing for Science International, Inc. ("FSI"). Filed as Exhibit 4.4 to the
          original filing of the Company's report on Form 10-K for the year ended
          December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference.....................................................................

EXHIBIT
  NO.                                      DESCRIPTION                                    PAGE
- -------   ------------------------------------------------------------------------------  -----
 4.5      Form of Notice of Assumption by GTC of the TSI Common Stock Purchase Warrants
          Nos. F-1 and G-1. Filed as Exhibit 4.5 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No.
          0-21794) and incorporated herein by reference.................................
 4.6      Common Stock Purchase Warrant, dated June 30, 1995, issued to FSI. Filed as
          Exhibit 10.9 to the Company's report on Form 10-Q for the period ended July 2,
          1995 (Commission File No. 0-21794) and incorporated herein by reference.......
 4.7      Common Stock Purchase Warrant, dated July 3, 1995, issued to Genzyme. Filed as
          Exhibit 10.5 to the Company's report on Form 10-Q for the period ended July 2,
          1995 (Commission File No. 0-21794) and incorporated herein by reference.......
 4.8      Common Stock Purchase Warrant, dated March 13, 1996, issued to FSI. Filed as
          Exhibit 4.8 to GTC's report on Form 10-K, File No. 0-21794, for the year ended
          December 31, 1995 (the "GTC 1995 10-K") and incorporated herein by reference.....................................................................
 5        Opinion of Palmer & Dodge LLP as to the legality of the shares being registered. Filed on June 12, 1996 as Exhibit 5 to this Registration
          Statement.....................................................................
10.1      Technology Transfer Agreement between GTC and Genzyme Corporation ("Genzyme"), dated as of May 1, 1993. Filed as Exhibit 2.1 to the GTC S-1 and incorporated herein by reference...........................................................
10.2      Research and Development Agreement between GTC and Genzyme, dated as of May 1,
          1993. Filed as Exhibit 10.1 to the GTC S-1 and incorporated herein by reference.....................................................................
10.3      Services Agreement between GTC and Genzyme, dated as of May 1, 1993. Filed as
          Exhibit 10.2 to the GTC S-1 and incorporated herein by reference..............
10.4      Sublease Agreement between GTC and Genzyme, dated as of May 1, 1993. Filed as
          Exhibit 10.3 to the GTC S-1 and incorporated herein by reference..............
10.5      License Agreement between GTC and Genzyme, as successor to IG Laboratories,
          Inc., dated as of May 1, 1993. Filed as Exhibit 10.4 to the GTC S-1 and
          incorporated herein by reference..............................................
10.6      Series A Convertible Preferred Stock Purchase Agreement between GTC and
          Genzyme, dated as of May 1, 1993. Filed as Exhibit 10.5 to the GTC S-1 and
          incorporated herein by reference..............................................
10.7.1    Mortgage and Security Agreement, dated as of June 30, 1995, between GTC and
          Genzyme. Filed as Exhibit 10.6 to the Company's report on Form 10-Q for the period
          ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.....................................................................
10.7.2    First Amendment to Mortgage and Security Agreement, dated as of December 15,
          1995, between GTC and Genzyme. Filed as Exhibit 10.7.2 to the GTC 1995 10-K
          and incorporated herein by reference..........................................
 10.8*    GTC 1993 Equity Incentive Plan, as amended through September 24, 1993. Filed as Exhibit 99 to GTC's Registration Statement on Form S-8, File No. 33-69516
          and incorporated herein by reference..........................................
 10.9*    GTC 1993 Employee Stock Purchase Plan. Filed as Exhibit 10.7 to the GTC S-1
          and incorporated herein by reference..........................................
 10.10*   GTC 1993 Director Stock Option Plan. Filed as Exhibit 10.8 to the GTC S-1 and
          incorporated herein by reference..............................................
10.11     GTC Form of Confidential and Proprietary Information Agreement signed by GTC employees. Filed as Exhibit 10.9 to the GTC S-1 and incorporated herein by reference.....................................................................

EXHIBIT
  NO.                                      DESCRIPTION                                    PAGE
- -------   ------------------------------------------------------------------------------  -----
10.12     GTC Form of Agreement Not to Compete, together with a schedule of parties thereto. Filed as Exhibit 10.10 to the GTC S-1 and incorporated herein by reference.....................................................................
10.13     Form of Indemnification Agreement between GTC and its directors, together with a schedule of the parties thereto. Filed as Exhibit 10.12 to the original filing of the Company's report on Form 10-K for the year ended December 31,
          1994 (Commission File No. 0-21794) and incorporated herein by reference. Such agreements are materially different only as to the signing directors and the dates of execution............................................................
10.14     License Agreement between GTC and Biogen, Inc., dated December 26, 1990. Filed as Exhibit 10.12 to the GTC S-1 and incorporated herein by reference..........
10.15     Agreement between GTC, SMI Genzyme Limited ("SMIG") and a European pharmaceutical company, dated as of September 29, 1990. Filed as Exhibit 10.13 to the GTC S-1 and incorporated herein by reference...........................
10.16     Research and Development Agreement between Genzyme and SMIG, dated as of
          September 11, 1990, filed as Exhibit 10.14 to the GTC S-1, as amended by an
          Agreement between GTC and SMIG, dated as of March 15, 1994, filed as Exhibit
          10.1 to GTC's Report on Form 10-Q for the quarter ended March 31, 1994, and, in each case, incorporated herein by reference................................
10.17     Joint Venture and Shareholders Agreement between GTC, Sumitomo Metal
          Industries, Ltd. ("SMI") and SMIG, dated as of September 7, 1990. Filed as
          Exhibit 10.15 to the GTC S-1 and incorporated herein by reference.............
10.18     Shareholders' Subscription Agreement among GTC, SMI and SMIG, dated as of
          March 15, 1994. Filed as Exhibit 10.17 to the GTC 1993 10-K and incorporated herein by reference...........................................................
10.19.1   Cooperation and Licensing Agreement between GTC and Tufts University, dated
          September 6, 1988, as amended through May 13, 1993. Filed as Exhibit 10.18 to the Company's report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference..............................................
10.19.2   Amendment No. 7, dated April 1, 1993, to Cooperation and License Agreement.
          Filed as Exhibit 10.6 to the Company's report on Form 10-Q for the period ended October 1, 1995 and incorporated herein by reference....................
10.19.3   Amendment No. 8, dated October 21, 1993, to Cooperation and License Agreement.
          Filed as Exhibit 10.7 to the Company's report on Form 10-Q for the period ended October 1, 1995 and incorporated herein by reference....................
10.19.4   Amendment No. 9, dated December 1, 1993, to Cooperation and License Agreement.
          Filed as Exhibit 10.8 to the Company's report on Form 10-Q for the period ended October 1, 1995 and incorporated herein by reference....................
10.19.5   Amendment No. 10, dated November 1, 1993, to Cooperation and License
          Agreement. Filed as Exhibit 10.9 to the Company's report on Form 10-Q for the period ended October 1, 1995 and incorporated herein by reference.............
10.19.6   Amendment No. 11, dated May 25, 1995, to Cooperation and License Agreement.
          Filed as Exhibit 10.10 to the Company's report on Form 10-Q for the period ended October 1, 1995 and incorporated herein by reference....................

EXHIBIT
  NO.                                      DESCRIPTION                                    PAGE
- -------   ------------------------------------------------------------------------------  -----
10.20     United States Patent No. 4,873,191 Sublicense Agreement between DNX, Inc. and
          Genzyme Corporation Regarding Transgenic Experimental Animals and Transgenic
          Mammary Production Systems, dated February 1, 1990; and letter of amendment, dated April 19, 1991. Filed together as Exhibit 10.17 to the GTC S-1 and incorporated herein by reference..............................................
10.21.1   Indenture of Lease, dated March 17, 1986, between TSI Mason Laboratories,
          Inc., ("Mason") and Stephen W. Wolfe and William C. Greene as Trustees of the
          Fifty-Seven Union Street Trust (the "TSI Mason Lease"). Filed as Exhibit 10.15
          to the Registration
          Statement of TSI on Form S-1, File No. 33-33708, and incorporated herein by reference.....................................................................
10.21.2   Amendment to the TSI Mason Lease, dated September 30, 1993. Filed as Exhibit
          10.4 to Amendment No. 1 to TSI's Annual Report on Form 10-K for the fiscal year ended June 27, 1993 (the "TSI 1993 10-K") and incorporated herein by reference.....................................................................
10.22     Guaranty by TSI of the obligations of Mason under the TSI Mason Lease. Filed as Exhibit 10.41 to the TSI 1993 10-K and incorporated herein by reference....
10.23     Lease Agreement, dated September 25, 1989, between TSI and Laboratory Animal
          Services, Inc. and Greg E. Beatty and Betty L. Beatty. Filed as Exhibit 10.15
          to TSI's Annual Report on Form 10-K for the fiscal year ended July 1, 1990 and incorporated herein by reference..............................................
10.24.1   Lease Agreement, dated November 14, 1990, between TSI and Hechinger
          Enterprises ("the Hechinger Lease"). Filed as Exhibit 10.21 to Amendment No. 2
          to TSI's Registration Statement on Form S-1, File No. 33-39008 and
          incorporated herein by reference..............................................
10.24.2   First Amendment to the Hechinger Lease, dated January 20, 1991. Filed as
          Exhibit 10.22 to Amendment No. 1 to the TSI Registration Statement on Form S-1
          (File No. 33-39008) and incorporated herein by reference......................
10.25     Non-Competition and Confidentiality Agreement, dated as of August 7, 1991, between TSI and Mildred S. Christian. Filed as Exhibit 10.27 to Amendment No.
          2 to the TSI January Registration Statement on Form S-1 (File No. 33-44724)
          and incorporated herein by reference..........................................
10.26     Agreement to Terminate Existing Leases and Contemporaneously to Enter Into a
          New Lease, dated as of July 1, 1992, between Hefferman and Partners and Argus
          Research Laboratories, Inc. Filed as Exhibit 10.31 to the TSI 1993 10-K and
          incorporated herein by reference..............................................
10.27     Lease Agreement, dated as of October 8, 1992, between W.M. Rickman
          Construction Company and TSI Washington Laboratories, Inc. Filed as Exhibit
          10.32 to the TSI 1993 10-K and incorporated herein by reference...............
10.28.1   Revolving Credit Agreement, dated July 3, 1995, among GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.2 to the Company's report on Form
          10-Q for the period
          ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.....................................................................
10.28.2   First Amendment to Revolving Credit Agreement, dated as of September 15, 1995 among GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.28.2 to the GTC 1995 10-K and incorporated herein by reference........................
10.28.3   Second Amendment to Revolving Credit Agreement, dated as of December 22, 1995 among GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.28.3 to the GTC 1995 10-K and incorporated herein by reference........................

EXHIBIT
  NO.                                      DESCRIPTION                                    PAGE
- -------   ------------------------------------------------------------------------------  -----
10.28.4   Third Amendment to Revolving Credit Agreement, dated as of March 29, 1996 among GTC, certain of its subsidiaries and FNBB. Filed as Exhibit 10.28.4 to the GTC 1995 10-K and incorporated herein by reference........................
10.29     Security Agreement, dated July 3, 1995, by GTC and certain of its subsidiaries in favor of Genzyme. Filed as Exhibit 10.3 to the Company's report on Form
          10-Q for the period
          ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.....................................................................
10.30.1   Reimbursement Agreement, dated July 3, 1995, among GTC, certain of its subsidiaries and Genzyme. Filed as Exhibit 10.4 to the Company's report on
          Form 10-Q for the period ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference..............................................
10.30.2   First Amendment to Reimbursement Agreement, dated December 15, 1995, among
          GTC, certain of its subsidiaries and Genzyme. Filed as Exhibit 10.30.2 to the
          GTC 1995 10-K and incorporated herein by reference............................
10.31.1   Convertible Debt and Development Funding Agreement, dated as of March 29,
          1996, between GTC and Genzyme. Filed as Exhibit 10.31 to the GTC 1995 10-K and
          incorporated herein by reference..............................................
10.31.2   First Amendment to Convertible Debt and Development Funding Agreement, dated as of May 3, 1996, between GTC and Genzyme. Filed on June 12, 1996 as Exhibit
          10.31.2 to this Registration Statement........................................
10.32     Subordination Agreement, dated as of March 29, 1996, among GTC, Genzyme and
          FNBB. Filed as Exhibit 10.32 to the GTC 1995 10-K and incorporated herein by reference.....................................................................
10.33.1   Term Loan Agreement, dated as of December 15, 1995, among GTC, FNBB and
          Genzyme. Filed as Exhibit 10.33.1 to the GTC 1995 10-K and incorporated herein by reference..................................................................
10.33.2   First Amendment to Term Loan Agreement, dated as of March 29, 1996, among GTC,
          FNBB and Genzyme. Filed as Exhibit 10.33.2 to the GTC 1995 10-K and
          incorporated herein by reference..............................................
10.34     Amendment to Standby Letter of Credit, dated as of June 29, 1994, issued by
          FNBB in favor of Stephen W. Wolfe and William C. Greene, as Trustees of the
          Fifty-Seven Union
          Street Trust. Filed as Exhibit 10.43 to the GTC S-4 and incorporated herein by reference.....................................................................
10.35     Master Equipment Lease Agreement, dated as of September 27, 1994, between TSI and FSI. Filed as Exhibit 10.33 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No.
          0-21794) and incorporated herein by reference.................................
10.36     Reserve Pledge and Security Agreement, dated as of September 27, 1994, between
          TSI and FSI. Filed as Exhibit 10.34 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No.
          0-21794) and incorporated herein by reference.................................
10.37     Security Agreement, dated as of September 27, 1994, between TSI and FSI. Filed as Exhibit 10.35 to the original filing of the Company's report on Form 10-K for the year ended December 31, 1994 (Commission File No. 0-21794) and incorporated herein by reference..............................................


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


EXHIBIT
  NO.                                      DESCRIPTION                                    PAGE
- -------   ------------------------------------------------------------------------------  -----
10.38     Intercreditor Agreement, dated as of July 3, 1995, among GTC, TSI, certain other subsidiaries of GTC, FNBB and FSI. Filed as Exhibit 10.7 to the
          Company's report on Form 10-Q for the period ended July 2, 1995 (Commission
          File No. 0-21794) and incorporated herein by reference........................
10.39     Guaranty of Lease, dated as of June 30, 1995, by GTC in favor of FSI. Filed as
          Exhibit 10.8 to the Company's report on Form 10-Q for the period ended July 2,
          1995 (Commission File No. 0-21794) and incorporated herein by reference.......
10.40     Conversion and Registration Rights Agreement, dated as of June 29, 1994, between GTC and TSI. Filed as Exhibit 10.47 to the GTC S-4 and incorporated herein by reference...........................................................
10.41     Common Stock Purchase Agreement, dated as of June 8, 1995, between GTC and
          Genzyme. Filed as Exhibit 10.1 to the Company's report on Form 10-Q for the period
          ended July 2, 1995 (Commission File No. 0-21794) and incorporated herein by reference.....................................................................
10.42*    Employment Agreement, dated March 28, 1996, between GTC and James A. Geraghty.
          Filed as Exhibit 10.42 to the GTC 1995 10-K and incorporated herein by reference.....................................................................
10.43*    Employment Agreement, dated March 28, 1996, between GTC and John B. Green.
          Filed as Exhibit 10.43 to the GTC 1995 10-K and incorporated herein by reference.....................................................................
10.44*    Employment Agreement, dated March 28, 1996, between GTC and Peter Glick. Filed as Exhibit 10.44 to the GTC 1995 10-K and incorporated herein by reference....
10.45*    Employment Agreement, dated March 27, 1996, between the Company and Harry
          Meade. Filed as Exhibit 10.1 to GTC's report on Form 10-Q for the period ended
          March 31, 1996 and incorporated herein by reference...........................
10.46*    Form of Employment and Consulting Agreement among GTC, TSI and Robert W.
          Baldridge. Filed as Exhibit 10.56 to the GTC S-4 and incorporated herein by reference.....................................................................
10.47+    Agreement, dated March 2, 1995, between GTC and Bristol-Myers Squibb Company.
          Filed on June 12, 1996 as Exhibit 10.47 to this Registration Statement........
10.48     Agreement, dated as of April 22, 1991 between Genzyme and Pharmaceutical
          Proteins Limited. Filed on June 12, 1996 as Exhibit 10.48 to this Registration
          Statement.....................................................................
10.49+    Agreement, dated September 21, 1994, between GTC and Gene Pharming Europe B.V.
          Filed on June 12, 1996 as Exhibit 10.49 to this Registration Statement........
21        Subsidiaries of the Registrant. Filed herewith................................
23.1      Consent of Coopers & Lybrand L.L.P. Filed herewith............................
23.2      Consent of Palmer & Dodge LLP. Included in Exhibit 5 hereto...................
23.3      Consent of Ernst & Young LLP. Filed herewith..................................
24        Power of attorney. Included on the signature page of this Registration
          Statement as filed on June 12, 1996...........................................


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* Indicates a management contract or compensatory plan.


+ Confidential treatment has been requested for the deleted portions of Exhibits
  10.47 and 10.49.


                                      II-15